Exhibit 99.1

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 1, 1999

$100,000,000

Pilgrim’s Pride Corporation

9 5/8% Senior Notes due 2011

We are offering $100,000,000 aggregate principal amount of our 9 5/8% Senior Notes due 2011. The notes are being offered as additional notes under the indenture and supplemental indenture pursuant to which, on August 9, 2001, we issued $200,000,000 aggregate principal amount of 9 5/8% Senior Notes due 2011. The notes being offered by this prospectus supplement, the notes previously issued under the indenture and supplemental indenture and any other notes that may be issued under the indenture and supplemental indenture will be treated as a single class of securities for all purposes under the indenture and supplemental indenture.

The notes will mature on September 15, 2011. We will pay interest on the notes semi-annually in cash in arrears on March 15 and September 15, commencing on September 15, 2003.

We may redeem the notes on or after September 15, 2006. In addition, prior to September 15, 2004, we may redeem up to 35% of the notes with the net proceeds of certain sales of common equity.

If we sell assets or experience a change of control, we may be required to make offers to repurchase the notes at the prices and on the terms described in this prospectus supplement. These notes are our general unsecured senior obligations, ranking equally with all our other unsubordinated indebtedness, and are effectively subordinated to our secured obligations, including our revolving and term loan facilities, to the extent of that security, and the indebtedness of our subsidiaries.

The notes will be held by the book-entry depositary, and book-entry interests representing interests in the notes and transfers of these interests in the notes will be shown on the records maintained by The Depository Trust Company.

Investing in the notes involves risks. See “ Risk Factors” on page S-14.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Pilgrim’s Pride
Per Note	103.50%	1.75%	101.75%
Total	$103,500,000	$1,750,000	$101,750,000

(1) plus accrued interest from March 15, 2003

Delivery of the notes, in book entry form, will be made on or about August 18, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

The date of this prospectus supplement is August 13, 2003.

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “imply,” “intend,” “foresee” and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include those identified in the “Risk Factors” and “Business” sections of this prospectus supplement and the following:

•	Matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey;

•	Disease outbreaks affecting the production performance and/or marketability of our poultry products;

•	Contamination of our products, which can lead to product liability claims and product recalls;

•	Exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate;

•	Management of our cash resources, particularly in light of our substantial leverage;

•	Restrictions imposed by, and as a result of, our substantial leverage;

•	Currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations;

•	Changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures;

•	Inability to consummate, or effectively integrate, any acquisition, including our pending acquisition of ConAgra Foods, Inc.’s chicken division, or realize the associated anticipated cost savings and operating synergies; and

•	The impact of uncertainties of litigation as well as other risks described in our filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in these forward-looking statements as a result of these factors, among others, many of which are beyond our control.

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SUMMARY

The following is a summary of the more detailed information appearing elsewhere in this prospectus supplement. This summary is not complete and does not contain all the information you should consider. You should read the entire prospectus supplement and the accompanying prospectus carefully including the “Risk Factors” sections and the financial statements and the related notes. Unless the context otherwise requires, “we,” “us,” “our” and similar terms, as well as references to “the Company” and “Pilgrim’s Pride,” include all of our consolidated subsidiaries. We obtained the industry data used throughout this prospectus supplement from industry publications that we believe to be reliable, but we have not independently verified this information. We have provided certain financial data in this prospectus supplement that gives information for the last twelve months ended June 28, 2003 (the “LTM Period”). We define the poultry industry as consisting of the chicken and turkey industries. On June 7, 2003 we entered into a stock purchase agreement to purchase the chicken division of ConAgra Foods, Inc. (“ConAgra Foods”) and on August 11, 2003 entered into an amendment to the stock purchase agreement. In this prospectus supplement we refer to this acquisition as the ConAgra chicken division acquisition and we refer to ConAgra Foods’ chicken operations that we are acquiring as the ConAgra chicken division. Unless the context otherwise requires, the pro forma information contained in this prospectus supplement assumes that we have completed the ConAgra chicken division acquisition in accordance with the assumptions described in the section entitled “Unaudited Pro Forma Financial Data” and the issuance of the notes offered under this prospectus supplement and we have applied the net proceeds from the sale of the notes as set forth under the section “Use of Proceeds.”

The Company

We are the second largest producer of poultry in both the United States and Mexico and have one of the best known brand names in the poultry industry. In the United States, we produce both prepared and fresh chicken and turkey, while in Mexico, we exclusively produce fresh chicken. Through vertical integration, we control the breeding, hatching and growing of chickens and turkeys and the processing, preparation, packaging and sale of our product lines, which we believe has made us one of the highest quality, lowest-cost producers of poultry in North America. We have consistently applied a long-term business strategy of focusing our growth efforts on the higher-value, higher-margin prepared foods products and have become a recognized industry leader in this market segment, which represented 53.4% of the net sales of our U.S. chicken products in the LTM Period. Accordingly, our sales efforts have traditionally been targeted to the foodservice industry, principally chain restaurants and food processors. We have continually made investments to ensure that our prepared foods capabilities remain state-of-the-art and have complemented these investments with a substantial and successful research and development effort. We produced 3.0 billion pounds of dressed chicken and 422.8 million pounds of dressed turkey generating net sales of $2.5 billion in the LTM Period. For the LTM Period, our U.S. operations accounted for 85.6% of our net sales, with the remaining 14.4% contributed from our Mexico operations.

We have entered into a stock purchase agreement with ConAgra Foods to acquire the ConAgra chicken division. The purchase price of the ConAgra chicken division acquisition will be calculated based on the adjusted net book value of the assets and liabilities of the ConAgra chicken division on the closing date of the acquisition. Based on the ConAgra chicken division’s adjusted net book value as of May 25, 2003 and our stock prices through August 8, 2003, the amount we would record in our financial statements as the purchase price would be approximately $600 million plus transaction costs. Our pending acquisition of the ConAgra chicken division is expected to close during the third calendar quarter of 2003. The ConAgra chicken division is the fourth-largest chicken producer in the United States. The ConAgra chicken division is a fully-integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products, and in the processing, marketing and distribution of processed and prepared food items. The complementary fit of markets, distributor relationships and geographic locations are a few of the many benefits we anticipate realizing from this acquisition. We believe that with the ConAgra chicken division’s specialty prepared chicken products, well-known brands, well-established distributor relationships and Southeastern United States processing facilities, we will be able to provide customers at every point in the distribution chain with the broadest range of quality value-added chicken products and services available in the market today. For its fiscal year ended May 25, 2003, the ConAgra chicken division produced 2.4 billion pounds of dressed chicken and generated net sales of $2.3 billion. See “Pending ConAgra Chicken Division Acquisition.”

Our Business

The U.S. chicken industry has grown each year for the last twenty years, from 12.0 billion pounds produced in 1982 to 31.9 billion pounds in 2002, a compounded annual growth rate of 5.0%. This growth resulted from increasing domestic and international per capita consumption of chicken and population growth. From 1982 to 2002, annual per capita consumption of chicken in the United States increased 65.3%, while annual per capita consumption of beef declined 12.2%, and pork increased only 4.9%. Per capita consumption of chicken in the United States surpassed that of pork in 1984 and beef in 1992. We believe these favorable trends will continue over the long-term due to consumers’ continued awareness of the health benefits, convenience, cost advantages and versatility of chicken. The United States Department of Agriculture (USDA) estimates that per capita consumption of chicken in the United States will grow from 82.0 pounds in 2002 to 82.9 pounds in 2007.

We expect several on-going industry trends to continue in 2004. These include increasing consumer demand for high-quality poultry products in the United States and globally and the consolidation of the United States poultry industry. We believe the consolidation in the industry is driven by the desire for enhanced cost efficiencies, the consolidation of the supermarket and food service industries and strict environmental regulations governing the poultry industry. We believe these trends will result in favorable demand for our products, more stable poultry prices and generally improved industry conditions.

We believe that the industry has two major customer categories, foodservice and retail. Foodservice customers principally include chain restaurants, food processors, foodservice distributors and certain other institutions. Retail customers principally include grocery store chains, wholesale clubs and other retail distributors. While the overall chicken market has grown consistently, we believe the majority of this growth in recent years has been in the foodservice market. According to the National Chicken Council, during the 1998 through 2002 period, sales of chicken products to the foodservice market grew at a compounded annual growth rate of approximately 8.9%, versus 3.4% growth for the chicken industry overall. Foodservice growth is anticipated to continue as “food-away-from-home” expenditures continue to outpace overall industry growth rates. According to the National Restaurant Association, food-away-from-home expenditures grew at a compounded annual growth rate of approximately 4.6% from 1998 through 2002 and are projected to grow at a 4.4% compounded annual growth rate from 2002 through 2010. As a result, the food-away-from-home category is projected by the National Restaurant Association to account for 53.0% of total food expenditures by 2010, as compared with 46.6% in 2002. Our sales to the foodservice market from fiscal 1998 through fiscal 2002 grew at a compounded annual growth rate of 14.8% and represented 68.6% of the net sales of our U.S. chicken products in the LTM Period.

We are the second largest supplier of prepared chicken products in the United States. Our prepared chicken products include portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. Our prepared chicken products are sold primarily to foodservice customers. We are a major supplier of chicken to Arby’s®, Burger King®, Chick-fil-A®, Stouffers®, Wal-Mart® and Wendy’s®. Due to increased demand from our foodservice customers, our prepared chicken products sales from fiscal 1998 through fiscal 2002 grew at a compounded annual growth rate of 16.1% and represented 53.4% of the net sales of our U.S. chicken products in the LTM Period. We believe our above-market growth of prepared chicken products is attributable to our competitive strengths, which include full-line product capabilities, high-volume production capacities, research and development expertise and extensive distribution and marketing experience.

We also sell fresh chicken products to the foodservice and retail markets. Our fresh chicken products represented 42.0% of the net sales of our U.S. chicken products in the LTM Period. Our fresh chicken products consist of refrigerated (non-frozen) whole or cut-up chicken, either pre-marinated or non-marinated, and pre-packaged chicken, which includes various combinations of freshly refrigerated, whole chickens and chicken parts in trays, bags or other consumer packs labeled and priced ready for the retail grocer’s fresh meat counter. Our retail sales are enhanced by the strong consumer awareness of the Pilgrim’s Pride® brand, which is one of the leading chicken brand names in the chicken industry. We believe our brand awareness enhances the distribution of our fresh chicken and enables us to achieve price premiums in certain of our geographic markets.

We are the second largest producer of chicken in Mexico. Total production of chicken in Mexico increased from approximately 1.7 billion pounds in 1982 to approximately 4.8 billion pounds in 2002, a compounded annual growth rate of 5.3%. According to an industry source, between 1982 and 2002, annual per capita consumption of chicken in Mexico increased 101% to 47.8 pounds per person, as compared to 82.0 pounds per person in the United States. We believe per capita chicken consumption increased in Mexico due to increased disposable income and the price advantage of chicken relative to other meats and will continue to grow in the future as a result of these factors. Since entering the Mexican chicken market in fiscal 1988, we have made significant capital investments to modernize our production technology and improve our distribution network. In addition, we completed several strategic acquisitions, transferred experienced management personnel from the United States and developed a strong local management team. We believe that our strategy enables us to achieve greater brand awareness, increased market share and higher profit margins relative to most other chicken producers in Mexico. As a result, we are well-positioned to capitalize on the projected growth in demand for chicken in Mexico. According to industry data, per capita chicken consumption in Mexico is anticipated to grow from 47.8 pounds in 2002 to 55.0 pounds in 2007 as a result of the country’s improving economy and favorable demographic trends.

We are the fifth largest producer of turkey in the United States. The U.S. turkey industry has grown from 3.2 billion pounds produced in 1982 to 7.4 billion pounds produced in 2002, a compounded annual growth rate of 4.3%. This growth resulted from increased domestic and international per capita consumption of turkey and population growth. We believe the turkey industry will continue to grow over the long-term due to consumers’ awareness of the health benefits and cost advantages of turkey, and the opportunity to develop and market more convenient and versatile turkey products in this sector of the poultry industry. The USDA estimates that per capita consumption of turkey in the United States will grow from 17.7 pounds in 2002 to 18.1 pounds in 2007.

Our turkey products include fresh and frozen whole birds and parts, including retail tray pack items, turkey burgers and a full line of further processed products, including deli meats and salads. We will continue to increase our focus on the production of higher margin, value-added turkey products, including a line of flavored turkey burgers, deli roasts and hams.

Pending ConAgra Chicken Division Acquisition

We entered into a stock purchase agreement with ConAgra Foods to acquire the ConAgra chicken division through the purchase from ConAgra Foods of all of the issued and outstanding capital stock of four of its wholly-owned subsidiaries. The purchase price will be calculated based on the adjusted net book value of the assets and liabilities of the ConAgra chicken division on the closing date of the acquisition. Based on the ConAgra chicken division’s adjusted net book value as of May 25, 2003 and our stock prices through August 8, 2003, the amount we would record in our financial statements as the purchase price would be approximately $600 million plus transaction costs.

After giving effect to the acquisition, we will become the second largest company in the U.S. chicken industry. The ConAgra chicken division can generally be viewed as consisting of all of ConAgra Foods’ integrated chicken business (including grow-out, slaughter, processing, further processing, rendering, sales and distribution, both in retail and foodservice, and related assets and employees). The ConAgra chicken division does not include (and we are not acquiring) certain branded packaged foods operations, including the Butterball, Banquet, Marie Callender’s and Country Skillet further chicken processing and marketing operations and related trade names. We believe that with the ConAgra chicken division’s specialty prepared chicken products, well-known brands, well-established distributor relationships and Southeastern United States processing facilities, we will be able to provide customers at every point in the distribution chain with the broadest range of quality value-added chicken products and services available in the market today. We believe that ConAgra Foods’ facilities will allow us to expand our reach across the Southeastern United States, which will complement our existing Central and Mid-Atlantic regional operations in the United States. In addition, our purchase of the ConAgra chicken division will enable us to provide fresh chicken products to supermarkets and other retail customers throughout the Southeastern and Midwestern portions of the United States. The ConAgra chicken division is the largest distributor of chicken products in Puerto Rico and will provide us with a solid foothold in this profitable market. We also believe that the acquisition will present us opportunities to achieve significant cost savings through the optimization of production and distribution facilities and the implementation of a “best practices” approach across all operations, including purchasing, production, logistics and shared services.

The consideration payable to ConAgra Foods under the stock purchase agreement will consist of $100 million in cash and a combination of shares of our Class A common stock and our 10 1/2% subordinated notes due March 4, 2011, provided that at our option we may pay the subordinated note portion of the purchase price with cash, subject to certain limitations. If we issue subordinated notes in payment of a portion of the purchase price, the initial principal amount of the subordinated notes must be at least $100 million or such lesser amount as may be acceptable to ConAgra Foods. The actual number and dollar amount of our shares of Class A common stock and the principal amount of subordinated notes to be issued to ConAgra Foods will be determined by reference to the final adjusted net book value (as defined in the stock purchase agreement) of the ConAgra chicken division on the closing date and the volume weighted average trading price of our Class A common stock for the period from June 10, 2003 through the fifth trading day prior to the closing date. If the final adjusted net book value were $536 million (which was the approximate adjusted net book value of the ConAgra chicken division at May 25, 2003) and the volume weighted average stock price of our Class A common stock were $7.61 per share (which was the volume weighted average trading price of our Class A common stock from June 10, 2003 through August 8, 2003), the stock portion of the purchase price would consist of 31.7 million shares of our Class A common stock. Of the remainder of the purchase price, $100 million would be payable in cash and the balance of $194.6 million would be payable in cash, subordinated notes or a combination of cash and subordinated notes, subject to certain limitations. The acquisition would be recorded in our financial statements at $600 million plus transaction costs based on the stock component of the purchase price being valued at $9.55 per share (which was the price of our Class A common stock on August 8, 2003). Accordingly, changes in the final adjusted net book value of the ConAgra chicken division, changes in the volume weighted average trading price of our Class A common stock and changes in the price of our Class A common stock prior to closing will change the amount of our Class A common stock and subordinated notes payable to ConAgra Foods and the purchase price of the ConAgra chicken division for purposes of our financial statements.

We have received commitments from certain of our existing lenders for the financing of the $100 million cash portion of the purchase price, and our lenders have issued consents as necessary to allow the consummation and financing of the ConAgra chicken division acquisition. Further, we intend to exercise our option to pay cash instead of issuing subordinated notes to ConAgra Foods to the extent of the proceeds of this offering and subject to the limitations described above.

On July 11, 2003, the thirty-day waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for antitrust regulatory clearance from the federal government, necessary for completion of the acquisition, expired without any further request of the government. The acquisition is subject to customary closing conditions, including stockholder approval of the issuance of our shares of Class A common stock to ConAgra Foods. The transaction is expected to close in the third calendar quarter of 2003.

Business Strategy

Our objectives are (1) to increase sales, profit margins and earnings and (2) to outpace the growth of, and maintain our leadership position in, the poultry industry. To achieve these goals, we plan to continue to pursue the following strategies and, if acquired, apply these strategies to the ConAgra chicken division:

•	Capitalize on significant scale with leading industry position and brand recognition. Following the completion of the ConAgra chicken division acquisition, we will be the second largest producer of chicken products in the United States. We estimate that our market share based on total annual chicken production in the United States following the acquisition will be 16.3%, which is nearly twice the estimated market share of the third largest competitor in the chicken industry. The complementary fit of markets, distributor relationships and geographic locations are a few of the many benefits we anticipate realizing from this acquisition. We believe that ConAgra Foods’ established relationship with broad-line national distributors will enable us to expand our customer base and provide nationwide distribution capabilities for all of our product lines. As a result, we believe we will be one of only two U.S. chicken producers that can supply the growing demand for a broad range of price competitive standard and specialized products with well-known brand names on a nationwide basis from a single-source supplier.

•	Realize significant synergies from the combined operations of Pilgrim’s Pride and the ConAgra chicken division. We expect that the ConAgra chicken division acquisition will result in significant cost saving opportunities and enhanced growth. We intend to integrate the ConAgra chicken division into Pilgrim’s Pride as rapidly as possible while minimizing disruption to our respective operations. We expect to realize significant annualized cost savings after the ConAgra chicken division acquisition by:

•	taking advantage of our geographic presence by optimizing our supply chain management and logistics;

•	optimizing the uses of all production and distribution facilities; and

•	determining and implementing a “best practices” approach across all operations, including purchasing, production and shared services.

•	Capitalize on attractive U.S. prepared foods market. We focus our U.S. growth initiatives on sales of prepared foods to the foodservice market because it continues to be one of the fastest growing and most profitable segments in the poultry industry. Products sold to this market segment require further processing, which enables us to charge a premium for our products, reduces the impact of feed ingredient costs on our profitability and improves and stabilizes our profit margins. Feed ingredient costs typically decrease from approximately 32-49% of total production cost for fresh chicken products to approximately 16-25% for prepared chicken products. Our sales of prepared chicken products grew from $466.8 million in fiscal 1998 to $848.7 million in fiscal 2002, a compounded annual growth rate of 16.1%. These prepared food sales represented 53.4% of our total U.S. chicken revenues in the LTM Period. The addition of ConAgra Foods’ well-known brands, including Pierce® and Easy-Entrée®, will significantly expand Pilgrim’s Pride’s already sizeable prepared foods chicken division. ConAgra Foods’ highly customized cooked chicken products, including breaded cutlets, sizzle strips and Wing-Dings®, for restaurants and specialty foodservice customers, complement our existing lines of pre-cooked breast fillets, tenderloins, burgers, nuggets, salads and other prepared products for institutional foodservice, fast-food and retail customers.

•

Emphasize customer-driven research and technology.    We have a long-standing reputation for customer-driven research and development in designing new products and implementing advanced processing technology. This enables us to better meet our customers’ changing needs for product innovation, consistent quality and cost efficiency. In particular, customer-driven research and development is integral to our growth strategy for the prepared foods market in which customers continue to place greater importance on value-added services. Our research and development personnel often work directly with customers in developing products for them, which we believe helps promote long-term relationships. We estimate that approximately $353 million, or 32%, of our chicken sales to foodservice customers in fiscal 2002 consisted of new products that were not sold by us in fiscal 1998.

•	Enhance U.S. fresh chicken profitability through value-added, branded products. Our U.S. fresh chicken sales accounted for $699.8 million, or 42.0%, of our U.S. chicken sales for the LTM Period. In addition to maintaining the sales of traditional fresh chicken products, our strategy is to shift the mix of our U.S. fresh chicken products by continuing to increase sales of higher margin, faster growing products, such as fixed weight packaged products and marinated chicken and chicken parts, and to continually shift portions of this product mix into the higher value and margin prepared chicken products. Much of our fresh chicken products are sold under the Pilgrim’s Pride® brand name, which is one of the best known brands in the chicken industry. With the addition of ConAgra Foods’ processing plant in Gainesville, Georgia, we will add to our capabilities to cut and process case-ready, fixed-weight chicken for major national retail customers who are requesting standardized packaging in order to improve their offerings and inventory controls.

•	Capitalize on export opportunities. We intend to continue to focus on international opportunities to complement our U.S. poultry operations and capitalize on attractive export markets. According to the USDA, the export of U.S. poultry products grew 10.2% for chicken and decreased 1.2% for turkey from 1998 through 2002. We believe that U.S. poultry exports will grow as worldwide demand increases for high-grade, low-cost protein sources. According to USDA data, the export market is expected to grow at a compounded annual growth rate of 1.7% and 1.8% for chicken and turkey, respectively, from 2003 to 2008. Historically, we have targeted international markets to generate additional demand for our chicken and turkey dark meat, which is a natural by-product of our U.S. operations given our concentration on prepared foods products and the U.S. customers’ general preference for white meat. As part of this initiative, we have created a significant international distribution network into several markets, including Mexico, which we now utilize not only for dark meat distribution, but also for various higher margin prepared foods and other poultry products. We employ both a direct international sales force and export brokers. Our key international markets include Eastern Europe including Russia, the Far East and Mexico. We believe that we have substantial opportunities to expand our sales to these markets by capitalizing on direct international distribution channels supplemented by our existing export broker relationships. Our export and other category accounted for approximately 4.6% of our net sales for the LTM Period.

•	Leverage our turkey operations. We plan to take advantage of our leading market position and reputation as a high quality, high service provider of chicken products to purchasers of turkey products by focusing on the following four objectives:

•	cross-selling prepared turkey products to existing chicken customers;

•	developing new and innovative prepared turkey products by capitalizing on our research and development expertise;

•	improving operating efficiencies in our turkey operations by applying proven management methodologies and techniques employed historically in our chicken operations; and

•	capitalizing on the unique opportunity to establish, develop and market turkey products under the Pilgrim’s Pride® brand name.

Pilgrim’s Pride Corporation, which was incorporated in Texas in 1968 and reincorporated in Delaware in 1986, is the successor to a partnership founded in 1946 as a retail feed store. Our principal office is located at 110 South Texas Street, Pittsburg, Texas 75686 and our telephone number is (903) 855-1000.

Risk Factors

See “Risk Factors” beginning on page S-14 for a discussion of factors you should consider carefully before deciding to invest in the notes.

The Offering

Issuer	Pilgrim’s Pride Corporation.

Securities Offered

$100,000,000 principal amount of 9 5/8% Senior Notes due September 15, 2011. The notes are being offered as additional notes under the indenture and supplemental indenture pursuant to which, on August 9, 2001, we issued $200,000,000 aggregate principal amount of 9 5/8% Senior Notes due 2011. The notes offered under this prospectus supplement, the notes previously issued under the indenture and supplemental indenture and any other notes issued under the indenture and supplemental indenture will be treated as a single class of securities for all purposes under the indenture and supplemental indenture.

Subsidiary Guarantees

The notes will be guaranteed on a senior unsecured basis by any of our domestic subsidiaries that incur indebtedness. None of our foreign subsidiaries will guarantee the notes, and none of our existing domestic subsidiaries will initially guarantee the notes because they do not currently have any indebtedness.

Maturity Date	September 15, 2011.

Interest Rate	Interest on the notes will accrue at the rate of 9 5/8% per annum, payable semi-annually in cash in arrears.

Interest Payment Dates	March 15 and September 15 of each year, commencing on September 15, 2003.

Use of Proceeds

We will use the net proceeds from this offering to pay a portion of the purchase price of the ConAgra chicken division by paying cash instead of issuing subordinated notes to ConAgra Foods to the extent of the proceeds of this offering. After the application of the proceeds from this offering, the initial principal amount of the subordinated notes must be at least $100 million or such lesser amount as may be acceptable to ConAgra Foods. To the extent there are any remaining proceeds of this offering following their application to the purchase price or if we do not complete the ConAgra chicken division acquisition, the net proceeds will be used to repay indebtedness outstanding under our revolving/term borrowing facility.

Ranking

The notes will be senior unsecured obligations. They will rank equally with all of our existing and future obligations that do not expressly provide that they are subordinated to the notes. Because they are unsecured, they will effectively rank behind all of our secured obligations to the extent of the value of the assets securing those obligations.

The notes will rank ahead of all of our future obligations that expressly provide that they are subordinated to the notes, including the subordinated notes to be issued to ConAgra Foods as payment for a portion of the purchase price of the ConAgra chicken division, if completed.

Assuming that we had completed this offering and the ConAgra chicken division acquisition in accordance with the assumptions described in the section entitled “Unaudited Pro Forma Financial Data” and applied the net proceeds as intended, as of June 28, 2003, the notes would have been effectively subordinated to approximately $555.7 million of our secured obligations and liabilities of our subsidiaries and we would not have had any obligations that were subordinated to the notes on that date, other than the subordinated notes issued to ConAgra Foods, if any, pursuant to the ConAgra chicken division acquisition. Assuming that we had completed this offering as of June 28, 2003, but do not complete the ConAgra chicken acquisition, the notes would have been effectively subordinated to approximately $204.2 million of our secured obligations and liabilities of our subsidiaries and we would not have had any obligations that were subordinated to the notes on that date.

Optional Redemption

We will have the right to redeem the notes in whole or in part on or after September 15, 2006 at the redemption prices described in “Description of Notes—Optional Redemption.” In addition, prior to September 15, 2004, we have the option to redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more sales of common equity at the price described in “Description of Notes—Optional Redemption.”

Mandatory Offer to Repurchase

If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes at the prices described in “Description of Notes—Repurchase at the Option of Holders.”

Main Covenants of the Indenture

We will issue the notes under an indenture and a supplemental indenture with JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, each dated August 9, 2001. The indenture and supplemental indenture contain various covenants that will limit our ability and the ability of our subsidiaries to, among other things:

•	borrow money;

•	pay dividends;

•	make investments;

•	use our assets as security in other transactions;

•	sell our assets;

•	enter into transactions with affiliates;

•	merge or consolidate with other companies;

•	issue or sell equity interests in subsidiaries;

•	restrict the ability of our subsidiaries to make payments to us; or

•	enter into sale and leaseback transactions.

For more details, see “Description of Notes—Certain Covenants.”

Form of Notes

We will initially issue the notes as one or more registered global securities without coupons. These global notes will be deposited with JPMorgan Chase Bank, as custodian for The Depository Trust Company. Beneficial interests representing interests in the notes and transfers of these interests in the notes will be shown on the records maintained by The Depository Trust Company and its participants. Except in the limited circumstances described in “Description of Notes—Book-Entry; Delivery; Form,” participants or indirect participants in the global notes cannot obtain notes in definitive form and cannot have notes issued and registered in their names.

Summary Unaudited Pro Forma Financial and Other Data

The following table sets forth certain of our income statement and other data on a pro forma basis giving effect to the completion of this offering and the application of the net proceeds as described under “Use of Proceeds” and the acquisition of the ConAgra chicken division as if they had occurred as of the beginning of the fiscal year ended September 28, 2002. The unaudited pro forma balance sheet data give effect to completion of this offering and the application of the net proceeds as described under “Use of Proceeds” and the acquisition as if they had occurred on June 28, 2003. The unaudited pro forma financial data is provided for information purposes only and is not necessarily indicative of our future results or the operating results or financial condition that would have actually been obtained had such transactions been consummated as of the assumed dates. You should read this unaudited pro forma financial data in conjunction with our consolidated financial statements and the combined financial statements of the ConAgra Foods Chicken Business and the related notes and “Unaudited Pro Forma Financial Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition—ConAgra Chicken Division,” and “Selected Historical Combined Financial and Other Data—ConAgra Chicken Division” incorporated by reference or included in this prospectus supplement.

	Pro Forma Consolidated
	Fiscal Year Ended September 28, 2002	Nine Months Ended		LTM Period Ended June 28, 2003
		June 29, 2002	June 28, 2003
	(In thousands)
Income Statement Data:
Net sales	$4,948,783	$3,701,309	$3,648,372	$4,895,846
Cost of sales	4,600,648	3,432,158	3,484,804	4,653,294
Non-recurring recoveries(a)	(756)	(691)	(36,002)	(36,067)
Selling, general and administrative expenses	230,411	171,302	170,754	229,863

Operating income(b)	118,480	98,540	28,816	48,756
Interest expense, net(c)	59,298	45,337	49,310	63,271
Other income(a)	(4,009)	(1,918)	(37,253)	(39,344)

Income before taxes	63,191	55,121	16,759	24,829
Income tax expense	10,722	9,662	4,352	5,412

Net income	$52,469	$45,459	$12,407	$19,417

Other Data:
EBITDA(d)	$234,477	$184,092	$151,084	$201,469
Depreciation and amortization(e)	113,405	84,683	86,076	114,798
Capital expenditures	128,434	98,584	66,552	96,402
Ratio of EBITDA to interest expense, net(d)				3.2	x
Ratio of total debt to EBITDA(d)				4.0	x

Pro Forma at June 28, 2003
(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,667
Working capital	452,889
Total assets	2,035,424
Total debt, including current maturities	802,581
Total stockholders’ equity	724,696

(See notes on following page)

(a)	The following table presents the amounts recorded and received related to recoveries of federal compensation for avian influenza and the vitamin and the methionine litigation settlements separated by non-recurring recoveries and miscellaneous, net (which is included in other income). Amounts recovered related to the operations of WLR Foods, Inc. prior to its acquisition by the Company are included in miscellaneous, net.

	Fiscal Year Ended		Nine Months Ended				LTM Period Ended June 28, 2003
	Sept. 28, 2002		June 29, 2002		June 28, 2003
	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net
	(In millions)
Avian influenza	—	—	—	—	$16.1	—	$16.1	—
Vitamin and methionine	$0.8	$4.3	$0.7	$3.5	$19.9	$35.4	$20.0	$36.2

Total	$0.8	$4.3	$0.7	$3.5	$36.0	$35.4	$36.1	$36.2

(b)	Before considering the recoveries described in note (a) above, we estimate that the March 2002 outbreak of avian influenza negatively impacted our operating income by approximately $25.6 million in fiscal 2002 and by approximately $20.4 million and $7.3 million in the nine month periods ended June 29, 2002 and June 28, 2003, respectively. Additionally, we estimate that due to the October 2002 recall of cooked deli meat products produced at one of our facilities, our operating income was negatively affected by approximately $35 to $40 million in the nine month period ended June 28, 2003.

(c)	Interest expense, net, consists of interest expense less interest income.

(d)	“EBITDA” is defined as the sum of net income plus interest, taxes, depreciation and amortization (excluding amortization of capitalized financing costs). Our method of computation may or may not be comparable to other similarly titled measures used in our filings with the SEC or by other companies. EBITDA, as well as the ratios of EBITDA to interest expense and total debt to EBITDA, are presented because we believe they provide meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and to fund its growth, and we believe EBITDA and these ratios are frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. The following table provides pro forma combined EBITDA and a reconciliation of pro forma combined EBITDA to pro forma combined net income for each of the periods presented:

	Fiscal Year Ended September 28, 2002	Nine Months Ended		LTM Period Ended June 28, 2003
		June 29, 2002	June 28, 2003
	(In thousands)
Net income	$52,469	$45,459	$12,407	$19,417
Add:
Interest expense, net	59,298	45,337	49,310	63,271
Income tax expense	10,722	9,662	4,352	5,412
Depreciation and amortization(e)	113,405	84,683	86,077	114,799
Minus:
Amortization of capitalized financing charges	1,417	1,049	1,062	1,430

EBITDA	$234,477	$184,092	$151,084	$201,469

(e)	Includes amortization of capitalized financing costs of approximately $1.4 million, $1.0 million, $1.1 million and $1.4 million in the fiscal year ended September 28, 2002, the nine months ended June 29, 2002 and June 28, 2003 and the LTM period, respectively.

Summary Historical Financial and Other Data

The following consolidated financial data is derived from our consolidated financial statements. Historical results should not be taken as necessarily indicative of the results that may be expected for any future period. You should read this consolidated financial data in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” contained or incorporated by reference in this prospectus supplement.

	Fiscal Year Ended					Nine Months Ended
	Sept. 26, 1998	Oct. 2, 1999(a)	Sept. 30, 2000	Sept. 29, 2001(b)	Sept. 28, 2002	June 29, 2002	June 28, 2003
	(In thousands)
Income Statement Data:
Net sales	$1,331,545	$1,357,403	$1,499,439	$2,214,712	$2,533,718	$1,893,889	$1,909,874
Cost of sales	1,195,442	1,171,695	1,333,611	2,004,106	2,369,309	1,761,095	1,805,257
Non-recurring recoveries(c)	—	—	—	(3,344)	(756)	(691)	(36,002)
Selling, general and administrative expenses	58,847	76,204	85,340	119,408	135,261	100,491	102,728

Operating income(d)	77,256	109,504	80,488	94,542	29,904	32,994	37,891
Interest expense, net(e)	20,148	17,666	17,779	30,775	32,003	24,866	28,835
Other (income) expense, net(c)	586	934	(77)	473	(4,009)	(1,918)	(37,253)
Net income	50,010	65,253	52,344	41,137	14,335	17,509	30,963
Other Data:
EBITDA(f)	$108,268	$142,043	$115,356	$146,705	$103,469	$86,732	$128,335
Depreciation and amortization(g)	32,591	34,536	36,027	55,390	70,973	52,859	54,253
Capital expenditures	53,518	69,649	92,128	112,632	80,388	56,430	36,146

At June 28, 2003
(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$16,667
Working capital	267,844
Total assets	1,278,920
Total debt, including current maturities	482,785
Total stockholders’ equity	422,189

(a)	Fiscal 1999 includes 53 weeks.

(b)	The Company acquired WLR Foods, Inc. on January 27, 2001 for $239.5 million and the assumption of $45.5 million of indebtedness. The acquisition has been accounted for as a purchase, and the results of operations for this acquisition have been included in our consolidated results of operations since the acquisition date.

(c)	The following table presents the breakdown of amounts received related to recoveries of avian influenza federal compensation and the vitamin and the methionine litigation settlements between non-recurring recoveries and miscellaneous, net (which is included in other (income) expense, net). Generally, amounts recovered related to the operations of WLR Foods, Inc. prior to its acquisition by the Company are included in miscellaneous, net.

	Fiscal Year Ended				Nine Months Ended
	Sept. 29, 2001		Sept. 28, 2002		June 29, 2002		June 28, 2003
	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net
	(In millions)
Avian influenza	—	—	—	—	—	—	$16.1	—
Vitamin and methionine	$3.3	—	$0.8	$4.3	$0.7	$3.5	19.9	$35.4

Total	$3.3	—	$0.8	$4.3	$0.7	$3.5	$36.0	$35.4

(d)	Before considering the recoveries described in note (c) above, we estimate that the March 2002 outbreak of avian influenza negatively impacted our operating income by approximately $25.6 million in fiscal 2002 and by approximately $20.4 million and $7.3 million in the nine month periods ended June 29, 2002 and June 28, 2003, respectively. Additionally, we estimate that due to the October 2002 recall of cooked deli meat products produced at one of our facilities, our operating income was negatively affected by approximately $35 to $40 million in the nine month period ended June 28, 2003.

(e)	Interest expense, net, consists of interest expense less interest income.

(f)	“EBITDA” is defined as the sum of net income plus interest, taxes, depreciation and amortization (excluding amortization of capitalized financing costs). Our method of computation may or may not be comparable to other similarly titled measures used in our filings with the SEC or by other companies. See the consolidated statements of income and consolidated statements of cash flows included in our financial statements. EBITDA is presented because we believe that it provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and to fund its growth, and we believe EBITDA is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

A reconciliation of net income to EBITDA is as follows:

	Fiscal Year Ended					Nine Months Ended
	Sept. 26, 1998	Oct. 2, 1999	Sept. 30, 2000	Sept. 29, 2001	Sept. 28, 2002	June 29, 2002	June 28, 2003
	(In thousands)
Net income	$50,010	$65,253	$52,344	$41,137	$14,335	$17,509	$30,963
Add:
Interest expense, net	20,148	17,666	17,779	30,775	32,003	24,866	28,835
Income tax expense (benefit)	6,512	25,651	10,442	21,263	(12,425)	(7,453)	15,346
Depreciation and amortization(g)	32,591	34,536	36,027	55,390	70,973	52,859	54,253
Minus:
Amortization of capitalized financing costs	993	1,063	1,236	1,860	1,417	1,049	1,062

EBITDA	$108,268	$142,043	$115,356	$146,705	$103,469	$86,732	$128,335

(g)	Includes amortization of capitalized financing costs of approximately $1.0 million, $1.1 million, $1.2 million, $1.9 million, $1.4 million, $1.0 million and $1.1 million in the fiscal years 1998, 1999, 2000, 2001 and 2002, and the nine months ended June 29, 2002 and June 28, 2003, respectively.

RISK FACTORS

Before you invest in the notes, you should consider carefully the following factors, in addition to the other information contained in this prospectus supplement and the accompanying prospectus. Investing in the notes involves a high degree of risk. The risks described below are not the only risks we face, and additional risks and uncertainties that we currently deem immaterial may also impair our business operations. The occurrence of any one or more of the following or other currently unknown factors could materially adversely affect your investment in the notes or our business and operating results.

Risks Relating to Our Business

Cyclicality and Commodity Prices—Industry cyclicality can affect our earnings, especially due to fluctuations in commodity prices of feed ingredients, chicken and turkey.

Profitability in the chicken and turkey industries is materially affected by the commodity prices of feed ingredients, chicken and turkey, which are determined by supply and demand factors. As a result, the chicken and turkey industries are subject to cyclical earnings fluctuations.

The production of feed ingredients is positively or negatively affected primarily by weather patterns throughout the world, the global level of supply inventories and demand for feed ingredients, and the agricultural policies of the United States and foreign governments. In particular, weather patterns often change agricultural conditions in an unpredictable manner. A sudden and significant change in weather patterns could affect supplies of feed ingredients, as well as both the industry’s and our ability to obtain feed ingredients, grow chickens and turkeys or deliver products.

High feed ingredient prices have had a material adverse effect on our operating results in the past. We periodically seek, to the extent available, to enter into advance purchase commitments or financial hedging contracts for the purchase of feed ingredients in an effort to manage our feed ingredient costs. The use of such instruments may not be successful.

Contamination of Products—If our poultry products become contaminated, we may be subject to product liability claims and product recalls.

Poultry products may be subject to contamination by disease producing organisms, or pathogens, such as Listeria monocytogenes, Salmonella and generic E coli. These pathogens are generally found in the environment and, as a result, there is a risk that they, as a result of food processing, could be present in our processed poultry products. These pathogens can also be introduced as a result of improper handling at the further processing, foodservice or consumer level. These risks may be controlled, but may not be eliminated, by adherence to good manufacturing practices and finished product testing. We have little, if any, control over proper handling once the product has been shipped. Illness and death may result if the pathogens are not eliminated at the further processing, foodservice or consumer level. Even an inadvertent shipment of contaminated products is a violation of law and may lead to increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies and may have a material adverse effect on our business, reputation and prospects.

In October 2002, one product sample produced in our Franconia, Pennsylvania facility that had not been shipped to customers tested positive for Listeria. We later received information from the USDA suggesting that environmental samples taken at the facility had tested positive for both the strain of Listeria identified in the product and a strain having characteristics similar to those of the strain identified in a Northeastern Listeria outbreak. As a result of these findings, we recalled all cooked deli products produced at the facility from May 1, 2002 through October 11, 2002 and temporarily suspended operations at the facility from October 12 through November 13, 2002 to redouble our food safety and sanitation efforts. We estimate that the recall negatively affected sales at the Franconia, Pennsylvania by approximately $73.0 million and operating margins by approximately $35.0-$40.0 million during the nine months ended June 28, 2003. As a result of these losses, we have filed or will be filing claims under our insurance for direct recall expense, business interruption and certain product re-establishment costs. We expect our total claims related to the recall were in excess of $66 million as of June 28, 2003, although our policy limit is $50 million ($4.0 million of which has been received and $22.1 million of which has been recorded as a receivable from our insurance carrier as of June 28, 2003). Therefore, the continuing effects of the recall on our business after June 28, 2003 will not be covered by insurance and will have a negative impact on our operating income estimated at $5.0 to $10.0 million per quarter. This impact is estimated to continue until the sales of prepared foods turkey products from our Franconia, Pennsylvania plant have been reestablished in the market to pre-recall levels which we currently project to be in or after the second fiscal quarter 2004. There can be no assurance that there will not be additional recalls of our products in the future or that any such future recall or any litigation arising therefrom will not have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

Livestock and Poultry Disease—Outbreaks of livestock diseases in general, and poultry disease in particular, can significantly restrict our ability to conduct our operations.

We take all reasonable precautions to ensure that our flocks are healthy and that our processing plants and other facilities operate in a sanitary and environmentally sound manner. However, events beyond our control, such as the outbreak of disease, could significantly restrict our ability to conduct our operations. Furthermore, an outbreak of disease could result in governmental restrictions on the import and export of our fresh chicken, turkey or other products to or from our suppliers, facilities or customers, or require us to destroy one or more of our flocks. This could result in the cancellation of orders by our customers and create adverse publicity that may have a material adverse effect on our ability to market our products successfully and on our business, reputation and prospects.

An outbreak of low-pathogenic avian influenza, a disease contagious to turkey, chicken and other birds, has had a material adverse effect on our fiscal 2002 and the first six months of fiscal 2003 operating results. We currently believe there has been little or no effect on operations in the three month period ended June 28, 2003 and there will be little or no impact on future periods from this avian influenza outbreak. However, there can be no assurance that any future poultry disease outbreaks will not have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

Product Liability—Product liability claims or product recalls can adversely affect our business reputation and expose us to increased scrutiny by federal and state regulators.

The packaging, marketing and distribution of food products entails an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death. We could be required to recall certain of our products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our products successfully or on our business, reputation, prospects, financial condition and results of operations.

We recently recalled all cooked deli products produced at one of our facilities from May 1, 2002 through October 11, 2002. In connection with this recall, we were recently named as a defendant in two lawsuits brought by individuals alleging injuries resulting from contracting listeria monocytogenes. There can be no assurance that any litigation or reputational injury associated with this or any future product recalls will not have a material adverse effect on our ability to market our products successfully and on our business, reputation, prospects, financial condition and results of operations. See “Business—Legal Proceedings.”

Insurance—We are exposed to risks relating to product liability, product recalls, property damage and injuries to persons for which insurance coverage is expensive, limited and potentially inadequate.

Our business operations entail a number of risks, including risks relating to product liability claims, product recalls, property damage and injuries to persons. We currently maintain insurance with respect to certain of these risks, including product liability insurance, property insurance, workers compensation insurance and general liability insurance, but in many cases such insurance is expensive and difficult to obtain and no assurance can be given that such insurance can be maintained in the future on acceptable terms, or in sufficient amounts to protect us against losses due to any such events, or at all. Moreover, even though our insurance coverage may be designed to protect us from losses attributable to certain events, it may not adequately protect us from liability and expenses we incur in connection with such events. For example, we expect losses attributable to our October 2002 recall of cooked deli-products produced at one of our facilities to significantly exceed available insurance coverage. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition.” Additionally, in the past one of our insurers encountered financial difficulties and was unable to fulfill its obligations under one of our insurance policies and one of our insurers contested coverage with respect to a claim forcing us to litigate the issue of coverage.

Although we have maintained product recall insurance in recent periods, in 2003 the availability of this type of insurance to the food industry has been limited and at times not available. We have been seeking quotes from insurers regarding an insurance policy that would cover any product recall that may subsequently arise. While we have received a proposal for this line of coverage that we are evaluating, we have not yet obtained an insurance policy that would cover any product recall that may arise subsequent to calendar 2002 and any coverage we may obtain could include higher deductibles and provide more limited coverage than we historically have been able to obtain. There can be no assurance as to when or if we will be successful in obtaining such a policy on acceptable terms.

Significant Competition—Competition in the chicken and turkey industries with other vertically integrated poultry companies, especially companies with greater resources, may make us unable to compete successfully in these industries, which could adversely affect our business.

The chicken and turkey industries are highly competitive. Some of our competitors have greater financial and marketing resources than us. In both the United States and Mexico, we primarily compete with other vertically integrated poultry companies.

In general, the competitive factors in the U.S. poultry industry include:

•	Price;

•	Product quality;

•	Brand identification;

•	Breadth of product line; and

•	Customer service.

Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the U.S. retail market, we believe that competition is based on product quality, brand awareness and customer service. Further, there is some competition with non-vertically integrated further processors in the U.S. prepared food business.

In Mexico, where product differentiation has traditionally been limited, product quality and price have been the most critical competitive factors. Additionally, the North American Free Trade Agreement, which went into effect on January 1, 1994, required annual reductions in tariffs for chicken and chicken products in order to eliminate those tariffs by January 1, 2003. On November 21, 2002, the Mexican Secretariat of the Economy announced that it would initiate an investigation to determine whether a temporary safeguard action was warranted to protect the domestic poultry industry when import tariffs on poultry were eliminated in January 2003. In July 2003, the United States and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the United States. Under this agreement, a tariff rate for chicken leg quarters of 98.8% of the sales price was established. This tariff rate will be reduced on January 1, 2004 and each of the following four years in equal increments so that the final tariff rate at January 1, 2008 will be zero. As those tariffs are reduced, increased competition from chicken imported into Mexico from the United States may have a material adverse effect on the Mexican chicken industry in general, and on our Mexican operations in particular.

Integration of ConAgra Chicken Division—There can be no assurance that the acquisition of the ConAgra chicken division will be completed or, if completed, that our businesses can be combined successfully.

The pending acquisition of the ConAgra chicken division is subject to certain closing conditions, and there can be no assurance that these closing conditions will be satisfied or the acquisition completed. In evaluating the terms of our pending acquisition of the ConAgra chicken division, we analyzed the respective businesses of Pilgrim’s Pride and the ConAgra chicken division and made certain assumptions concerning their respective future operations. A principal assumption was that the acquisition will produce operating results better than those historically experienced or presently expected to be experienced in the future by us in the absence of the acquisition. There can be no assurance, however, that this assumption is correct or that the businesses of Pilgrim’s Pride and the ConAgra chicken division will be successfully integrated in a timely manner. See “Pending ConAgra Chicken Division Acquisition.”

Synergies of ConAgra Chicken Division—There can be no assurance that we will achieve anticipated synergies from our purchase of the ConAgra chicken division.

We entered into the purchase agreement related to the ConAgra chicken division acquisition with the expectation that the acquisition will result in beneficial synergies, such as cost savings and enhanced growth. Any success in realizing these benefits and the timing of this realization, if any, depend upon the successful integration of the operations of the ConAgra chicken division into Pilgrim’s Pride, and upon general and industry-specific economic factors. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	Transitioning and preserving the ConAgra chicken division’s customer, contractor, supplier and other important third party relationships;

•	Integrating corporate and administrative infrastructures;

•	Coordinating sales and marketing functions;

•	Minimizing the diversion of management’s attention from ongoing business concerns;

•	Coordinating geographically separate organizations; and

•	Retaining key employees;

Even if Pilgrim’s Pride and the ConAgra chicken division are able to integrate their operations and economic conditions remain stable, there can be no assurance that the anticipated synergies will be achieved. See “Pending ConAgra Chicken Division Acquisition.”

Assumption of Unknown Liabilities—We will assume unknown liabilities when we acquire the ConAgra chicken division.

The ConAgra chicken division acquisition is structured as a stock purchase, which may result in us owning subsidiaries with unknown liabilities. We negotiated and obtained from ConAgra Foods certain representations and warranties concerning contingent liabilities and other obligations of the entities holding the ConAgra chicken division assets to reduce the risk that we will bear such subsidiaries’ liability for unknown liabilities. ConAgra Foods also agreed to indemnify us for breaches of representations and warranties concerning the pre-closing operations of the ConAgra chicken division and for certain liabilities of the entities holding the ConAgra chicken division assets. Certain of ConAgra Foods’ indemnification obligations are subject to a cap in the aggregate amount of $200 million. Nevertheless, ConAgra Foods’ indemnification obligations are generally subject to a $30 million deductible, and there may be circumstances in which ConAgra Foods’ indemnification obligations do not provide us protection from contingent or other obligations of the entities holding the ConAgra chicken division assets, or other pre-closing liabilities of the ConAgra chicken division. These obligations and liabilities could have a material adverse effect on us. See “Pending ConAgra Chicken Division Acquisition.”

Potential Acquisitions—We may pursue additional opportunities to acquire complementary businesses, which could increase leverage and debt service requirements and could adversely affect our financial situation if we fail to successfully integrate the acquired business.

We intend to continue to pursue selective acquisitions of complementary businesses in the future. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisitions. Additional debt or equity capital may be required to complete future acquisitions, and there can be no assurance that we will be able to raise the required capital. Furthermore, acquisitions involve a number of risks and challenges, including:

•	Diversion of management’s attention;

•	The need to integrate acquired operations;

•	Potential loss of key employees and customers of the acquired companies;

•	Lack of experience in operating in the geographical market of the acquired business; and

•	An increase in our expenses and working capital requirements.

Any of these and other factors could adversely affect our ability to achieve anticipated cash flows at acquired operations or realize other anticipated benefits of acquisitions.

Foreign Operations Risks—Our foreign operations pose special risks to our business and operations.

We have substantial operations and assets located in Mexico. Foreign operations are subject to a number of special risks, including among others:

•	Currency exchange rate fluctuations;

•	Trade barriers;

•	Exchange controls;

•	Expropriation; and

•	Changes in laws and policies, including those governing foreign-owned operations.

Currency exchange rate fluctuations have adversely affected us in the past. Exchange rate fluctuations or one or more other risks may have a material adverse effect on our business or operations in the future.

Our operations in Mexico are conducted through subsidiaries organized under the laws of Mexico. We may rely in part on intercompany loans and distributions from our subsidiaries to meet our obligations. Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over our claims. Additionally, the ability of our Mexican subsidiaries to make payments and distributions to us will be subject to, among other things, Mexican law. In the past, these laws have not had a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions. However, laws such as these may have a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions in the future.

Government Regulation—Regulation, present and future, is a constant factor affecting our business.

The chicken and turkey industries are subject to federal, state and local governmental regulation, including in the health and environmental areas. We anticipate increased regulation by various agencies concerning food safety, the use of medication in feed formulations and the disposal of poultry by-products and wastewater discharges. Unknown matters, new laws and regulations, or stricter interpretations of existing laws or regulations may materially affect our business or operations in the future.

Control of Voting Stock—Voting control over Pilgrim’s Pride is maintained by Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim.

Through a number of family trusts and limited partnerships, Lonnie “Bo” Pilgrim and his son Lonnie Ken Pilgrim presently have voting control of 62.2% of the voting power of our outstanding common stock and will continue to have voting control of our common stock following the completion of the ConAgra chicken division acquisition. They are therefore in a position to control the outcome of all actions requiring stockholder approval, including the election of directors. This ensures their ability to control the future direction and management of Pilgrim’s Pride. If Lonnie “Bo” Pilgrim and certain members of his family cease to own at least a majority of the voting power of the outstanding common stock, it will constitute an event of default under certain agreements relating to our indebtedness.

Risks Associated with Tax Status—Potential payment of deferred taxes may affect our cash flow.

Before July 2, 1988, we used the cash method of accounting for income tax purposes. Pursuant to changes in the laws enacted by the Revenue Act of 1987, we were required to change our method of accounting for federal income tax purposes from the cash method to the accrual method. As a consequence of this change in our accounting method, we were permitted to create a “suspense account” in the amount of approximately $89.7 million. The money in the suspense account represents deferred income arising from our prior use of the cash method of accounting.

Beginning in fiscal 1998, we are generally required to include 1/20th of the amount in the suspense account, or approximately $4.5 million, in taxable income each year for the next 20 years. As of September 28, 2002, the balance in the suspense account was approximately $64.0 million. However, the full amount must be included in taxable income in any year that Pilgrim’s Pride ceases to be a “family corporation.” We will cease to be a “family corporation” if Lonnie “Bo” Pilgrim’s family ceases to own at least 50% of the total combined voting power of all classes of stock entitled to vote. If that occurs, we would be required to recognize the balance of the suspense account in taxable income.

Currently there exists no plan or intention on the part of Lonnie “Bo” Pilgrim’s family to transfer enough Pilgrim’s Pride stock so that we cease to qualify as a family corporation. However, this may happen, and the suspense account might be required to be included in our taxable income.

Deferred Taxes—Potential accrual of deferred taxes may affect our net income and cash flow.

We have not provided any deferred income taxes on the undistributed earnings of our Mexico subsidiaries based upon our determination that such earnings will be indefinitely reinvested. As of September 28, 2002, the cumulative undistributed earnings of these subsidiaries were approximately $191.7 million. If these earnings were not considered indefinitely reinvested, deferred U.S. and foreign income taxes would have been provided, after consideration of estimated foreign tax credits. However, determination of the amount of deferred federal and foreign income taxes is not practical.

Risks Relating to the Offering and Investment in the Notes

Substantial Leverage—Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

Pilgrim’s Pride currently has, and after this offering and the completion of ConAgra chicken division acquisition will continue to have, a substantial amount of indebtedness. The following table shows important credit statistics for our company. The table sets forth these statistics on an as adjusted basis to reflect the completion of this offering and on a pro forma basis to reflect the completion of this offering and the acquisition of ConAgra’s chicken division and the application of the net proceeds as described in the sections of this prospectus supplement entitled “Use of Proceeds” and “Summary Unaudited Pro Forma Financial and Other Data,” and in accordance with the assumptions described therein.

	As of June 28, 2003
	As Adjusted	Pro Forma
	($ in thousands)
Total debt, including current maturities	$485.3	$802.6
Stockholders’ equity	$422.2	$724.7
Total debt to stockholders’ equity ratio	1.15x	1.11x

	LTM Period Ended June 28, 2003
	As Adjusted	Pro Forma
Ratio of earnings to fixed charges	1.64x	1.26x

We presently have, and expect to continue to have, a substantial amount of indebtedness. Our substantial indebtedness could adversely affect our financial condition, which could have important consequences to you. For example, it could:

•	Make it more difficult for us to satisfy our obligations under our indebtedness, including our debt securities;

•	Increase our vulnerability to general adverse economic conditions;

•	Limit our ability to obtain necessary financing and to fund future working capital, capital expenditures and other general corporate requirements;

•	Require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and for other general corporate purposes;

•	Limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	Place us at a competitive disadvantage compared to our competitors that have less debt;

•	Limit our ability to pursue acquisitions and sell assets;

•	Make us vulnerable to increases in interest rates because a substantial portion of our borrowings are at variable interest rates; and

•	Limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default or require redemption of indebtedness. Either of these events could have a material adverse effect on us.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future, which is dependent on various factors. These factors include the commodity prices of feed ingredients, chicken and turkey, and general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

For more information on our indebtedness, see “Description of Other Indebtedness” and “Description of Notes.”

Additional Borrowings Available—Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

The terms of the indentures governing the notes do not fully prohibit us from incurring significant additional indebtedness in the future, including indebtedness expected to be incurred in connection with financing the purchase price of the ConAgra chicken division acquisition. If additional debt is added to our current debt levels, the related risks that we now face could intensify. For more information on our borrowing ability, see “Capitalization,” “Selected Consolidated Financial and Other Data,” “Description of Other Indebtedness” and “Description of Notes.”

Limitations on Change of Control—We may not have the ability to raise the funds necessary to finance a change of control offer.

Upon the occurrence of certain specified change of control events, we will be required to offer to purchase the notes and our existing senior notes, plus accrued and unpaid interest, if any, to the date of purchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price of the outstanding notes and existing senior notes, and we expect that we would require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms, if at all. In addition, we may be required to refinance or obtain the consent of our lenders under our revolving and term senior credit facilities to purchase the notes and existing senior notes. If we do not obtain such consents or repay such borrowings, we would be prohibited from purchasing any notes or existing senior notes. In such case, our failure to purchase tendered notes and existing senior notes would constitute a default under the indenture governing the notes and existing senior notes, which, in turn, would constitute a default under our revolving and term credit facilities. For more information on our requirements to redeem the notes upon the occurrence of a change of control, see “Description of Notes.”

Effective Subordination of Notes—The notes effectively will be junior in right of payment to some other liabilities.

The notes are junior in right of payment as to liabilities of our subsidiaries that do not guarantee the notes, to the extent of the assets of those subsidiaries. In addition, we have a significant amount of secured debt. Therefore, the notes will also be effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. Assuming that we have completed this offering and the ConAgra chicken division acquisition in accordance with the assumptions described in the section entitled “Unaudited Pro Forma Financial Data” and applied the net proceeds of this offering as described under “Use of Proceeds,” as of June 28, 2003, the amount of our secured debt and the liabilities of our subsidiaries on a pro forma basis would have been approximately $555.7 million. Assuming that we have completed this offering but do not complete the ConAgra chicken division acquisition, as of June 28, 2003, the amount of our secured debt and liabilities of our subsidiaries would have been $204.2 million. The notes will not be secured by our assets or the assets of our subsidiaries, and our subsidiaries will not initially guarantee the senior notes. See “Description of Notes.”

Pending ConAgra Chicken Division Acquisition—The notes will be outstanding regardless of whether we purchase the ConAgra chicken division.

In the event the ConAgra chicken division acquisition is not consummated, the notes will remain outstanding. Accordingly, holders of the notes will be entitled only to the benefit of our results of operations without those of the ConAgra chicken division.

Trading Market for Notes—There may be no active trading market for the notes.

Although the notes are expected to trade with the existing senior notes, there is currently only a limited trading market in the existing notes. We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the initial purchaser has advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue such market making activity at any time without notice.

Fraudulent transfer statutes may limit rights to receive payment on the notes.

Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	Void all or a portion of the obligations under the notes or any subsidiary guarantee;

•	Subordinate the obligations under the notes or any subsidiary guarantee to our or our subsidiaries’ other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes or any subsidiary guarantee; and

•	Take other action detrimental to you, including, in some circumstances, invalidating the notes or any subsidiary guarantee.

If a court were to take any of these actions, we cannot assure you that you would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time we or a subsidiary guarantor incurred indebtedness evidenced by the notes or a subsidiary guarantee, we or any subsidiary guarantor:

•	Issued the notes or a subsidiary guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	We or a subsidiary guarantor received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes or subsidiary guarantee and we or a subsidiary guarantor:

(1)	were insolvent or were rendered insolvent by reason of the issuance of the notes or subsidiary guarantee;

(2)	were engaged, or about to engage, in a business or transaction for which our assets or the assets of a guarantor were unreasonably small; or

(3)	intended to incur, or believed (or should have believed) that debts beyond our or its ability to pay as such debts mature would be incurred (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes).

Different jurisdictions define “insolvency” differently. However, we or a subsidiary guarantor generally would be considered insolvent at the time we or it incurred the indebtedness constituting the notes or any subsidiary guarantee if (1) the fair market value (or fair saleable value) of our assets or the assets of a subsidiary guarantor is less than the amount required to pay our or its total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or mature or (2) we or any subsidiary guarantor were incurring debts beyond our or its ability to pay as those debts mature. There can be no assurance as to what standard a court would apply in order to determine whether we or any subsidiary guarantor were “insolvent” as of the date the notes or any subsidiary guarantee were issued, and there can be no assurance that, regardless of the method of valuation, a court would not determine that we or any subsidiary guarantor were insolvent on that date, or that a court would not determine, regardless of whether we or any subsidiary guarantor were insolvent on the date the notes or any subsidiary guarantee were issued, that payments under the notes or any subsidiary guarantee constituted fraudulent transfers on another ground.

USE OF PROCEEDS

We estimate the net proceeds to us from the sale of the notes to be $101.0 million, after deducting estimated fees and expenses.

We entered into a stock purchase agreement with ConAgra Foods to acquire the ConAgra chicken division through the purchase from ConAgra Foods of all of the issued and outstanding capital stock of four of its wholly-owned subsidiaries. We intend to use the net proceeds of this offering to pay a portion of the purchase price of the ConAgra chicken division by paying cash instead of issuing subordinated notes to ConAgra Foods to the extent of the proceeds of this offering. The ConAgra chicken division is a fully-integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products, and in the processing, marketing and distribution of processed and prepared food items. After the application of the proceeds from this offering, the initial principal amount of the subordinated notes must be at least $100 million or such lesser amount as may be acceptable to ConAgra Foods. To the extent there are any remaining proceeds of this offering following their application to the purchase price, we intend to use those proceeds to repay indebtedness outstanding under our revolving/term borrowing facility, as described below. For further information concerning the ConAgra chicken division acquisition, see “Pending ConAgra Chicken Division Acquisition.”

The following table contains the estimated sources and uses of funds assuming that we had completed this offering and the ConAgra chicken division acquisition in accordance with the assumptions described in the section entitled “Unaudited Pro Forma Financial Data” and applied the proceeds as described above.

Sources of Funds
(In millions)
Notes payable to insurance company maturing in 2010	$20.0
Notes payable to insurance company maturing in 2013	80.0
9 5/8% Senior Notes due 2011	103.5
10 1/2% Subordinated Notes (a)	100.0
Class A common stock (a)	302.5

Total Sources	$606.0

Uses of Funds
(In millions)
Purchase price of ConAgra chicken division, including transaction costs (a)(b)	$605.3
Reduction of debt under revolving/term borrowing facility maturing in 2007	0.2
Reduction of debt under revolving/term borrowing facility maturing in 2010	0.5

Total Uses	$606.0

(a)	The calculation of the number of shares of Class A common stock and the principal amount of 10 1/2% subordinated notes to be issued to ConAgra Foods is based on an adjusted net book value of $536 million (which was the approximate adjusted net book value of the ConAgra chicken division as of May 25, 2003) and the volume weighted average stock price of our Class A common stock from June 10, 2003 through August 8, 2003 of $7.61 per share. Based on these amounts, the stock portion of the purchase price would consist of 31.7 million shares of our Class A common stock. Of the remainder of the purchase price, $100 million is assumed to be provided from the issuance of 10 1/2% subordinated notes to ConAgra Foods and the remainder is assumed to be provided from the notes and secured financing. The acquisition would be valued in our financial statements at approximately $600 million plus transaction costs based on the stock component of the purchase price being valued at $9.55 per share (which was the closing price of our Class A common stock on August 8, 2003).
(b)	Excludes $1.8 million of transaction costs incurred as of June 28, 2003.

If we do not complete the ConAgra chicken division acquisition, we intend to apply $29.3 million and $71.7 million of the net proceeds of this offering to reduce outstanding indebtedness due in 2010 and 2007, respectively, under our revolving/term borrowing facility. If we apply the proceeds in this manner, $279.0 million in the aggregate will be available under our revolving/term borrowing facility. The revolving/term borrowing facility provides for interest at rates ranging from LIBOR plus five-eighths percent to LIBOR plus two and three-quarters percent, depending upon our total debt to capitalization ratio. Interest rates on debt outstanding under this facility at June 28, 2003 was LIBOR plus one and three-quarters percent for indebtedness due in 2007 and LIBOR plus two percent for indebtedness due in 2010. Borrowings under this facility were used for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated debt and capitalization as of June 28, 2003 (1) on an actual basis, (2) as adjusted to give effect to this offering and (3) pro forma to give effect to this offering, the completion of the ConAgra chicken division acquisition under the assumptions described under “Unaudited Pro Forma Financial Data” and the application of the net proceeds of this offering as described under “Use of Proceeds.” You should read this table in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” “Description of Other Indebtedness,” “Description of Notes,” “Unaudited Pro Forma Financial Data,” the combined financial statements of the ConAgra Foods Chicken Business, and our consolidated financial statements and the notes that accompany those financial statements.

	As of June 28, 2003(a)
	Actual	As Adjusted	Pro Forma(b)
	(In millions)
Cash and cash equivalents	$16.7	$16.7	$16.7
Debt (including current maturities):
Revolving credit facilities(c)	$—	$—	$—
Revolving/term borrowing facility maturing in 2007(d)	64.3	35.0	64.1
Revolving/term borrowing facility maturing in 2010(e)	157.7	86.0	157.2
Notes payable to insurance company maturing in 2010(f)	—	—	20.0
Notes payable to insurance company maturing in 2012(f)	59.2	59.2	59.2
Notes payable to insurance company maturing in 2013(f)	—	—	80.0
9 5/8% Senior Notes due 2011	200.0	303.5	303.5
Industrial revenue bonds	—	—	17.0
Other debt	1.6	1.6	1.6
10 1/2% Subordinated Notes(g)	—	—	100.0

Total debt	$482.8	$485.3	$802.6

Stockholders’ equity:
Common stock	$0.4	$0.4	$0.7
Additional paid-in capital	79.6	79.6	381.8
Retained earnings	343.7	343.7	343.7
Less: Treasury stock	(1.5)	(1.5)	(1.5)

Total stockholders’ equity	422.2	422.2	724.7

Total capitalization	$905.0	$907.5	$1,527.3

(a)	Does not include any amounts available under our Receivables Purchase Agreement, under which the Company sells, on a revolving basis, certain of our trade receivables (“Pooled Receivables”) to a special purpose corporation wholly-owned by us, which in turn sells a percentage ownership interest to third parties. On July 18, 2003 we extended and amended the existing Receivables Purchase Agreement to sell accounts receivable. The amended agreement increased the availability under this facility to $125.0 million from $60 million of accounts receivable and expires in June 2008. As of the fiscal month ended July 26, 2003, $22.9 million additional Pooled Receivables are available for sale subject to the terms and conditions thereof.
(b)	The pro forma financial information relating to the ConAgra chicken division is for its fiscal year ending May 25, 2003 and reflects the assumptions described under “Unaudited Pro Forma Financial Data.”
(c)	On a pro forma basis, at June 28, 2003, an additional $130.0 million was available under these facilities subject to the terms and conditions thereof.
(d)	On a pro forma basis, at June 28, 2003, an additional $50.9 million was available under this facility subject to the terms and conditions thereof. If the ConAgra chicken division acquisition is not completed, then at June 28, 2002, there would have been $80.0 million available under this facility after giving effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds.”
(e)	On a pro forma basis, at June 28, 2003, an additional $127.8 million was available under this facility subject to the terms and conditions thereof. If the ConAgra chicken division acquisition is not completed, then at June 28, 2002, there would have been $199.0 million available under this facility after giving effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds.”

(f)	At June 28, 2003, an additional $50 million was available with this insurance company subject to the terms and conditions thereof, which will have a maturity date of ten years from the first day of the month following issuance. We have also received a commitment to provide an additional $50 million under this facility. Notes in the principal amount of $30 million under this $50 million additional commitment will have a maturity date of ten years from the first day of the month following issuance. The remaining $20 million of notes under this additional commitment will have a maturity date of seven years from the first day of the month following issuance. We expect to use the $100 million of availability and the additional commitment to pay a portion of the purchase price of the ConAgra chicken division.
(g)	Represents the subordinated notes to be issued to ConAgra Foods as payment for a portion of the purchase price of the ConAgra chicken division assuming the final adjusted net book value of the ConAgra chicken division was $536 million (which is the approximate adjusted net book value of the ConAgra chicken division at May 25, 2003).

UNAUDITED PRO FORMA FINANCIAL DATA

The unaudited pro forma financial data is based on our historical consolidated financial statements and the historical combined financial statements of the ConAgra chicken division. The unaudited pro forma data also assumes the completion of this offering and the application of the net proceeds of this offering to pay a portion of the purchase price of the ConAgra chicken division. The assumptions and adjustments are described in the notes to the unaudited pro forma financial data, including assumptions relating to the allocation of the consideration paid for the assets and liabilities of the ConAgra chicken division based on preliminary estimates of their respective fair values. The terms of the stock purchase agreement are likely to result in a purchase price of the ConAgra chicken division that is different from that presented in the unaudited pro forma combined financial statements primarily as a result of the following:

•	The purchase price is determined by reference to the adjusted net book value of the assets and liabilities of the ConAgra chicken division as of the closing date of the acquisition. This amount will vary from the May 25, 2003 information used in the preparation of the unaudited pro forma financial statements; and

•	The variability of the common stock portion of the consideration payable to ConAgra Foods, which is based on changes in the trading price and the trading volume of our Class A common stock for the period from June 10, 2003 through the fifth trading day prior to the closing date of the acquisition.

Based on the audited financial statements of the ConAgra Foods Chicken Business as of and for the fiscal year ending May 25, 2003 and the volume weighted average trading price of our Class A common stock through August 8, 2003, the acquisition would be valued at approximately $600 million plus transaction costs, which consists of approximately $194.6 million of cash (funded by the net proceeds of this offering and our secured borrowings), $100 million principal of subordinated notes and the issuance of 31.7 million shares of our Class A common stock valued at $9.55 per share. Our unaudited pro forma statements of operations have been presented as if the acquisition of the ConAgra chicken division had occurred at the beginning of the fiscal year ended September 28, 2002, while the unaudited pro forma balance sheet has been presented as if the acquisition had occurred on June 28, 2003. The fiscal year of ConAgra Foods and the ConAgra chicken division ended on May 25, 2003, while the fiscal year of Pilgrim’s Pride will end on September 27, 2003. As a result, the combined pro forma financial statements have been prepared by adjusting the ConAgra chicken division’s quarterly results to more closely match the applicable reporting periods of Pilgrim’s Pride. However, the ConAgra chicken division information has been included with a one-month lag to the reporting periods of Pilgrim’s Pride in order to maintain their existing quarterly periods.

Our unaudited pro forma financial data should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” our historical consolidated financial statements and the historical combined financial statements and the related notes thereto of the ConAgra Foods Chicken Business either included or incorporated by reference in this prospectus supplement. Our unaudited pro forma financial data does not purport to represent what our results of operations would have been if the transactions listed above had actually been completed as of the date indicated and are not intended to project our financial position or results of operations for any future period.

Pilgrim’s Pride Corporation

Unaudited Pro Forma Condensed Balance Sheet

June 28, 2003

(In thousands)

	Pilgrim’s Pride	ConAgra Chicken Division(A)	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$16,667	$6,324	$(6,324	)(B)	$16,667
Accounts receivable	118,612	105,595	—		224,207
Inventories	358,301	209,639	—		567,940
Prepaids and other current assets	15,300	7,932	—		23,232

Total current assets	508,880	329,490	(6,324)		832,046

Other assets:
Property, plant and equipment, net	739,203	419,834	15,920	(D)	1,174,957
Other long-term assets	30,837	37,365	(39,781	)(C)	28,421

Total assets	$1,278,920	$786,689	$(30,185)		$2,035,424

Current liabilities:
Accounts payable and other current liabilities	$225,513	$133,421	$—		$358,934
Current deferred income tax	12,888	13,882	(13,882	)(C)	12,888
Current maturities of long term debt	2,635	400	4,300	(E)	7,335

Total current liabilities	241,036	147,703	(9,582)		379,157

Long-term debt and stockholders’ equity:
Secured Debt	280,150	16,635	94,961	(E)	391,746
9 5/8% Senior Notes	200,000	—	103,500	(E)	303,500
10 1/2% Subordinated Notes	—	—	100,000	(E)	100,000
Deferred income taxes	134,229	11,239	(11,239	)(C)	134,229
Other long term liabilities	1,316	780	—		2,096
Stockholders’ equity	422,189	610,332	(307,825	)(D)	724,696

Total liabilities and stockholders’ equity	$1,278,920	$786,689	$(30,185)		$2,035,424

Pilgrim’s Pride Corporation

Unaudited Pro Forma Statement of Operations

For the Year Ended September 28, 2002

(In thousands, except per share data)

	Pilgrim’s Pride	ConAgra Chicken Division(A)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,533,718	$2,410,565	$4,500	(H)	$4,948,783
Cost of sales	2,369,309	2,249,386	(18,047	)(G)	4,600,648
Non-recurring recoveries	(756)	—	—		(756)
Selling, general and administrative expenses	135,261	95,150	—		230,411

Operating income	29,904	66,029	22,547		118,480
Interest expense, net	32,003	23,278	(23,278	)(E)	59,298
			27,295	(E)
Other income	(4,009)	—	—		(4,009)

Income before taxes	1,910	42,751	18,530		63,191
Income tax expense (benefit)	(12,425)	16,254	6,893	(F)	10,722

Net income	$14,335	$26,497	$11,637		$52,469

Earnings per common share
Basic	$0.35	$—	$0.37		$0.72
Diluted	0.35	—	0.37		0.72
Weighted average shares outstanding
Basic	41,113	—	31,676		72,789
Diluted	41,113	—	31,676		72,789

Other Data:
Depreciation and amortization	$70,973	$60,479	$(18,047)		$113,405
Capital expenditures	80,388	48,046	—		128,434
Rental expense for operating leases	28,070	20,949	—		49,019
Amortization of capitalized financing charges	1,417	—	—		1,417

Pilgrim’s Pride Corporation

Unaudited Pro Forma Statement of Operations

For the Nine Months Ended June 29, 2002

(In thousands, except per share data)

	Pilgrim’s Pride	ConAgra Chicken Division(A)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,893,899	$1,804,060	$3,350	(H)	$3,701,309
Cost of sales	1,761,095	1,684,454	(13,391	)(G)	3,432,158
Non-recurring recoveries	(691)	—	—		(691)
Selling, general and administrative expenses	100,491	70,811	—		171,302

Operating income	33,004	48,795	16,741		98,540
Interest expense, net	24,866	16,893	(16,893	)(E)	45,337
			20,471	(E)
Other (income) expense, net	(1,918)	—	—		(1,918)

Income before taxes	10,056	31,902	13,163		55,121
Income tax expense (benefit)	(7,453)	12,218	4,897	(F)	9,662

Net income	$17,509	$19,684	$8,266		$45,459

Earnings per common share
Basic	$0.43	$—	$0.26		$0.62
Diluted	0.43	—	0.26		0.62
Weighted average shares outstanding
Basic	41,113	—	31,676		72,789
Diluted	41,113	—	31,676		72,789

Other Data:
Depreciation and amortization	$52,859	$45,215	$(13,391)		$84,683
Capital expenditures	56,430	42,154	—		98,584
Rental expense for operating leases	21,440	15,958	—		37,398
Amortization of capitalized financing charges	1,049	—	—		1,049

Pilgrim’s Pride Corporation

Unaudited Pro Forma Statement of Operations

For the Nine Months Ended June 28, 2003

(In thousands, except per share data)

	Pilgrim’s Pride	ConAgra Chicken Division(A)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,909,874	$1,735,148	$3,350	(H)	$3,648,372
Cost of sales	1,805,257	1,693,111	(13,564	)(G)	3,484,804
Non-recurring recoveries	(36,002)	—	—		(36,002)
Selling, general and administrative expenses	102,728	68,026	—		170,754

Operating income	37,891	(25,989)	16,914		28,816
Interest expense, net	28,835	19,649	(19,649	)(E)	49,310
			20,475	(E)
Other income	(37,253)	—	—		(37,253)

Income (loss) before taxes	46,309	(45,638)	16,088		16,759
Income tax expense (benefit)	15,346	(16,979)	5,985	(F)	4,352

Net income (loss)	$30,963	$(28,659)	$10,103		$12,407

Earnings per common share
Basic	$0.75	$—	$0.32		$0.17
Diluted	0.75	—	0.32		0.17
Weighted average shares outstanding
Basic	41,113	—	31,676		72,789
Diluted	41,113	—	31,676		72,789

Other Data:
Depreciation and amortization	$54,253	$45,387	$(13,564)		$86,076
Capital expenditures	36,146	30,406	—		66,552
Rental expense for operating leases	19,747	15,212	—		34,959
Amortization of capitalized financing charges	1,062	—	—		1,062

Pilgrim’s Pride Corporation

Unaudited Pro Forma Statement of Operations

LTM Period Ended June 28, 2003

(In thousands, except per share data)

	Pilgrim’s Pride	ConAgra Chicken Division(A)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$2,549,693	$2,341,653	$4,500	(H)	$4,895,846
Cost of sales	2,413,471	2,258,043	(18,220	)(G)	4,653,294
Non-recurring recoveries	(36,067)	—	—		(36,067)
Selling, general and administrative expenses	137,498	92,365	—		229,863

Operating income (loss)	34,791	(8,755)	22,720		48,756
Interest expense, net	35,972	26,034	(26,034	)(E)	63,271
			27,299	(E)
Other income, net	(39,344)	—	—		(39,344)

Income (loss) before taxes	38,163	(34,789)	21,455		24,829
Income tax expense (benefit)	10,374	(12,943)	7,981	(F)	5,412

Net income (loss)	$27,789	$(21,846)	$13,474		$19,417

Earnings per common share
Basic	$0.67	$—	$0.43		$0.27
Diluted	0.67	—	0.43		0.27
Weighted average shares outstanding
Basic	41,113	—	31,676		72,789
Diluted	41,113	—	31,676		72,789

Other Data:
Depreciation and amortization	$72,367	$60,651	$(18,220)		$114,798
Capital expenditures	60,104	36,298	—		96,402
Rental expense for operating leases	26,377	20,203	—		46,580
Amortization of capitalized financing charges	1,430	—	—		1,430

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL DATA

(A)	The fiscal year of ConAgra Foods and the ConAgra chicken division ended May 25, 2003, while the fiscal year of Pilgrim’s Pride will end on September 27, 2003. As a result, the combined pro forma financial statements have been prepared by adjusting the ConAgra chicken division’s quarterly results to more closely match the reporting period of Pilgrim’s Pride. However, the ConAgra chicken division information has been included with a one-month lag to the reporting periods of Pilgrim’s Pride in order to maintain their existing quarterly periods. In addition, certain reclassifications have been made to the ConAgra chicken division’s historical financial statements to conform to the presentation used by Pilgrim’s Pride.

(B)	Elimination of ConAgra chicken division cash assumed to be distributed prior to closing.

(C)	Represents the elimination of the balance sheet amounts related to derivatives and hedging and goodwill which are not being acquired. In addition, deferred income taxes are eliminated because, upon the consummation of the ConAgra chicken division acquisition, Pilgrim’s Pride will step-up the tax basis of assets to the value of the acquisition.

(D)	The ConAgra chicken division acquisition will be accounted for as a purchase business combination. The unaudited pro forma financial statements do not include any adjustments related to restructuring costs or recurring benefits expected from synergies. The purchase price allocation is preliminary and further adjustments may be made based on the completion of a final valuation and other studies. As previously discussed, the purchase price is dependent on a number of factors, including the trading price and trading volume of our Class A common stock and the adjusted net book value of the ConAgra chicken division assets and liabilities at closing. The following table summarizes the net assets acquired and the purchase consideration based on the May 25, 2003 balance sheet of the ConAgra chicken division, the closing price of our Class A common stock on August 8, 2003 and the price and volume changes in our Class A common stock that have occurred since June 10, 2003 (in thousands, except per share amounts).

Net book value (less cash acquired)	$604,008
Less: Assets and liabilities not acquired (C)	(12,860)

591,148
Purchase consideration:
Pilgrim’s Pride Class A common stock
31,676 shares at $9.55 per share	302,507
9 5/8% Senior Notes due 2011	103,500
10 1/2% Subordinated Notes	100,000
Secured financing, net (including $8,200 for transaction costs)	99,261
Transaction costs incurred at June 28, 2003	1,800

Total consideration	607,068

Purchase price adjustment	$15,920

We expect that substantially all of this adjustment will be included to adjust the basis of property plant and equipment.

As discussed above, the purchase price will vary based on the adjusted net book value of the ConAgra chicken division and the price and trading volumes of our Class A common stock up to the closing date of the acquisition. The following table is presented as a sensitivity analysis assuming changes to the adjusted net book value while holding constant the trading prices and volumes of our Class A common stock as of these August 8, 2003 values (in thousands).

Adjusted Net Book Value ($535,566)
1. Shares of Class A common stock issued	31,676
2. Class A common stock value	$302,507
3. 9 5/8% Senior Notes due 2011	$103,500
4. 10 1/2% Subordinated Notes	$100,000
5. Secured financing, net	$99,261

Adjusted Net Book Value ($600,000)
1. Shares of Class A common stock issued	35,487
2. Class A common stock value	$338,902
3. 9 5/8% Senior Notes due 2011	$103,500
4. 10 1/2% Subordinated Notes	$126,500
5. Secured financing, net	$108,200

Adjusted Net Book Value ($500,000)
1. Shares of Class A common stock issued	29,573
2. Class A common stock value	$282,418
3. 9 5/8% Senior Notes due 2011	$103,500
4. 10 1/2% Subordinated Notes	$100,000
5. Secured financing, net	$79,700

(E)	Represents adjustments to long-term debt and interest expense to consider the following attributes of the acquisition of ConAgra chicken division;

i.	Elimination of the corporate allocation: finance charge previously allocated by ConAgra Foods.

ii.	Increase in long-term debt as a result of the additional issuance of the notes in this offering.

iii.	Increase in long-term debt resulting from the anticipated issuance of 10½% subordinated notes to ConAgra Foods as payment for a portion of the purchase price of the ConAgra chicken division.

iv.	Increase in long-term debt resulting from the issuance of $80.0 million in senior notes from an insurance company having an interest rate equal to United States treasury rates plus 2.6% due in 2014.

v.	Increase in long-term debt resulting from the issuance of $20 million in senior notes having an interest rate equal to United States treasury rates plus 2.6%, due in 2010.

vi.	Reduction in outstanding borrowings under our revolving/term borrowing facility by $0.7 million from the proceeds of this offering in excess of amounts applied to the purchase price of the ConAgra chicken division.

vii.	Consideration of the 1% guarantee fee paid to our major stockholder, for his guarantees of the secured debt described in iv. through vi. above.

(F)	Represents the adjustment to estimated income tax expense as a result of the ConAgra chicken division acquisition and the pro forma adjustments.

(G)	Represents the adjustment to depreciation expense based on the fair value preliminarily assigned to property, plant and equipment. On average, the useful life assigned to the property, plant and equipment is assumed to be 10 years.

(H)	In connection with the stock purchase agreement, we will execute supply agreements under which Pilgrim’s Pride will continue to provide poultry to the other divisions of ConAgra Foods. Historically, the intercompany transfer of certain products was done at values that approximated cost. The supply agreements with ConAgra Foods have two primary sales provisions, summarized as follows:

•

A pricing structure that covers a specific plant, which is substantially dedicated to producing chicken for a ConAgra Foods facility (“Specific Plant Pricing Structure”), will sell products to ConAgra Foods on a cost-plus a specified cent per pound mark-up. During the year ended May 25, 2003, approximately 53% of the pounds sold to other ConAgra Foods’ operations would have been produced under the Specific Plant Pricing Structure.

•	A pricing structure that generally covers all other sales to ConAgra Foods facilities (“All Other Pricing Structure”) specifies sales price based on a negotiated periodic adjustment to the representative thirteen-week average of a market-based index. During the year ended May 25, 2003, approximately 47% of the pounds sold to other ConAgra Foods’ operations would have been produced under the All Other Pricing Structure.

A pro forma adjustment has been included to reflect the increase in net revenues that would result by applying the specific plant pricing structure to the historical pounds sold applicable to this structure. Although no specific mark-up is specified in the All Other Pricing Structure, we believe that the pricing that will result from the operation of these agreements will be at least as favorable as the Specific Plant Pricing Structure. As a result, we estimate that the operation of the All Other Pricing Structure if applied on a pro forma basis to historical pounds sold would have increase net revenues and profits by at least an additional $4 million. This amount has not been included as a pro forma adjustment because the provisions of the All Other Pricing Structure in the supply agreement do not indicate a contractual profit percentage.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Our selected consolidated financial data is derived from our consolidated financial statements. Historical results should not be taken as necessarily indicative of the results that may be expected for any future period. You should read this consolidated financial data in conjunction with our financial statements and the related notes and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” contained in this prospectus supplement.

	Fiscal Year Ended					Nine Months Ended
	September 26, 1998	October 2, 1999(a)	September 30, 2000	September 29, 2001(b)	September 28, 2002	June 29, 2002	June 28, 2003
	(In thousands)
Income Statement Data:
Net sales	$1,331,545	$1,357,403	$1,499,439	$2,214,712	$2,533,718	$1,893,899	$1,909,874
Cost of sales	1,195,442	1,171,695	1,333,611	2,004,106	2,369,309	1,761,095	1,805,257
Non-recurring recoveries(c)	—	—	—	(3,344)	(756)	(691)	(36,002)

Gross profit	136,103	185,708	165,828	213,950	165,165	133,495	140,619
Selling, general and administrative expenses	58,847	76,204	85,340	119,408	135,261	100,491	102,728

Operating income(d)	77,256	109,504	80,488	94,542	29,904	33,004	37,891
Interest expense, net(e)	20,148	17,666	17,779	30,775	32,003	24,866	28,835
Other (income) expense, net(c)(f)	586	934	(77)	473	(4,009)	(1,918)	(37,253)
Income tax expense (benefit)	6,512	25,651	10,442	21,263	(12,425)	(7,453)	15,346

Extraordinary charges	—	—	—	894	—	—	—
Net income	50,010	65,253	52,344	41,137	14,335	17,509	30,963
Ratio of earnings to fixed charges(g)	2.96x	4.33x	3.04x	2.16x	— (j)	1.15x	2.17x

Other Data:
EBITDA(h)	$108,268	$142,043	$115,356	$146,705	$103,469	$86,732	$128,335
Depreciation and amortization(i)	32,591	34,536	36,027	55,390	70,973	52,859	54,253
Capital expenditures	53,518	69,649	92,128	112,632	80,388	56,430	36,146
Dividends	1,655	1,865	2,476	2,467	2,476	1,854	1,858

Balance Sheet Data (end of period):
Cash and cash equivalents	$25,125	$15,703	$28,060	$20,916	$14,913	$7,813	$16,667
Working capital	147,040	154,242	124,531	203,350	179,037	157,980	267,844
Total assets	601,439	655,762	705,420	1,215,695	1,227,890	1,218,365	1,278,920
Total debt, including current maturities	205,673	188,106	169,694	472,341	453,644	481,271	482,785
Total stockholders’ equity	230,871	294,259	342,559	380,932	394,324	397,910	422,189

(a)	Fiscal 1999 includes 53 weeks.
(b)	The Company acquired WLR Foods, Inc. on January 27, 2001 for $239.5 million and the assumption of $45.5 million of indebtedness. The acquisition has been accounted for as a purchase, and the results of operations for this acquisition have been included in our consolidated results of operations since the acquisition date.
(c)	The following table presents the breakdown of amounts received related to recoveries of avian influenza federal compensation and the vitamin and the methionine litigation settlements between non-recurring recoveries and miscellaneous, net (which is included in other (income) expense, net). Generally, amounts recovered related to the operations of WLR Foods, Inc. prior to its acquisition by the Company are included in miscellaneous, net.

	Fiscal Year Ended				Nine Months Ended
	Sept. 29, 2001		Sept. 28, 2002		June 29, 2002		June 28, 2003
	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net	Non- Recurring	Misc. Net
	(In millions)
Avian influenza	—	—	—	—	—	—	$16.1	—
Vitamin and methionine	$3.3	—	$0.8	$4.3	$0.7	$3.5	19.9	$35.4

Total	$3.3	—	$0.8	$4.3	$0.7	$3.5	$36.0	$35.4
(d)	Before considering the recoveries described in note (c) above, we estimate that the March 2002 outbreak of avian influenza negatively impacted our operating income by approximately $25.6 million in fiscal 2002 and by approximately $20.4 million and $7.3 million in the nine month periods ended June 28, 2002 and June 28, 2003, respectively. Additionally, we estimate that due to the October 2002 recall of cooked deli meat products produced at one of our facilities, our operating income was negatively affected by approximately $35 to $40 million in the nine month period ended June 2003.
(e)	Interest expense, net, consists of interest expense less interest income.
(f)	Includes foreign exchange (gain) loss of approximately $2.3 million, ($0.05 million), ($0.2 million), $0.1 million, $1.5 million, $1.3 million and $(0.5) million in the fiscal years 1998, 1999, 2000, 2001 and 2002, and the nine months ended June 29, 2002 and June 28, 2003, respectively.
(g)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of capitalized financing costs and that portion of rental expense that we believe to be representative of interest.

(h)	“EBITDA” is defined as the sum of net income plus interest, taxes, depreciation and amortization (excluding amortization of capitalized financing costs). Our method of computation may or may not be comparable to other similarly titled measures used in our filings with the SEC or by other companies. See the consolidated statements of income and consolidated statements of cash flows included in our financial statements. EBITDA is presented because we believe that it provides meaningful additional information concerning a company’s operating results and its ability to service its long-term debt and to fund its growth, and we believe EBITDA is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

A reconciliation of net income to EBITDA is as follows:

	Fiscal Year Ended					Nine Months Ended
	Sept. 26, 1998	Oct. 2, 1999	Sept. 30, 2000	Sept. 29, 2001	Sept. 28, 2002	June 29, 2002	June 28, 2003
	(In thousands)
Net income	$50,010	$65,253	$52,344	$41,137	$14,335	$17,509	$30,963
Add:
Income tax expense (benefit)	6,512	25,651	10,442	21,263	(12,425)	(7,452)	15,346
Interest expense, net	20,148	17,666	17,779	30,775	32,003	24,865	28,835
Depreciation and amortization(i)	32,591	34,536	36,027	55,390	70,973	52,859	54,253
Minus:
Amortization of capitalized financing costs	993	1,063	1,236	1,860	1,417	1,049	1,062

EBITDA	$108,268	$142,043	$115,356	$146,705	$103,469	$86,732	$128,335

(i)	Includes amortization of capitalized financing costs of approximately $1.0 million, $1.1 million, $1.2 million, $1.9 million, $1.4 million, $1.0 million and $1.1 million in the fiscal years 1998, 1999, 2000, 2001 and 2002, and the nine months ended June 29, 2002 and June 28, 2003, respectively.
(j)	Earnings were insufficient to cover fixed charges by $4.1 million.

Supplemental Data of ConAgra Chicken Division

	Fiscal Year Ended May
	2001	2002	2003
	(In millions)
Net sales	$2,341.0	$2,434.7	$2,341.7
Net income (loss) of the ConAgra chicken division	(30.2)	28.7	(21.8)
EBITDA of the ConAgra chicken division(1)	43.7	128.9	52.0

(1)	EBITDA of the ConAgra chicken division is presented because Pilgrim’s Pride’s management believes it provides meaningful additional information concerning the ConAgra chicken division’s operating results and its ability to service long-term debt and to fund growth, and Pilgrim’s Pride’s management believes EBITDA is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. “EBITDA” is defined as the sum of net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of the ConAgra chicken division’s operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. The method of computation may or may not be comparable to other similarly titled measures used by other companies. The following table provides a reconciliation of net income (loss) to EBITDA:

	Fiscal Year Ended May
	2001	2002	2003
	(In millions)
Net income (loss)	$(30.2)	$28.7	$(21.8)
Add:
Corporate allocations: Finance charges	31.8	22.7	26.0
Income tax expense (benefit)	(17.5)	17.6	(12.9)
Depreciation and amortization	59.6	59.9	60.7

EBITDA	$43.7	$128.9	$52.0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS

OF OPERATIONS AND FINANCIAL CONDITION

General

Profitability in the poultry industry is materially affected by the commodity prices of feed ingredients, chicken and turkey, which are determined by supply and demand factors. As a result, the chicken and turkey industries are subject to cyclical earnings fluctuations. Cyclical earnings fluctuations can be mitigated somewhat by:

•	Business strategy;

•	Product mix;

•	Sales and marketing plans; and

•	Operating efficiencies.

In an effort to reduce price volatility and to generate higher, more consistent profit margins, we have concentrated on the production and marketing of prepared foods products. Prepared foods products generally have higher profit margins than our other products. Also, the production and sale in the United States of prepared foods products reduces the impact of the cost of feed ingredients on our profitability. Feed ingredient purchases are the single largest component of our cost of goods sold, representing approximately 30% of our cost of goods sold in fiscal 2002. The production of feed ingredients is positively or negatively affected primarily by weather patterns throughout the world, the global level of supply inventories, demand for feed ingredients and the agricultural policies of the United States and foreign governments. As further processing is performed, feed ingredient costs become a decreasing percentage of a product’s total production costs, thereby reducing their impact on our profitability. Products sold in this form enable us to charge a premium, reduce the impact of feed ingredient costs on our profitability and improve and stabilize our profit margins.

As a significant portion of U.S. poultry production is exported, the commodity prices of chicken and turkey can be, and in recent periods have been, adversely affected by disruptions in poultry export markets. These disruptions are often caused by restrictions on imports of U.S.-produced poultry products imposed by foreign governments for a variety of reasons, including the protection of their domestic poultry producers and allegations of consumer health issues. For example, Russia and Japan have restricted the importation of U.S.-produced poultry for both of these reasons in recent periods and Mexico initiated a ban on the importation of all uncooked poultry produced in Texas, California and Arizona because of the recent outbreak of Newcastle’s Disease in the Western United States. In July 2003, the United States and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the United States. Under this agreement, a tariff rate for chicken leg quarters of 98.8% of the sales price was established. This tariff rate will be reduced on January 1, 2004, and each of the following four years in equal increments so that the final tariff rate at January 1, 2008 will be zero. The tariff was imposed due to concerns that the duty-free importation of such products as provided by the North American Free Trade Agreement would injure Mexico’s poultry industry. As such tariffs are reduced, we expect greater amounts of chicken to be imported into Mexico from the United States, which could negatively affect the profitability of Mexican chicken producers and positively affect the profitability of U.S. exporters of chicken to Mexico. Although this could have a negative impact on our Mexican chicken operations, we believe that this will be mitigated by the close proximity of our U.S. operations to the Mexico border. We have the largest U.S. production and distribution capacities near the Mexican border, which gives us a strategic advantage to capitalize on exports of U.S. chicken to Mexico. Because these disruptions in poultry export markets are often political, no assurances can be given as to when the existing disruptions will be alleviated or that new ones will not arise.

Business Segments

We operate in two reportable business segments as (1) a producer of chicken and other products and (2) a producer of turkey products.

Our chicken and other products segment primarily includes sales of chicken products we produce and purchase for resale in the United States and Mexico, but also includes the sale of table eggs, feed and other items. Our chicken and other products segment conducts separate operations in the United States and Mexico and is reported as two separate geographical areas. Our turkey segment includes sales of turkey products produced in our turkey operation, which operate exclusively in the United States.

Inter-area sales and inter-segment sales, which are not material, are accounted for at prices comparable to normal trade customer sales. Corporate expenses are included with chicken and other products.

The following table presents certain information regarding our segments:

	Fiscal Year Ended			Nine Months Ended
	Sept. 30, 2000	Sept 29, 2001(a)	Sept. 28, 2002	June 29, 2002	June 28, 2003
	(In thousands)
Net Sales to Customers:
Chicken and Other Products:
United States	$1,192,077	$1,652,199	$1,842,749	$1,372,516	$1,399,518
Mexico	307,362	323,678	342,851	256,097	281,281

Sub-total	1,499,439	1,975,877	2,185,600	1,628,613	1,680,799
Turkey	—	238,835	348,118	265,286	229,075

Total	$1,499,439	$2,214,712	$2,533,718	$1,893,899	$1,909,874

Operating Income:
Chicken and Other Products:
United States	$45,928	$74,752	$31,907	$27,465	$32,368
Mexico	34,560	12,157	17,064	13,788	18,917

Sub-total	80,488	86,909	48,971	41,253	51,285
Turkey	—	4,289	(19,823)	(8,940)	(49,396)
Sub-total	$80,488	$91,198	$29,148	$32,313	$1,889
Non-recurring recoveries	—	3,344	756	691	36,002

Total	$80,488	$94,542	$29,904	$33,004	$37,891

Depreciation and Amortization(b):
Chicken and Other Products:
United States	$24,444	$38,155	$47,528	$35,240	$39,473
Mexico	11,583	11,962	13,526	10,189	9,006

Sub-total	36,027	50,117	61,054	45,429	48,479
Turkey	—	5,273	9,919	7,430	5,774

Total	$36,027	$55,390	$70,973	$52,859	$54,253

(a)	The acquisition of WLR Foods, Inc. has been accounted for as a purchase, and the results of operations for this acquisition have been included in our consolidated results of operations since January 27, 2001, the acquisition date.
(b)	Includes amortization of capitalized financing costs of approximately $1.2 million, $1.9 million, $1.4 million, $1.0 million, $1.1 million in the fiscal years 2000, 2001 and 2002, and the nine months ended June 29, 2002 and June 28, 2003, respectively.

The following table presents certain items as a percentage of net sales for the periods indicated:

	Fiscal Year Ended			Nine Months Ended
	Sept. 30, 2000	Sept. 29, 2001(a)	Sept. 28, 2002	June 29, 2002	June 28, 2003
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	88.9	90.3	93.5	93.1	94.5

Gross profit	11.1	9.7	6.5	7.0	5.5
Non-recurring recoveries	—	—	(0.1)	(0.1)	(1.9)
Selling, general and administrative expense	5.7	5.4	5.3	5.3	5.4

Operating income	5.4	4.3	1.2	1.7	2.0
Interest expense, net(b)	1.2	1.4	1.3	1.3	1.5

Income before income taxes and extraordinary charge	4.2	2.9	0.1	0.5	2.4

Net income	3.5	1.9	0.6	0.9	1.6

(a)	The acquisition of WLR Foods, Inc. has been accounted for as a purchase, and the results of operations for this acquisition have been included in our consolidated results of operations since the acquisition date.
(b)	Interest expense, net, consists of interest expense less interest income.

Results of Operations

In the last eighteen months, we have been affected by two significant unexpected challenges. First, on March 12, 2002, an outbreak of low-pathogenic avian influenza, a disease contagious to turkey, chicken and other birds, was discovered in Virginia. As a result, we destroyed a significant amount of poultry affected as a result of the virus. No new flocks have tested positive for the presence of avian influenza in Virginia since July 2, 2002, and we believe that the outbreak has been contained. We currently believe there has been little or no effect on operations in the three month period ended June 28, 2003 and will be little or no impact on future periods from the outbreak. On June 19, 2002, U.S. Secretary of Agriculture Ann Veneman proposed to the Office of Management and Budget that the USDA cover one-half of the total estimated economic loss suffered by the poultry industry and independent growers in Virginia due to the avian influenza outbreak. Secretary Veneman also recommended that the State of Virginia cover the remaining portion. On November 4, 2002, the USDA made public their estimate of total federal compensation at $51.0 million, with growers projected to be compensated $13.9 million and owners projected to be compensated $37.1 million. We have received $16.1 million in federal compensation in the nine month period ended June 28, 2003, which was recorded as “Non-recurring recoveries.” No additional future recoveries have been recorded, although on July 17, 2003, the USDA issued its final rule with total payments expected to approximate $52.4 million with approximately $47.8 million paid to owners and $4.6 million paid to growers. Owners are eligible for up to 75% of proven losses. Although no assurances can be given, based on this, we estimate we will receive an additional payment of approximately $10.5 million during fiscal 2003. No assurances can be given that any state agencies will provide any economic assistance to the poultry growers and producers affected by the avian influenza outbreak in Virginia. In the event that state agencies do decide to grant economic assistance to the affected poultry growers and producers, it is impossible at this time to estimate how the state agencies would allocate any such assistance between affected poultry growers and producers whose flocks were destroyed by the virus.

Our second challenge occurred in October 2002 when a limited number of USDA environmental samples from our Franconia, Pennsylvania plant tested positive for Listeria. As a result, we voluntarily recalled all cooked deli products produced at the plant from May 1, 2002 through October 11, 2002. No illnesses associated with the Listeria strain in a Northeastern outbreak have been linked to any of our products and none of our products have tested positive for the outbreak strain. We carried insurance designed to cover the direct recall related expenses and certain aspects of the related business interruption caused by the recall, and subject to the insurer’s reservation of rights, we have received a $4.0 million advance payment from our insurer with respect to the product recall claim. As of June 28, 2003, we have recorded $22.1 million, net of the deductible amount of

$0.5 million and the $4.0 million advance payment from our insurer, in recall related expenses as a component of “Current Assets—Trade accounts and other receivables,” which we believe to be due from our insurance carriers. We estimate that the sales at the Franconia, Pennsylvania plant were negatively affected by approximately $19.0 million and $73.0 million and operating income was negatively affected by approximately $10.0-$15.0 million and $35.0-$40.0 million during the quarter and nine month periods ended June 28, 2003, respectively. As a result of these losses, we will be filing a claim for business interruption and certain product re-establishment costs which is expected to be in excess of $40 million. Aggregating the direct recall expense claim noted above, with this business interruption and reestablishment cost claim, we expect our total claims as of June 28, 2003 to be in excess of $66 million, although our policy limit is $50 million, $4 million of which has been received as of June 28, 2003. Therefore, the continuing effects of the recall on our business after June 28, 2003 will not be covered by insurance and will have a negative impact on our operating income estimated at $5.0 to $10.0 million per quarter. This impact is estimated to continue until the sales of prepared foods turkey products from our Franconia, Pennsylvania plant have been reestablished in the market to pre-recall levels which we currently project to be in or after the second fiscal quarter 2004. We have recently taken steps to reduce our turkey production levels by approximately 15%, which will take effect early fiscal 2004 in an effort to mitigate future losses.

Further, although we have maintained product recall insurance in recent periods, in 2003 the availability of this type of insurance to the food industry has been limited and at times not available. We have been seeking quotes from insurers regarding an insurance policy that would cover any product recall that may subsequently arise. While we have received a proposal for this line of coverage, we have not obtained an insurance policy that would cover any product recall that may arise subsequent to calendar 2002 and any coverage we may obtain could include higher deductibles and provide more limited coverage than we historically have been able to obtain. There can be no assurance as to when or if we will be successful in obtaining such a policy on acceptable terms.

First Nine Months of Fiscal 2003 Compared to First Nine Months of Fiscal 2002

Consolidated Net Sales.    Consolidated net sales were $1,909.9 million for the first nine months of fiscal 2003, an increase of $16.0 million, or 0.8%, from the first nine months of fiscal 2002. The increase in consolidated net sales resulted from a $16.7 million increase in U.S. chicken sales to $1,248.4 million, a $24.4 million increase in Mexico chicken sales to $266.9 million and an $11.1 million increase in sales of other products to $165.5 million, offset partially by a $36.2 million decrease in turkey sales to $229.1 million. The increase in U.S. chicken sales was primarily due to a 1.8% increase in dressed pounds produced. The decrease in turkey sales was due primarily to the impact of the recall of turkey deli meat products and the continuing effects of last year’s avian influenza outbreak discussed above. The $24.4 million increase in Mexico chicken sales was primarily due to a 9.9% increase in pounds produced. The $11.1 million increase in sales of other products was due to a $10.3 million increase in U.S. other sales and a $0.8 million increase in Mexico’s other sales.

Cost of Sales.    Consolidated cost of sales was $1,805.3 million for the first nine months of fiscal 2003, an increase of $44.2 million, or 2.2%, when compared to the first nine months of fiscal 2002. The U.S. operations had an increase in cost of sales of $22.2 million and our Mexico operations had an increase of $19.8 million.

The $22.2 million cost of sales increase in our U.S. operations was due to the increased price of our feed ingredients and effects of avian influenza during the first six months of fiscal 2003.

The $19.8 million cost of sales increase in our Mexico operations was primarily due to higher feed ingredient costs and production of a higher cost, more value added product mix compared to the prior year.

Non-recurring recoveries.    Non-recurring recoveries for the first nine months of fiscal 2003 of $36.0 million include proceeds received from litigation initiated by us in anti-trust lawsuits related to vitamins and methionine of $19.9 million along with reimbursement received from the U.S. federal government under a relief plan related to the avian influenza of $16.1 million. Non-recurring recoveries for the first nine months of fiscal 2002 of $0.7 million include proceeds received from litigation initiated by us in anti-trust lawsuits related to vitamins.

Gross Profit.    Gross profit was $140.6 million for the first nine months of fiscal 2003, an increase of $7.1 million, or 5.3%, from the same period last year, due primarily to the $36.0 million of non-recurring recoveries mentioned above, offset by the negative effects of the turkey deli meat recall and the continuing effects of last year’s avian influenza outbreak and higher feed ingredient costs.

Gross profit as a percentage of sales increased to 7.4% in the first nine months of fiscal 2003, from 7.0% in the first nine months of fiscal 2002, primarily due to the $36.0 million of non-recurring recoveries mentioned above, offset by the negative effects of the turkey deli meat recall, the continuing effects of last year’s avian influenza outbreak, and higher feed ingredient costs.

Selling, General and Administrative Expenses.    Consolidated selling, general and administrative expenses were $102.7 million in the first nine months of fiscal 2003, an increase of $2.2 million, or 2.2%, from the first nine months of fiscal 2002. The $2.2 million increase was due primarily to an increase in selling and administrative expense resulting from higher sales volume. As a percentage of sales, consolidated selling, general and administrative expenses remained relatively stable in the first nine months of fiscal 2003 at 5.4%, when compared to 5.3% for the first nine months of fiscal 2002.

Operating Income.    Consolidated operating income was $37.9 million for the first nine months of fiscal 2003, an increase of $4.9 million, or 14.8%, when compared to the first nine months of fiscal 2002. The increase was due primarily to the $36.0 million of non-recurring recoveries mentioned above, offset by the negative effects of the turkey deli meat recall, the continuing effects of last year’s avian influenza outbreak and higher feed ingredient costs.

Interest Expense.    Consolidated net interest expense was $28.8 million in the first nine months of fiscal 2003, an increase of $3.9 million, or 16.0% from the first nine months of fiscal 2002, due primarily to higher average outstanding debt balances experienced in the first nine months of fiscal 2003.

Miscellaneous, Net.    Consolidated miscellaneous, net expense (income) (which is included in other (income) expense, net) was ($36.8) million, primarily due to $35.4 million of methonine and vitamin litigation settlements received in the fist nine months of fiscal 2003 versus ($3.3) million in the same period last year.

Income Tax Expense.    Consolidated income tax expense in the first nine months of fiscal 2003 was $15.3 million, compared to an income tax benefit of $7.5 million in the first nine months of fiscal 2002. This increase in consolidated income tax expense was primarily caused by a tax benefit of $9.7 million in the second quarter of fiscal 2002 resulting from changes in Mexico tax laws. We have approximately $7.6 million in valuation allowances, primarily covering net operating loss carryforwards of our Mexican operations. We continue to explore strategies we might employ to mitigate the amount of net operating losses that would expire unutilized. The effectiveness of these strategies on the level of valuation allowance is evaluated when factors warrant, but at least annually. Changes in the valuation allowance will be reflected as an adjustment to income tax expense.

Fiscal 2002 Compared to Fiscal 2001

On January 27, 2001, we completed the acquisition of WLR Foods, Inc., a vertically integrated producer of chicken and turkey products located in the eastern United States. Accordingly, 35 weeks of operations of the former WLR Foods, Inc. are included in our results for fiscal 2001.

Consolidated Net Income Before Tax.    Consolidated net income before tax is affected by foreign exchange rate fluctuations between the U.S. dollar and the Mexican peso. Assuming the peso exchange rate does not change from the rate at the end of fiscal 2002, approximately $1.7 million of future devaluation will result as remaining inventory is sold. On September 29, 2001, the Mexican peso closed at 9.54 to 1 U.S. dollar, compared to 10.02 to 1 U.S. dollar on September 28, 2002, and at 10.19 to 1 U.S. dollar on December 2, 2002. No assurances can be given as to how future movements in the peso could affect our future earnings.

Net Sales.    Consolidated net sales were $2.5 billion for fiscal 2002, an increase of $319.0 million, or 14.4%, from fiscal 2001. The increase in consolidated net sales resulted from a $176.7 million increase in U.S. chicken sales to $1.6 billion, a $109.3 million increase in turkey sales to $348.1 million, a $19.2 million increase in Mexico chicken sales to $342.9 million and a $13.8 million increase in sales of other products to $212.8 million. The increase in U.S. chicken sales was primarily due to a 17.2% increase in dressed pounds produced, which resulted primarily from the acquisition of WLR Foods, Inc. on January 27, 2001 offset partially by a 4.4% decrease in total revenue per dressed pound produced, caused in part by import restrictions on poultry products typically sold to Russia and Japan by the industry, resulting in production being liquidated at less favorable pricing levels. The increase in turkey sales was due to the acquisition of WLR Foods, Inc., partially offset by the impact of the avian influenza discussed above. The $19.2 million increase in Mexico chicken sales was primarily due to an 8.8% increase in average revenue per dressed pound produced, partially offset by a 1.9% decrease in pounds produced. The $13.8 million increase in sales of other U.S. products was primarily due to poultry by-products sales price increases, an increase in sales by our wholesale feed division and the acquisition of WLR Foods, Inc.

Cost of Sales.    Consolidated cost of sales was $2.4 billion in fiscal 2002, an increase of $367.8 million, or 18.4%, when compared to fiscal 2001. The U.S. operations accounted for $356.9 million of the increase in the cost of sales and our Mexico operations accounted for $10.9 million of the increase. The cost of sales increase in our U.S. operations of $356.9 million was due primarily to the acquisition of WLR Foods, Inc., $121.6 million of which is related to the turkey operations and was impacted by the avian influenza discussed above. The increase in cost of sales of chicken products also resulted from increased sales of higher cost prepared foods products.

The $10.9 million cost of sales increase in our Mexico operations was primarily due to production of a higher cost, more value added product mix compared to the prior year.

Gross Profit.    Gross profit was $165.2 million for fiscal 2002, a decrease of $48.8 million, or 22.8%, from the same period last year, due primarily to the negative effects of the avian influenza outbreak in our operations in the Eastern United States and to lower dark meat sales prices in the United States caused in part by import restrictions on poultry products typically sold to Russia and Japan by the industry.

Gross profit as a percentage of sales decreased to 6.5% in fiscal 2002, from 9.7% in fiscal 2001, primarily due to increased operating expenses incurred in connection with the avian influenza outbreak in our operations in the Eastern United States and lower dark meat sales prices in the United States caused in part by import restrictions on poultry products typically sold to Russia and Japan by the industry.

Selling, General and Administrative Expenses.    Consolidated selling, general and administrative expenses were $135.3 million in fiscal 2002 and $119.4 million in fiscal 2001. The $15.9 million increase was due primarily to the acquisition of WLR Foods, Inc., which was completed on January 27, 2001. Consolidated selling, general and administrative expenses as a percentage of sales decreased slightly in fiscal 2002 to 5.3%, compared to 5.4% in fiscal 2001.

Operating Income.    Consolidated operating income was $29.9 million for fiscal 2002, decreasing by approximately $64.6 million, when compared to fiscal 2001 due primarily to the negative effects of the avian influenza outbreak and to lower dark meat sales prices in the United States caused in part by import restrictions on poultry products typically sold to Russia and Japan by the industry.

Interest Expense.    Consolidated net interest expense increased 4.0% to $32.0 million in fiscal 2002, when compared to $30.8 million for fiscal 2001, due primarily to higher average outstanding debt balances experienced in the year.

Income Tax Expense.    Consolidated income tax benefit in fiscal 2002 was $12.4 million compared to an income tax expense of $21.3 million in fiscal 2001. This decrease was primarily caused by the $11.9 million income tax benefit resulting from changes in the Mexico tax law and lower pretax earnings in fiscal 2002.

Fiscal 2001 Compared to Fiscal 2000

Net Sales.    Consolidated net sales were $2.2 billion for fiscal 2001, an increase of $715.3 million, or 47.7%, from fiscal 2000. The increase in consolidated net sales resulted from a $422.0 million increase in U.S. chicken sales to $1.5 billion, a $238.8 million increase in turkey sales, a $38.2 million increase in sales of other products to $179.9 million and by a $16.6 million increase in Mexico chicken sales to $323.7 million. The increase in U.S. chicken sales was primarily due to a 35.6% increase in dressed pounds produced, which resulted primarily from the acquisition of WLR Foods, Inc. and to a 3.4% increase in total revenue per dressed pound produced. The increase in turkey sales was due to the acquisition of WLR Foods, Inc. The $38.2 million increase in sales of other U.S. products to $179.9 million was primarily due to the acquisition of WLR Foods, Inc. and higher prices in our commercial egg operations. The $16.6 million increase in Mexico chicken sales was primarily due to a 13.4% increase in dressed pounds produced offset partially by a 6.3% decrease in average revenue per dressed pound produced, primarily due to lower prices caused by an over supply of chicken.

Cost of Sales.    Consolidated cost of sales was $2.0 billion in fiscal 2001, an increase of $667.2 million, or 50.0%, compared to fiscal 2000. The U.S. operations accounted for $630.8 million of the increase in the cost of sales and our Mexico operations accounted for $36.4 million of the increase.

The cost of sales increase in our U.S. operations of $630.8 million was due primarily to the acquisition of WLR Foods, Inc., $222.6 million of which related to the turkey operations, but also resulted from increased production of higher cost prepared foods products, higher energy costs and higher feed ingredient costs.

The $36.4 million cost of sales increase in our Mexico operations was primarily due to a 13.4% increase in dressed pounds produced.

Gross Profit.    Gross profit was $214.0 million for fiscal 2001, an increase of $48.1 million, or 29.0%, over the same period last year, due primarily to the acquisition of WLR Foods, Inc. Gross profit as a percentage of sales decreased to 9.7% in fiscal 2001, from 11.1% in fiscal 2000, due primarily to lower sales prices in Mexico.

Selling, General and Administrative Expenses.    Consolidated selling, general and administrative expenses were $119.4 million in fiscal 2001 and $85.3 million in fiscal 2000. The $34.1 million increase was due primarily to the acquisition of WLR Foods, Inc. and certain integration costs related thereto. Consolidated selling, general and administrative expenses as a percentage of sales decreased in fiscal 2001 to 5.4%, compared to 5.7% in fiscal 2000, due primarily to synergies resulting from the WLR Foods, Inc. acquisition.

Operating Income.    Consolidated operating income was $94.5 million for fiscal 2001, an increase of $14.1 million when compared to fiscal 2000, resulting primarily from higher volumes from the acquisition of WLR Foods, Inc. and higher sales prices in the United States.

Interest Expense.    Consolidated net interest expense increased 73.1% to $30.8 million in fiscal 2001, when compared to $17.8 million for fiscal 2000, due to higher outstanding balances incurred for the acquisition of WLR Foods, Inc.

Income Tax Expense.    Consolidated income tax expense in fiscal 2001 increased to $21.3 million compared to an expense of $10.4 million in fiscal 2000. This increase resulted from higher U.S. pre-tax earnings in fiscal 2001 than in fiscal 2000.

Liquidity and Capital Resources

We have agreed to acquire the ConAgra chicken division through the purchase from ConAgra Foods of all of the issued and outstanding capital stock of four wholly-owned subsidiaries of ConAgra Foods in accordance with a stock purchase agreement dated June 7, 2003. See “Pending ConAgra Chicken Division Acquisition.” The consideration payable to ConAgra Foods under the stock purchase agreement will consist of $100 million in cash and a combination of shares of our Class A common stock and our 10 1/2% subordinated notes due March 4, 2011, provided that at our option we may pay the note portion of the purchase price with cash, subject to certain limitations. If we issue subordinated notes in payment of a portion of the purchase price, the initial principal amount of the subordinated notes must be at least $100 million or such lesser amount as may be acceptable to ConAgra Foods. The actual number and dollar amount of our shares of Class A common stock and the principal amount of subordinated notes to be issued to ConAgra Foods will be determined by reference to the final adjusted net book value (as defined in the stock purchase agreement) of the ConAgra chicken division on the closing date and the volume weighted average trading price of our Class A common stock for the period from June 10, 2003 through the fifth trading day prior to the closing date. If the final adjusted net book value were $536 million (which was the approximate adjusted net book value of the ConAgra chicken division at May 25, 2003) and the volume weighted average stock price of our Class A common stock were $7.61 per share (which was the volume weighted average trading price of our Class A common stock from June 10, 2003 through August 8, 2003), the stock portion of the purchase price would consist of 31.7 million shares of our Class A common stock. Of the remainder of the purchase price, $100 million would be payable in cash and the balance of $194.6 million would be payable in cash, subordinated notes or a combination of cash and subordinated notes. The acquisition would be valued in our financial statements at approximately $600 million plus transaction costs based on the stock component of the purchase price being valued at $9.55 per share (which was the closing price of our Class A common stock on August 8, 2003). Accordingly, changes in the final adjusted net book value of the ConAgra chicken division, changes in the volume weighted average trading price of our Class A common stock and changes in the price of our Class A common stock prior to closing will change the amount of stock and subordinated notes payable to ConAgra Foods and the purchase price of the ConAgra chicken division for purposes of our financial statements.

On July 11, 2003, the thirty-day waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for antitrust regulatory clearance from the federal government, necessary for completion of the acquisition, expired without any further request of the government. The acquisition is subject to customary closing conditions, including stockholder approval of the issuance of our shares of Class A common stock to ConAgra Foods. The transaction is expected to close in the third calendar quarter of 2003.

At June 28, 2003, we maintained $130.0 million in revolving credit facilities, $30.0 million of which relates to our Mexico operations, and $400.0 million in a secured revolving/term borrowing facility. The $400.0 million revolving/term borrowing facility provides for borrowing availability until November 15, 2004 and provides for $285.0 million of commitments maturing November 16, 2010 and $115.0 million of commitments maturing November 16, 2007. Borrowings under this facility are split pro rata between the commitments maturing November 16, 2010 and the commitments maturing November 16, 2007, as they occur. The credit facilities provide for interest rates ranging from LIBOR plus five-eighths percent to LIBOR plus two and three-quarters percent depending upon our total debt to capitalization ratio. Interest rates on debt outstanding under these facilities at June 28, 2003 ranged from LIBOR plus one and three-quarter percent to LIBOR plus two percent. The $100 million domestic revolving credit facility is secured by domestic chicken inventories, the $30.0 million facility in Mexico is secured by Mexico’s accounts receivable, inventories and certain fixed assets and the revolving/term borrowing facility is secured by certain fixed assets. Borrowings against these facilities are subject to the availability of collateral and no material adverse change provisions. During the nine months ended June 28, 2003, we borrowed approximately $29.1 million on a net basis under our revolving/term borrowing facilities.

On August 30, 2002, we issued approximately $61.0 million in senior secured notes to an insurance company with a fixed interest rate of 6.68% maturing on August 30, 2012. At June 28, 2003, the remaining principal balance under these notes was approximately $59.2 million. Borrowings under this facility are secured by certain fixed assets. Until August 30, 2005, we may sell an additional $50 million of our senior secured notes under this facility. The issuance and sale of additional notes is subject to customary closing conditions, as well as our pledge of sufficient additional collateral so that the ratio of all outstanding notes to the insurance company to the appraised value of the collateral securing those notes will be 75% or less. At the time of any additional note issuance, we will make the determination whether to issue the additional notes with a fixed rate or a floating rate based on LIBOR plus a spread to be determined by the insurance company. Any additional note will mature ten years from the date of its issuance. In addition to our $50 million of existing availability, we have received a commitment to purchase an additional $50 million of our senior secured notes under this facility. Notes in the principal amount of $30 million under this $50 million additional commitment will have a maturity date of ten years from the first day of the month following issuance. These notes will bear interest at a fixed rate to be determined prior to issuance. The remaining $20 million of notes under this additional commitment will have a maturity date of seven years from the first day of the month following issuance. At the time of issuance we will make the determination whether to issue these remaining notes with a fixed rate or a floating rate. If a floating rate is selected then it will based on LIBOR plus a spread to be determined on or about the date of issuance. We expect to use the $100 million of aggregate availability and the additional commitment to pay a portion of the cash purchase price of the ConAgra chicken division.

On July 18, 2003, we extended and amended our existing Receivables Purchase Agreement to sell accounts receivable. The amended agreement increased the availability under this facility to $125.0 million from $60 million of accounts receivable and expires in June 2008. In connection with the Receivables Purchase Agreement, we sell, on a revolving basis, certain of our trade receivables (the “Pooled Receivables”) to a special purpose corporation wholly owned by us, which in turn sells a percentage ownership interest to third parties. At June 28, 2003 and September 28, 2002, an interest in these Pooled Receivables of $57.6 million and $58.5 million, respectively, had been sold to third parties and is reflected as a reduction to accounts receivable during each period. These transactions have been recorded as sales in accordance with Financial Accounting Standards Board Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The gross proceeds resulting from the sale are included in cash flows from operating activities in the Consolidated Statements of Cash Flows. Losses on these sales were immaterial. As of the fiscal month ended July 26, 2003, $22.9 million of additional Pooled Receivables were available for sale.

In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (“Interpretation No. 46”). Interpretation No. 46 requires the consolidation of variable interest entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership or contractual or other financial interest in the entity. Currently, entities are generally consolidated by an enterprise that has a controlling financial interest through ownership of a majority voting interest in the entity. Interpretation No. 46 is immediately effective for the variable interest entities created after January 31, 2003, and effective in the fourth quarter of fiscal 2003 for those created prior to February 1, 2003. On June 29, 1999, the Camp County Industrial Development Corporation issued $25.0 million of variable-rate environmental facilities revenue bonds supported by letters of credit obtained by us. We may draw from these proceeds over the construction period for new sewage and solid waste disposal facilities at a poultry by-products plant to be built in Camp County, Texas. We are not required to borrow the full amount of the proceeds from these revenue bonds. All amounts borrowed from these funds will be due in 2029. The revenue bonds are supported by letters of credit obtained by us under our available revolving credit facilities which are secured by our domestic chicken inventories. Adoption of Interpretation No. 46 may cause us to consolidate the trust and debt related to the Camp County Revenue Bonds. The effect of the consolidation would be to record

$25 million as restricted cash in Other Assets and $25 million as Long-Term Debt. We believe the adoption of Interpretation No. 46 will not have a material impact on our results of operations.

Obligations under long-term debt and non-cancelable operating leases at June 28, 2003 were as follows (in millions):

	Payments Due By Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt(a)	$482.8	$2.6	$25.7	$12.4	$442.1
Guarantee fees	18.3	.6	6.4	3.6	7.7
Operating leases	98.7	7.7	61.7	23.1	6.2

Total	$599.8	$10.9	$93.8	$39.1	$456.0

(a)	Excludes $16.4 million in letters of credit outstanding related to normal business transactions.

At June 28, 2003, our working capital increased to $267.8 million and our current ratio increased to 2.11 to 1, compared with working capital of $179.0 million and a current ratio of 1.68 to 1 at September 28, 2002, primarily due to the working capital changes discussed below. At September 29, 2001, working capital was $203.4 million and our current ratio was 1.85 to 1.

Trade accounts and other receivables were $118.6 million at June 28, 2003, compared to $85.3 million at September 28, 2002 and $95.0 million at September 29, 2001. The $33.3 million, or 39.0%, increase in trade accounts and other receivables between September 28, 2002 and June 28, 2003 was primarily due to the inclusion of $22.1 million in net insurance receivables related to the turkey deli meat recall and normal seasonal variations offset partially by improvements in collection recoveries. The $9.7 million, or 10.2%, decrease in trade accounts and other receivables between fiscal 2001 and fiscal 2002 was primarily due to improvements in collection efficiencies. Trade accounts and other receivables at the end of the first nine months of fiscal 2003 and at the end of fiscal 2002 and 2001 reflect the sale of $57.6 million, $58.5 million and $58.5 million, respectively, of receivables pursuant to the Receivables Purchase Agreement described above.

Inventories were $358.3 million at June 28, 2003, compared to $326.8 million at September 28, 2002 and $314.4 million at September 29, 2001. The $31.5 million, or 9.6%, increase in inventories between September 28, 2002 and June 28, 2003 was primarily due to increased chicken and turkey meat inventories due to the seasonal nature of the business. The $12.4 million, or 3.9%, increase in inventories between September 28, 2002 and September 29, 2001 was primarily due to increases in finished turkey products inventories resulting from changes made in product mix in connection with the outbreak of avian influenza.

Accounts payable and accrued expenses were $225.5 million at June 28, 2003, compared to $248.5 million at September 28, 2002 and $229.9 million at September 29, 2001. The $23.0 million decrease between September 28, 2002 and June 28, 2003 was primarily due to normal seasonal variations. The $18.6 million increase between September 29, 2001 and September 28, 2002 was primarily due to an increase in higher feed, other ingredients, packaging costs and other expenses.

Capital expenditures of $36.1 million and $56.4 million for the nine months ended June 28, 2003 and June 29, 2002, respectively, and $80.4 million, $112.6 million and $92.1 million, for fiscal years 2002, 2001 and 2000, respectively, were primarily incurred to acquire and expand certain facilities, improve efficiencies, reduce costs and for the routine replacement of equipment. We anticipate spending an aggregate of approximately $45.0 million to $65.0 million in fiscal 2003 to improve efficiencies and for the routine replacement of equipment. We expect to finance such expenditures with available operating cash flows and existing revolving/term and revolving credit facilities.

Cash flows provided by operating activities were $14.7 million and $38.8 million for the nine months ended June 28, 2003 and June 29, 2002, respectively and $98.1 million and $87.8 million for the fiscal years 2002 and 2001, respectively. The decrease in cash flows provided by operating activities for the first nine months of fiscal 2003, when compared to the first nine months of fiscal 2002, was due to higher accounts receivable and inventories and lower accounts payable as described above. The increase in cash flows provided by operating activities for fiscal 2002 when compared to fiscal 2001, was primarily due to a full year impact from the former WLR Foods, Inc. operations in fiscal 2002, compared to 35 weeks in fiscal 2001.

Cash flows provided by financing activities were $27.3 million and $7.1 million for the nine months ended June 28, 2003 and June 29, 2002, respectively and ($21.2) million and $254.2 million for the fiscal years 2002 and 2001, respectively. The increase in cash provided by financing activities during the nine months ended June 28, 2003 primarily reflects the higher net borrowings on long-term financing and debt retirement amounts in the prior year. The increase in cash used in financing activities for fiscal 2002, when compared to fiscal 2001, is primarily due to borrowings to finance the acquisition of WLR Foods, Inc. in 2001.

We are a party to many routine contracts in which we provide general indemnities in the normal course of business to third parties for various risks. We have not recorded a liability for any of these indemnities, as the likelihood of payment in each case is considered remote. These indemnities are discussed in the following paragraphs.

Our loan agreements generally obligate us to reimburse the applicable lender for incremental increased costs due to a change in law that imposes (i) any reserve or special deposit requirement against assets of, deposits with or credit extended by such lender related to the loan, (ii) any tax, duty or other charge with respect to the loan (except standard income tax) or (iii) capital adequacy requirements. In addition, some of our loan agreements contain a withholding tax provision that requires us to pay additional amounts to the applicable lender or other financing party, generally if withholding taxes are imposed on such lender or other financing party as a result of a change in the applicable tax law. These increased cost and withholding tax provisions continue for the entire term of the applicable transaction, and there is no limitation on the maximum additional amounts we could be obligated to pay under such provisions. Any failure to pay amounts due under such provisions generally would trigger an event of default, and, in a secured financing transaction, would entitle the lender to foreclose upon the collateral to realize the amount due.

We also maintain operating leases for various types of equipment, some of which contain residual value guarantees for the market value for assets at the end of the term of the lease. The terms of the lease maturities range from one to seven years. The maximum potential amount of the residual value guarantees is approximately $8.1 million; however, the actual amount is based on an undeterminable recoverable amount based on the fair market value of the underlying leased assets. The likelihood of payments under these guarantees is not considered to be probable, and accordingly no liabilities have been recorded. We historically have not experienced significant payments under similar residual guarantees.

Market Risk Sensitive Instruments and Positions

The risk inherent in our market risk sensitive instruments and positions is the potential loss arising from adverse changes in the price of feed ingredients, foreign currency exchange rates and interest rates as discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity, nor do they consider additional actions our management may take to mitigate our exposure to such changes. Actual results may differ.

Feed Ingredients

We purchase certain commodities, primarily corn and soybean meal. As a result, our earnings are affected by changes in the price and availability of such feed ingredients. As market conditions dictate, we will from time to time lock-in future feed ingredient prices using various hedging techniques, including forward purchase agreements with suppliers and futures contracts. We do not use such financial instruments for trading purposes and are not a party to any leveraged derivatives. Market risk is estimated as a hypothetical 10% increase in the weighted-average cost of our primary feed ingredients as of June 28, 2003. Based on our feed consumption during the first nine months of fiscal 2003, such an increase would have resulted in an increase to cost of sales of approximately $59.1 million.

Foreign Currency

Our earnings are affected by foreign exchange rate fluctuations related to the Mexican peso net monetary position of our Mexico subsidiaries. We manage this exposure primarily by attempting to minimize our Mexican peso net monetary position, but from time to time we have also considered executing hedges to help minimize this exposure. Such instruments, however, have historically not been economically feasible. We are also exposed to the effect of potential exchange rate fluctuations to the extent that amounts are repatriated from Mexico to the United States. However, we currently anticipate that the cash flows of our Mexico subsidiaries will continue to be reinvested in our Mexico operations. In addition, the Mexican peso exchange rate can directly and indirectly impact our results of operations and financial position in several ways, including potential economic recession in Mexico resulting from a devalued peso. The impact on our financial position and results of operations resulting from a hypothetical change in the exchange rate between the U.S. dollar and the Mexican peso cannot be reasonably estimated. Foreign currency exchange gains and losses, representing the change in the U.S. dollar value of the net monetary assets of our Mexico subsidiaries denominated in Mexican pesos, was a gain of $0.1 million in the first nine months of fiscal 2003 compared to a gain of $0.9 million for the first nine months of fiscal 2002. On July 18, 2003, the Mexican peso closed at 10.39 to 1 U.S. dollar, compared to 10.02 at September 28, 2002. No assurance can be given as to how future movements in the peso could affect our future earnings.

Impact of Inflation

Due to low to moderate inflation in the United States and Mexico and our rapid inventory turnover rate, the results of operations have not been significantly affected by inflation during the past three-year period.

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA—

CONAGRA CHICKEN DIVISION

The following table presents selected historical financial data of the ConAgra chicken division on a combined basis as of and for the five fiscal years ended May 25, 2003. The combined statement of income data for each of the three fiscal years in the period ended May 25, 2003 and the combined balance sheet data as of May 25, 2003 and May 26, 2002 was derived from the ConAgra Foods Chicken Business combined financial statements appearing elsewhere in this prospectus supplement which have been audited by Deloitte & Touche LLP, independent auditors. The combined statement of income data for the fiscal years ended May 28, 2000 and May 30, 1999 and the combined balance sheet data as of May 27, 2001, May 28, 2000, and May 30, 1999 were derived from the ConAgra Foods Chicken Business unaudited combined financial statements, which are not included in this prospectus supplement. In the opinion of the ConAgra Foods’ management, the combined unaudited financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and the results of operations of the ConAgra chicken division for these periods. The historical data are only a summary and should be read in conjunction with the audited combined financial statements of the ConAgra Foods Chicken Business and notes thereto beginning on page F-1 of this prospectus supplement.

	Fiscal Year Ended May
	1999(a)	2000(b)(c)	2001	2002(d)	2003(e)
	(In millions)
Income Statement Data
Net sales	$1,784.2	$1,993.2	$2,341.0	$2,434.7	$2,341.7
Cost of goods sold	1,689.9	1,906.6	2,263.7	2,267.3	2,258.1

Gross profit	94.3	86.6	77.3	167.4	83.6
Selling, general and administrative expenses	56.3	71.8	72.6	79.4	73.0
Corporate allocations: Selling, general and administrative	7.6	13.8	20.6	19.0	19.3
Corporate allocations: Finance charges	12.3	21.9	31.8	22.7	26.0
Restructuring charges	5.9	56.5	—	—	—

Income (loss) before income taxes	12.2	(77.4)	(47.7)	46.3	(34.7)
Income tax expense (benefit)	4.5	(28.5)	(17.5)	17.6	(12.9)

Net income (loss)	$7.7	$(48.9)	$(30.2)	$28.7	$(21.8)

Other Data:
Depreciation and amortization			59.6	59.9	60.7
Capital expenditures			48.6	54.8	36.3

Balance Sheet Data:
Working capital	$113.3	$206.7	$260.4	$201.7	$181.8
Total assets	492.1	879.8	882.0	833.1	786.7
Long-term debt, less current maturities	3.2	18.5	17.9	17.1	16.6

(a)	1999 restructuring charges represent charges for asset impairments.
(b)	2000 restructuring charges include $52.7 million of asset impairments and $3.8 million of other restructuring-related charges.
(c)	2000 amounts reflect the acquisition of Seaboard Farms on January 3, 2000, the poultry division of Seaboard Corporation, for approximately $360 million.
(d)	As of the beginning of fiscal year 2002, the ConAgra Foods Chicken Business adopted Statement of Financial Accounting Standard (“SFAS”) No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, as amended.
(e)	As of the beginning of fiscal year 2003, the ConAgra Foods Chicken Business adopted SFAS No. 142, Goodwill and Other Intangible Assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION—CONAGRA CHICKEN DIVISION

Results of Operations of ConAgra Chicken Division

The following discussion and analysis is intended to provide a summary of significant factors relevant to the ConAgra chicken division’s financial performance and condition. The discussion should be read together with the ConAgra Foods Chicken Business’ financial statements and related notes included elsewhere herein. Years cited in this discussion refer to the ConAgra Foods Chicken Business’ fiscal years.

Fiscal 2003 Compared to Fiscal 2002

Sales.    Net sales were $2,341.7 million for 2003, a $93.1 million or 3.8% decrease from 2002. This decrease, in part, reflects lower broiler markets, largely in dark meat and wings primarily impacting the retail channel. The 2003 decrease also reflects the closure of one of the ConAgra chicken division’s distribution centers.

Cost of Goods Sold.    Cost of goods sold was $2,258.0 million for 2003, a $9.3 million decrease from 2002. Gross profit (net sales less cost of goods sold) for 2003 declined to $83.6 million from $167.4 million in 2002. Gross margin (gross profit as a percent of net sales) declined to 3.6% in 2003 from 6.9% in 2002. These declines reflect increased grain and deboning costs, offset, in part, by improved processing yields and growth in the foodservice broad-line distributor business.

Selling, General and Administrative Expenses.    Selling, general and administrative (“SG&A”) expenses decreased $6.3 million, or 8.0%, to $73.0 million for 2003. This decrease was primarily a result of lower compensation costs in 2003 as compared to 2002. SG&A expenses were also favorably impacted by $1.0 million, due to the ConAgra chicken division no longer amortizing goodwill beginning in the first quarter of 2003 as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. SG&A expenses were 3.1% of net sales during 2003, as compared to 3.3% of net sales during 2002.

Corporate Allocations—Selling, general and administrative.    Corporate allocations include charges that have been allocated by ConAgra Foods and recorded as an expense for corporate services, including executive, finance, legal and tax. Expenses incurred by ConAgra Foods and allocated to the ConAgra chicken division are determined based on the specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra chicken division in proportion to ConAgra Foods’ total investment in its subsidiaries. Such expenses are included in the allocated selling, general and administrative expenses and are $19.3 million and $19.0 million for fiscal 2003 and 2002, respectively.

Corporate Allocations—Finance Charges.    Corporate allocations also include charges that have been allocated by ConAgra Foods and recorded as finance charges. ConAgra Foods allocated finance costs of $26.0 million and $22.7 million in fiscal 2003 and 2002, respectively.

Income Taxes.    The effective income tax rate was 37.2% for 2003 compared with 38.0% for 2002.

On June 9, 2003, ConAgra Foods announced an agreement to sell its chicken business to Pilgrim’s Pride Corporation. In connection with the expected sale, ConAgra Foods classified the ConAgra chicken division’s long-lived assets as held for sale and recognized an impairment charge of $69.4 million (net of an income tax benefit of $42.6 million) in its financial statements to reduce the carrying amount of goodwill to zero and reflect a reduction in the carrying values of long-lived assets of the ConAgra chicken division to their fair market value, less cost to sell. The ConAgra chicken division has not recognized this impairment charge as it considers its long-lived assets to be fully recoverable on a held for use basis.

Fiscal 2002 Compared to Fiscal 2001

Sales.    Net sales were $2,434.7 million for 2002, a $93.7 million or 4.0% increase from 2001. This increase reflects improved broiler markets, especially in dark meat and wings, product mix improvements resulting from a higher proportion of prepared food sales, and improved prices and customer mix within the retail channel.

Cost of Goods Sold.    Cost of goods sold was $2,267.4 million for 2002, a $3.6 million increase from 2001. Gross profit (net sales less cost of goods sold) for 2002 increased to $167.4 million from $77.3 million in 2001. Gross margin (gross profit as a percent of net sales) increased to 6.9% in 2002 from 3.3% in 2001. These increases reflect the improved sales pricing and mix discussed above, offset in part by increased grain costs.

Selling, General and Administrative Expenses.    SG&A expenses increased $6.8 million, or 9.3%, to $79.4 million for 2002. This increase can be attributed to increased compensation costs in 2002 as compared to 2001. SG&A expenses were 3.3% of net sales during 2002, compared to 3.1% of net sales during 2001.

Corporate Allocations—Selling, general and administrative.    Corporate allocations include allocated SG&A expenses of $19.0 million and $20.6 million for fiscal 2002 and 2001, respectively.

Corporate Allocations—Finance charges.    Corporate allocations also include allocated finance charges of $22.7 million and $31.8 million in fiscal 2002 and 2001, respectively.

Income Taxes.    The effective income tax rate was 38.0% for 2002 compared with 36.7% for 2001.

Liquidity and Capital Resources

Sources of Liquidity and Capital.    Historically, the ConAgra chicken division’s sources of cash have been from cash flow from operations and advances received from ConAgra Foods.

At May 25, 2003, working capital (current assets less current liabilities) was $181.8 million compared with $201.7 million at May 26, 2002. The reduced working capital is primarily a result of management’s continued focus on minimizing trade working capital (accounts receivable plus inventory less accounts payable and accrued expenses).

Cash Flows.    Cash flows from operating activities totaled $81.0 million for 2003 as compared to $144.5 million for 2002 and $8.7 million in 2001. The changes in cash flow were primarily due to changes in net income and significant reductions in trade working capital in 2002.

Cash used in investing activities totaled $36.8 million for 2003, as compared to $52.3 million in 2002 and $45.2 million in 2001. Cash flows used in investing activities are primarily capital expenditures incurred for property, plant and equipment.

Cash used in financing activities totaled $37.9 million for 2003 and $96.3 million in 2002, as compared to cash provided from financing activities of $32.9 million in 2001. Net cash flow from financing activities primarily reflects changes in net investments and advances/distributions from ConAgra Foods.

Obligations and Commitments.    As part of its ongoing operations, the ConAgra chicken division enters into arrangements that obligate it to make future payments under contracts such as debt and lease agreements. Debt obligations, which total $17.0 million, are currently recognized as liabilities in the ConAgra chicken division’s consolidated balance sheet. Operating lease obligations, which total $13.4 million, are not recognized as liabilities in the ConAgra chicken division’s consolidated balance sheet in accordance with generally accepted accounting principles. At May 25, 2003, the ConAgra chicken division had no outstanding unconditional purchase obligations.

A summary of the ConAgra chicken division’s contractual obligations at the end of 2003 is as follows:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
	(In millions)
Long-Term Debt	$17.0	$0.4	$0.1	$0.4	$16.1
Lease Obligations	13.4	2.1	4.3	1.8	5.2

Total	$30.4	$2.5	$4.4	$2.2	$21.3

At May 25, 2003, the ConAgra chicken division had no outstanding commercial commitment arrangements (e.g., guarantees).

Trading Activities.

The ConAgra chicken division has no “trading” activities as all derivative contracts are considered either normal purchase and sale contracts or hedging contracts which qualify for hedge accounting under SFAS No. 133.

Critical Accounting Policies

The process of preparing financial statements requires the use of estimates on the part of management. The estimates used by management are based on the ConAgra chicken division’s historical experiences combined with management’s understanding of current facts and circumstances. Certain of the ConAgra chicken division’s accounting policies are considered critical as they are both important to the portrayal of the ConAgra chicken division’s financial condition and results and require significant or complex judgment on the part of management. The following is a summary of certain accounting policies considered critical by management of the ConAgra chicken division.

Allowance for Doubtful Accounts—The ConAgra chicken division’s allowance for doubtful accounts reflects reserves for customer receivables to reduce receivables to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance, and anticipated customer performance. While management believes the ConAgra chicken division’s processes effectively address its exposure for doubtful accounts, changes in the economy, industry, or specific customer conditions may require adjustment to the allowance for doubtful accounts recorded by the ConAgra chicken division.

Inventory Valuation—Management reviews its inventory balances to determine if inventories can be sold at amounts equal to or greater than their carrying amounts. The review includes identification of slow moving inventories, obsolete inventories, and discontinued products or lines of products. The identification process includes historical performance of the inventory, current operational plans for the inventory, as well as industry and customer specific trends. If the ConAgra chicken division’s actual results differ from management expectations with respect to the selling of its inventories at amounts equal to or greater than their carrying amounts, the ConAgra chicken division would be required to adjust its inventory balances accordingly.

Employment-Related Benefits—The ConAgra chicken division incurs certain employment-related expenses associated with pensions, postretirement health care benefits, and workers’ compensation. In order to measure the expense associated with these employment-related benefits, management must make a variety of estimates including discount rates used to present value certain liabilities, assumed rates of return on assets set aside to fund these expenses, compensation increases, employee turnover rates, anticipated mortality rates, anticipated healthcare costs, and employee accidents incurred but not yet reported to the ConAgra chicken division. The estimates used by management are based on the ConAgra chicken division’s historical experience as well as current facts and circumstances. The ConAgra chicken division uses third-party specialists to assist management in appropriately measuring the expense associated with these employment-related benefits. Different estimates used by management could result in the ConAgra chicken division recognizing different amounts of expense over different periods of time.

Impairment of Long-Lived Assets (including property, plant and equipment), Goodwill and Identifiable Intangible Assets—In accordance with applicable accounting literature, the ConAgra chicken division reduces the carrying amount of long-lived assets, goodwill and identifiable intangible assets to their fair value when the fair value of such assets is determined to be less than their carrying amounts (i.e., assets are deemed to be impaired). Fair value is typically estimated using a discounted cash flow analysis, which requires the ConAgra chicken division to estimate the future cash flows anticipated to be generated by the particular asset(s) being tested for impairment as well as select a discount rate to present value the anticipated cash flows. When determining future cash flow estimates, the ConAgra chicken division considers historical results adjusted to reflect current and anticipated operating conditions. Estimating future cash flows requires significant judgment by the ConAgra chicken division in such areas as future economic conditions, industry-specific conditions, product pricing and necessary capital expenditures. The use of different assumptions or estimates for future cash flows could produce different impairment amounts (or none at all) for long-lived assets, goodwill and identifiable intangible assets.

Recently Issued Accounting Standards

In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the ConAgra chicken division to recognize the fair value of a liability associated with the cost the ConAgra chicken division would be obligated to incur in order to retire an asset at some point in the future. The liability will be recognized in the period in which it is incurred and can be reasonably estimated. The standard is effective for the ConAgra chicken division in the first quarter of fiscal 2004. The ConAgra chicken division will adopt this standard at the beginning of its fiscal 2004. The ConAgra chicken division has not yet completed its assessment of the anticipated adoption impact of SFAS No. 143.

Off Balance Sheet Arrangements

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. A variable interest entity (“VIE”) is an entity whose equity investors do not have a controlling financial interest or do not have sufficient equity at risk such that the entity cannot finance its own activities. FIN No. 46 provides that VIEs shall be consolidated by the entity deemed to be the primary beneficiary of the VIE. FIN No. 46 is immediately effective for VIEs created after January 31, 2003. For VIEs created prior to February 1, 2003, FIN No. 46 is effective for the ConAgra chicken division in the second quarter of fiscal 2004. The ConAgra chicken division is currently evaluating its relationship with unconsolidated entities which may meet the definition of a VIE. Based on its analysis to date, the ConAgra chicken division has not determined the impact, if any, from the adoption of FIN No. 46.

Related Party Transactions

ConAgra Foods’ executive, finance, legal, tax and other corporate departments perform certain administrative and other services for the ConAgra chicken division. Expenses incurred by ConAgra Foods and allocated to the ConAgra chicken division are determined based on specific services being provided or are allocated based on ConAgra Foods’ investment in the ConAgra chicken division in proportion to ConAgra Foods’ total investment in its subsidiaries. In addition, ConAgra Foods allocates finance costs to the ConAgra chicken division based on ConAgra Foods’ investment in the ConAgra chicken division and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the ConAgra chicken division if it had been operated on a stand-alone basis. Corporate allocations include allocated selling, general and administrative expenses of $19.3 million, $19.0 million and $20.6 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of $26.0 million, $22.7 million and $31.8 million in fiscal 2003, 2002 and 2001, respectively.

The ConAgra chicken division also has transactions in the normal course of business with parties under common ownership. Net sales to related parties were $134.7 million, $139.2 million and $160.0 million in fiscal years 2003, 2002 and 2001, respectively. With respect to gross margins associated with related party net sales, certain products are sold at cost while others are sold at prices resulting in gross margins similar to third-party net sales.

Market Risk

The principal market risks affecting the ConAgra chicken division are exposures to price fluctuations of commodity and energy inputs.

Commodities—The ConAgra chicken division purchases commodity inputs such as chicken, wheat, corn, soybean meal, soybean oil, energy and packaging materials to be used in its operations. These commodities are subject to price fluctuations that may create price risk. The ConAgra chicken division enters into commodity hedges to manage this price risk using physical forward contracts or derivative instruments. ConAgra Foods has policies governing the hedging instrument its businesses may use. These policies include limiting the dollar risk exposure for each of its businesses. The ConAgra chicken division also monitors the amount of associated counter-party credit risk for all non-exchange-traded transactions. The ConAgra chicken division’s trading activities are limited in terms of maximum dollar exposure and monitored to ensure compliance.

The following table presents one measure of market risk exposure using sensitivity analysis. Sensitivity analysis is the measurement of potential loss of fair value resulting from a hypothetical change of 10% in market prices. Actual changes in market prices may differ from hypothetical changes. In reality, as markets move, the ConAgra chicken division actively manages its risk and adjusts hedging strategies as appropriate. Fair value was determined using quoted market prices and was based on the ConAgra chicken division’s net derivative position by commodity at each quarter end during the fiscal year. The market risk exposure analysis excludes the underlying commodity positions that are being hedged. The commodities hedged have a high inverse correlation to price changes of the derivative commodity instrument.

Effect of 10% Change in Market Prices

	2003	2002
	(In millions)
Grains
High	$10.8	$15.0
Low	4.2	6.0
Average	7.9	9.8

The above mentioned commodities are subject to price volatility caused by commodity market fluctuations, supply and demand, and changes in governmental agricultural programs. Commodity price increases will result in increases in raw material costs and operating costs. The ConAgra chicken division has many years’ experience in hedging against commodity price increases; however, hedging practices reduce but do not eliminate the risk of increased operating costs from commodity price increases.

Quarterly Financial Data

The following is a summary of the ConAgra chicken division’s unaudited quarterly results for each of the periods in fiscal 2003 and 2002:

	Net Sales	Gross Profit	Net Income (Loss)
	(In millions)
2003
First	$606.5	$41.6	$6.8
Second	590.4	35.4	3.1
Third	546.5	(4.6)	(21.7)
Fourth	598.3	11.2	(10.0)

Year	$2,341.7	$83.6	$(21.8)

2002
First	$630.7	$47.8	$8.9
Second	618.1	46.4	9.7
Third	575.5	32.0	2.4
Fourth	610.4	41.2	7.7

Year	$2,434.7	$167.4	$28.7

THE CHICKEN AND TURKEY INDUSTRIES

United States

General

Prior to 1960, the U.S. chicken and turkey industries were highly fragmented with numerous small, independent breeders, growers and processors. The industries have consolidated during the last 40 years, resulting in a relatively small number of larger, more vertically integrated companies. In general, vertical integration of the U.S. chicken and turkey industries has led to increased operating cost efficiencies at each stage of the production process. These cost efficiencies have had a disproportionately adverse effect on less vertically integrated chicken and turkey producers, as they have been unable to realize the synergies benefiting their more integrated competitors.

The following tables set forth the estimated current annual production of live poultry, chicken and turkey produced by, and the corresponding market share of, the 10 largest U.S. producers. These tables reflect annualized respective volumes derived from average weekly data reported by WATT Poultry USA in January 2003.

Poultry

	Estimated Annual Live Weight (In millions of pounds)	Market Share
Tyson Foods, Inc	10,321.0	19.9%
Pilgrim’s Pride Corporation(a)	7,833.7	15.1
Pilgrim’s Pride Corporation	4,331.0	8.3
ConAgra Foods, Inc.(b)	4,302.7	8.3
Gold Kist, Inc	4,101.8	7.9
Perdue Farms, Inc	3,418.5	6.6
Wayne Farms, LLC	1,793.0	3.5
Foster Farms	1,614.6	3.1
Sanderson Farms, Inc.	1,597.4	3.1
Mountaire Farms, Inc.	1,326.0	2.6
Cargill, Incorporated	1,210.0	2.3

(a)	Represents Pilgrim’s Pride on a pro forma basis after giving effect to the completion of our pending acquisition of the ConAgra chicken division.
(b)	We have entered into a stock purchase agreement to purchase the ConAgra chicken division. We are not acquiring the turkey operations of ConAgra Foods. The turkey operations of ConAgra Foods represent an estimated 800 million pounds of annual production and 1.5% of the market share of total poultry production in the United States.

Chicken

	Estimated Annual Live Weight (In millions of pounds)	Market Share
Tyson Foods, Inc	10,321.0	23.0%
Pilgrim’s Pride Corporation(a)	7,434.7	16.3
Gold Kist, Inc	4,101.8	9.1
Pilgrim’s Pride Corporation	3,822.0	8.5
ConAgra Foods, Inc.	3,502.7	7.8
Perdue Farms, Inc	3,185.5	7.1
Wayne Farms, LLC	1,793.0	4.0
Sanderson Farms, Inc	1,597.4	3.6
Foster Farms	1,393.6	3.1
Mountaire Farms, Inc.	1,326.1	3.0
Cagle’s, Inc	1,035.8	2.3

(a)	Represents Pilgrim’s Pride on a pro forma basis after giving effect to the completion of our pending acquisition of the ConAgra chicken division.

Turkey

	Estimated Annual Live Weight (In millions of pounds)	Market Share
Cargill, Incorporated	1,210.0	17.2%
Hormel Foods Corporation	1,200.0	17.0
ConAgra Foods, Inc	800.0	11.4
Carolina Turkeys	580.0	8.2
Pilgrim’s Pride Corporation(a)	509.0	7.2
Kraft Foods, Inc	300.0	4.3
Bill Mar Foods	273.0	3.9
House of Raeford Farms, Inc	250.0	3.6
Perdue Farms, Inc.	233.0	3.3
Foster Farms	221.0	3.1

(a)	We have recently taken steps to reduce our turkey production levels by approximately 15%, which will take effect early fiscal 2004. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

Chicken and Turkey Consumption

From 1982 to 2002, annual per capita consumption of chicken and turkey in the United States increased 65.3% and 67.0%, respectively, while annual per capita consumption of beef declined 12.2% and pork increased 4.9%, respectively. The following chart illustrates, for the periods indicated, per capita consumption in pounds of chicken and turkey in the United States relative to beef and pork.

Source: USDA.

Consumer awareness of the health and nutritional characteristics of chicken and turkey is a major factor influencing this growth in consumption. Such health and nutritional characteristics include lower levels of fat, cholesterol and calories per pound relative to beef and pork.

Growth in chicken and turkey consumption has also been enhanced by new products and packaging which increase convenience and product versatility. These products include breast fillets, tenderloins and strips, formed nuggets and patties and bone-in parts, which are sold fresh, frozen and in various stages of preparation, including blanched, breaded and fully-cooked. Most of these products are targeted towards the foodservice market, which is comprised of chain restaurants, food processors, foodservice distributors and certain other institutions. According to the National Chicken Council, an industry trade association, U.S. production of further processed chicken products has increased from 6.3 billion ready-to-cook pounds in 1992 to an estimated 15.0 billion ready-to-cook pounds in 2002. This growth establishes this product group as the fastest growing product group in the U.S. chicken industry. In addition, the National Chicken Council reported that the market share of this product group increased from 30.0% of U.S. chicken production in 1992 to an estimated 47.0% of such production in 2002.

Another factor influencing the growth of chicken and turkey consumption is the significant price advantage of chicken and turkey compared with other meats. The price advantage has increased over time. For example, the retail price advantage of chicken and turkey relative to choice grade beef in the United States has increased from $1.67 to $2.24 and $1.46 to $2.27, respectively, per pound during the period from 1982 to 2002. The following chart illustrates, for the periods indicated, the average retail price of chicken and turkey in the United States compared to choice grade pork and beef.

Source: USDA and National Chicken Council. The average retail prices set forth above are based on boneless chicken, whole bird turkey and choice grade pork and beef.

Since chickens and turkeys require approximately two and two and one-quarter pounds, respectively, of dry feed to produce one pound of live weight, compared to cattle and hogs, which require approximately six and four pounds, respectively, the poultry industry enjoys a cost advantage that yields a price advantage relative to other competing meats. To help sustain this price advantage, the poultry industry has implemented improved genetic, nutritional and processing technologies in an effort to minimize production costs.

Industry Profitability

Profitability in the chicken and turkey industries is materially affected by the commodity prices of feed ingredients, chicken and turkey, which are determined by supply and demand factors. As a result, the chicken and turkey industries are subject to cyclical earnings fluctuations.

For example, industry profitability is heavily influenced by feed ingredient costs, and feed ingredient costs are dependent on a number of factors unrelated to the chicken and turkey industries. According to an industry source, feed ingredient costs have averaged approximately 32-49% of total production costs of fresh chicken products and 33-43% of total production costs of fresh turkey products and have fluctuated substantially with the price of corn and soybean meal. Assuming finished product prices and other factors remain constant, very small movements in feed ingredient costs may result in large changes in industry profits from fresh chicken and turkey products. By comparison, according to the same industry source, feed costs typically average approximately 16-25% of total production costs of further processed and prepared chicken products. In addition, we believe that feed costs typically average approximately 25-35% of total production costs of further processed and prepared turkey products. As a result, increased emphasis on sales of further processed and prepared chicken and turkey products by chicken and turkey producers reduces the sensitivity of earnings to feed ingredient cost movements.

Exports

Due to U.S. consumers’ general preference for poultry white meat, the U.S. poultry industry has traditionally targeted international markets to generate sales for poultry dark meat. According to the USDA, broiler exports increased from 1.5 billion pounds per year to 4.8 billion pounds per year, or 220%, from 1992 to 2002. The USDA estimates that broiler exports will grow to 6.2 billion pounds in 2012, a compounded annual growth rate of 2.6%. The United States is the world’s largest exporter of turkey. The largest importer of turkey products is Mexico, accounting for more than 42% of the United States turkey exports. According to industry sources, total turkey exports are expected to decrease to 434.8 million pounds in 2003 (a decrease of approximately 0.9%) and represent approximately 7.6% of total U.S. production of turkeys.

Mexico

General

As compared to the United States, the Mexican chicken industry is more fragmented with significantly more chicken producers, many of which are not vertically integrated. We believe that the Mexican chicken industry is in the process of consolidating, which is expected to result in a relatively smaller number of larger, more vertically integrated producers. In general, the effects of vertical integration in the Mexican chicken industry should be similar to those experienced in the past by the U.S. chicken industry. These effects include increased price competition and reduced costs of production on a per unit basis. The Mexican chicken industry has undergone consolidation in recent years, with the largest producers gaining market share through internal growth and acquisitions. The estimated market share of the eight largest Mexican producers, as reported by Seccion Nacional de Productores de Pollo Mixto de Engorda de la Union Nacional de Avicultores (“SENAPOME”) (an industry association in Mexico), has grown from 51.3% to 67.0% from 1992 to 2002. The following table sets forth the estimated number of chickens placed by, and the market share of, the eight largest Mexican producers of chicken.

	Estimated Number of Chickens Placed in 2002 (In millions)	Estimated Market Share in 2002
Bachoco S.A	436.3	32.3%
Pilgrim’s Pride, S.A	180.4	13.3
Provemex Industries (Tyson)	140.3	10.4
Productos Agricolas Tehuacan S.A. (Patsa)	41.7	3.1
Grupo Pecuario San Antonio	39.4	3.0
Buenaventura Grupo Pecuario	28.1	2.1
Avicola San Andres	22.1	1.6
Nutrypollo	16.8	1.2

Chicken Consumption

Total production of chicken in Mexico increased from approximately 1.7 billion pounds in 1982 to approximately 4.8 billion pounds in 2002, a compounded annual growth rate of 5.3%. According to an industry source, between 1982 and 2002, annual per capita consumption of chicken in Mexico increased 200% to 47.8 pounds per person, as compared to 82.0 pounds per person in the United States. We believe per capita chicken consumption increased in Mexico due to increased disposable income and the price advantage of chicken relative to other meats and will continue to grow in the future as a result of these factors. According to industry data, chicken consumption in Mexico is anticipated to grow from 47.8 pounds in 2002 to 55.0 pounds in 2007 as a result of the country’s improving economy and favorable demographic trends.

Industry Profitability

As in the U.S. chicken industry, profitability in the Mexican chicken industry is heavily influenced by the price of chicken and the cost of feed ingredients, each of which are determined largely by supply and demand factors. Our experience has been that the industry’s profitability is cyclical, with each cycle generally having a shorter duration and exhibiting greater price fluctuations than the cycles typically experienced by the U.S. chicken industry. Our experience in Mexico also indicates that, in contrast to the U.S. chicken industry, the Mexican chicken industry’s peak chicken prices occur during the winter holiday season.

The North American Free Trade Agreement, which went into effect on January 1, 1994, required annual reductions in tariffs for chicken and chicken products in order to eliminate such tariffs by January 1, 2003. On November 21, 2002 the Mexican Secretariat of the Economy announced that it would initiate an investigation to determine whether a temporary safeguard action was warranted to protect the domestic poultry industry when import tariffs on poultry were eliminated in January 2003. In July 2003, the United States and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the United States. Under this agreement, a tariff rate for chicken leg quarters of 98.8% of the sales price was established. This tariff rate will be reduced on January 1, 2004, and each of the following four years in equal increments so that the final tariff rate at January 1, 2008 will be zero. As such tariffs are reduced, we expect greater amounts of chicken to be imported into Mexico from the United States, which could negatively affect the profitability of Mexican chicken producers and positively affect the profitability of U.S. exporters of chicken to Mexico.

BUSINESS

General

We are the second largest producer of poultry in both the United States and Mexico and have one of the best known brand names in the poultry industry. In the United States, we produce both prepared and fresh chicken and turkey, while in Mexico, we exclusively produce fresh chicken. Through vertical integration, we control the breeding, hatching and growing of chickens and turkeys and the processing, preparation, packaging and sale of our product lines, which we believe has made us one of the highest quality, lowest-cost producers of poultry in North America. We have consistently applied a long-term business strategy of focusing our growth efforts on the higher-value, higher-margin prepared foods products and have become a recognized industry leader in this market segment, which represents 53.4% of the net sales of our U.S. chicken products in the LTM Period. Accordingly, our sales efforts have traditionally been targeted to the foodservice industry, principally chain restaurants and food processors. We have continually made investments to ensure that our prepared foods capabilities remain state-of-the-art and have complemented these investments with a substantial and successful research and development effort. We produced 3.0 billion pounds of dressed chicken and 422.8 million pounds of dressed turkey and generated net sales of $2.5 billion in the LTM Period. For the LTM Period, our U.S. operations accounted for 85.6% of our net sales, with the remaining 14.4% contributed from our Mexico operations.

Pilgrim’s Pride Corporation, which was incorporated in Texas in 1968 and reincorporated in Delaware in 1986, is the successor to a partnership founded in 1946 as a retail feed store. Our principal executive offices are located at 110 South Texas Street, Pittsburg, Texas 75686 and our telephone number is (903) 855-1000.

We entered into a stock purchase agreement with ConAgra Foods to acquire the ConAgra chicken division through the purchase from ConAgra Foods of all of the issued and outstanding capital stock of four of its wholly-owned subsidiaries. The purchase price will be calculated based on the adjusted net book value of the assets and liabilities of the ConAgra chicken division on the closing date of the acquisition. Based on the ConAgra chicken division’s adjusted net book value as of May 25, 2003 and our stock prices through August 8, 2003, the amount we would record in our financial statements as the purchase price would be approximately $600 million plus transaction costs. Our pending acquisition of the ConAgra chicken division is expected to close during the third calendar quarter of 2003. The ConAgra chicken division is the fourth-largest chicken producer in the United States. The ConAgra chicken division is a fully-integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products, and in the processing, marketing and distribution of processed and prepared food items. The complementary fit of markets, distributor relationships and geographic locations are a few of the many benefits we anticipate realizing from this acquisition. We believe that with the ConAgra chicken division’s specialty prepared chicken products, well-known brands, well-established distributor relationships and Southeastern United States processing facilities, we will be able to provide customers at every point in the distribution chain with the broadest range of quality value-added chicken products and services available in the market today. For its fiscal year ended May 25, 2003, the ConAgra chicken division produced 2.4 billion pounds of dressed chicken and generated net sales of $2.3 billion. See “Pending ConAgra Chicken Division Acquisition.”

Our objectives are (1) to increase sales, profit margins and earnings and (2) to outpace the growth of, and maintain our leadership position in, the poultry industry. To achieve these goals, we plan to continue to pursue the following strategies and, if acquired, apply these strategies to the ConAgra chicken division:

•

Capitalize on significant scale with leading industry position and brand recognition.    Following the completion of the ConAgra chicken division acquisition, we will be the second largest producer of chicken products in the United States. We estimate that our market share based on total annual chicken production in the United States following the acquisition will be 16.3%, which is nearly twice the estimated market share of the next largest competitor in the chicken industry. The complementary fit of markets, distributor relationships and geographic locations are a few of the many benefits we anticipate realizing from this acquisition. We believe that ConAgra Foods’ established relationship with broad-line national distributors will enable us to expand our customer base and provide nationwide distribution capabilities for all of our product lines. As a result, we believe we will be one of only two U.S. chicken producers that can supply the growing demand for a broad range of price competitive standard and specialized products with well-known brand names on a nationwide basis from a single-source supplier.

•	Realize significant synergies from the combined operations of Pilgrim’s Pride and the ConAgra chicken division. We expect that the ConAgra chicken division acquisition will result in significant cost saving opportunities and enhanced growth. We intend to integrate the ConAgra chicken division into Pilgrim’s Pride as rapidly as possible while minimizing disruption to our respective operations. We expect to realize significant annualized cost savings after the ConAgra chicken division acquisition by:

•	taking advantage of our geographic presence by optimizing our supply chain management and logistics;

•	optimizing the uses of all production and distribution facilities; and

•	determining and implementing a “best practices” approach across all operations, including purchasing, production and shared services.

•	Capitalize on attractive U.S. prepared foods market. We focus our U.S. growth initiatives on sales of prepared foods to the foodservice market because it continues to be one of the fastest growing and most profitable segments in the poultry industry. Products sold to this market segment require further processing, which enables us to charge a premium for our products, reduces the impact of feed ingredient costs on our profitability and improves and stabilizes our profit margins. Feed ingredient costs typically decrease from approximately 32-49% of total production cost for fresh chicken products to approximately 16-25% for prepared chicken products. Our sales of prepared chicken products grew from $466.8 million in fiscal 1998 to $848.7 million in fiscal 2002, a compounded annual growth rate of 16.1%. These prepared food sales represented 53.4% of our total U.S. chicken revenues in the LTM Period. The addition of ConAgra Foods’ well-known brands, including Pierce® and Easy-Entrée®, will significantly expand Pilgrim’s Pride’s already sizeable prepared foods chicken division. ConAgra Foods’ highly customized cooked chicken products, including breaded cutlets, sizzle strips and Wing-Dings®, for restaurants and specialty foodservice customers, complement our existing lines of pre-cooked breast fillets, tenderloins, burgers, nuggets, salads and other prepared products for institutional foodservice, fast-food and retail customers.

•	Emphasize customer-driven research and technology. We have a long-standing reputation for customer-driven research and development in designing new products and implementing advanced processing technology. This enables us to better meet our customers’ changing needs for product innovation, consistent quality and cost efficiency. In particular, customer-driven research and development is integral to our growth strategy for the prepared foods market in which customers continue to place greater importance on value-added services. Our research and development personnel often work directly with customers in developing products for them, which we believe helps promote long-term relationships. We estimate that approximately $353 million, or 32%, of our chicken sales to foodservice customers in fiscal 2002 consisted of new products that were not sold by us in fiscal 1998.

•	Enhance U.S. fresh chicken profitability through value-added, branded products. Our U.S. fresh chicken sales accounted for $699.8 million, or 42.0%, of our U.S. chicken sales for the LTM Period. In addition to maintaining the sales of traditional fresh chicken products, our strategy is to shift the mix of our U.S. fresh chicken products by continuing to increase sales of higher margin, faster growing products, such as fixed weight packaged products and marinated chicken and chicken parts, and to continually shift portions of this product mix into the higher value and margin prepared chicken products. Much of our fresh chicken products are sold under the Pilgrim’s Pride® brand name, which is one of the best known brands in the chicken industry. With the addition of ConAgra Foods’ processing plant in Gainesville, Georgia, we will add to our capabilities to cut and process case-ready, fixed-weight chicken for major national retail customers, who are requesting standardized packaging in order to improve their offerings and inventory controls.

•	Capitalize on export opportunities. We intend to continue to focus on international opportunities to complement our U.S. poultry operations and capitalize on attractive export markets. According to the USDA, the export of U.S. poultry products grew 10.2% for chicken and decreased 1.2% for turkey from 1998 through 2002. We believe that U.S. poultry exports will grow as worldwide demand increases for high-grade, low-cost protein sources. According to USDA data, the export market is expected to grow at a compounded annual growth rate of 1.7% and 1.8% for chicken and turkey, respectively, from 2003 to 2008. Historically, we have targeted international markets to generate additional demand for our chicken and turkey dark meat, which is a natural by-product of our U.S. operations given our concentration on prepared foods products and the U.S. customers’ general preference for white meat. As part of this initiative, we have created a significant international distribution network into several markets, including Mexico, which we now utilize not only for dark meat distribution, but also for various higher margin prepared foods and other poultry products. We employ both a direct international sales force and export brokers. Our key international markets include Eastern Europe including Russia, the Far East and Mexico. We believe that we have substantial opportunities to expand our sales to these markets by capitalizing on direct international distribution channels supplemented by our existing export broker relationships. Our export and other category accounted for approximately 4.6% of our net sales for the LTM Period.

•	Leverage our turkey operations. We plan to take advantage of our leading market position and reputation as a high quality, high service provider of chicken products to purchasers of turkey products by focusing on the following four objectives:

•	cross-selling prepared turkey products to existing chicken customers;

•	developing new and innovative prepared turkey products by capitalizing on our research and development expertise;

•	improving operating efficiencies in our turkey operations by applying proven management methodologies and techniques employed historically in our chicken operations; and

•	capitalizing on the unique opportunity to establish, develop and market turkey products under the Pilgrim’s Pride® brand name.

Our chicken products consist primarily of:

(1)    Prepared chicken products, which are products such as portion-controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated. Since November 2002, we no longer produce frankfurters although we continue to distribute frankfurters processed by others.

(2)    Fresh chicken, which is refrigerated (non-frozen) whole or cut-up chicken sold to the foodservice industry either pre-marinated or non-marinated. Fresh chicken also includes prepackaged chicken, which includes various combinations of freshly refrigerated, whole chickens and chicken parts in trays, bags or other consumer packs labeled and priced ready for the retail grocer’s fresh meat counter.

(3)    Export and other chicken products, which are primarily parts and whole chicken, either refrigerated or frozen for U.S. export or domestic use, and chicken prepared foods products for U.S. exports.

(4)    Mexico products, which consist primarily of lower value-added products such as eviscerated chicken and chicken parts and basic products such as New York dressed (whole chicken with only feathers and blood removed) and live birds.

Our turkey products consist primarily of:

(1)    Prepared turkey products, which are products such as turkey sausages, ground turkey, turkey hams and roasts, ground turkey breast products, salads and flavored turkey burgers. We also have an array of cooked, further processed deli products. Since November 2002, we no longer produce frankfurters although we continue to distribute frankfurters processed by others.

(2)    Fresh turkey, which includes fresh traypack products, turkey burgers, and fresh and frozen whole birds, as well as semi-boneless whole turkey, which has all bones except the drumsticks removed.

(3)    Export and other products, which are parts and whole turkey products, either refrigerated or frozen, for U.S. export or domestic use, and frankfurters produced by others for U.S. export or domestic use.

The following table sets forth, for the periods since fiscal 1998, net sales attributable to each of our primary product lines and markets served with those products. Consistent with our long-term strategy, we have emphasized our U.S. growth initiatives on sales of prepared foods products, primarily to the foodservice market, because this product and market segment has experienced, and we believe will continue to experience, greater growth than fresh chicken products. We based the table on our internal sales reports and their classification of product types and customers.

	Fiscal Year Ended					Nine Months Ended		LTM Period Ended June 28, 2003
	Sept. 26, 1998	Oct. 2, 1999(a)	Sept. 30, 2000	Sept. 29, 2001(b)	Sept. 28, 2002	June 29, 2002	June 28, 2003
	(In thousands)
U.S. Chicken Sales:
Prepared Foods:
Foodservice	$418,160	$527,732	$589,395	$632,075	$659,856	$489,156	$530,342	$701,042
Retail	46,335	28,079	47,655	103,202	158,299	116,941	119,970	161,328

Total Prepared Foods	464,495	555,811	637,050	735,277	818,155	606,097	650,312	862,370
Fresh Chicken:
Foodservice	220,804	205,968	202,192	387,624	448,376	339,319	333,289	442,347
Retail	162,283	163,387	148,977	224,693	258,424	189,919	188,936	257,440

Total Fresh Chicken	383,087	369,355	351,169	612,317	706,800	529,238	522,225	699,787
Export and Other:
Prepared Foods	2,301	1,030	4,595	18,912	30,528	22,622	19,523	27,429
Other Chicken	64,469	37,300	57,573	105,834	93,575	73,714	56,315	76,176

Total Export and Other	66,770	38,330	62,168	124,746	124,103	96,336	75,838	103,605

Total U.S. Chicken	914,352	963,496	1,050,387	1,472,340	1,649,058	1,231,671	1,248,375	1,665,762
Mexico Chicken Sales:	249,104	233,074	285,605	303,433	323,769	242,509	266,939	348,199

Total Chicken Sales	1,163,456	1,196,570	1,335,992	1,775,773	1,972,827	1,474,180	1,515,314	2,013,961

U.S. Turkey Sales:
Prepared Foods:
Foodservice	—	—	—	88,012	134,651	104,922	66,956	96,685
Retail	—	—	—	48,681	54,638	40,354	19,862	34,146

Total Prepared Foods	—	—	—	136,693	189,289	145,276	86,818	130,831

Fresh Turkey:
Foodservice	—	—	—	18,618	36,119	26,323	38,226	48,023
Retail	—	—	—	71,647	107,582	82,180	94,901	120,303

Total Fresh Turkey	—	—	—	90,265	143,701	108,503	133,127	168,326

Export and Other:
Prepared Foods	—	—	—	2,434	2,858	2,147	1,563	2,274
Other Turkey	—	—	—	9,443	12,270	9,360	7,567	10,477

Total Export and Other				11,877	15,128	11,507	9,130	12,751

Total U.S. Turkey Sales	—	—	—	238,835	348,118	265,286	229,075	311,908

Sales of Other Products:	168,089	160,833	163,447	200,104	212,773	154,433	165,485	223,825

Total Net Sales	$1,331,545	$1,357,403	$1,499,439	$2,214,712	$2,533,718	$1,893,899	$1,909,874	$2,549,694

(a)	Fiscal 1999 includes 53 weeks.
(b)	The acquisition of WLR Foods, Inc. on January 27, 2001 has been accounted for as a purchase, and the results of operations for this acquisition have been included in our consolidated results of operations since the acquisition date.

The following table sets forth, since fiscal 1998, the percentage of net U.S. chicken and turkey sales attributable to each of our primary product lines and the markets serviced with those products. We based the table and related discussion on our internal sales reports and their classification of product types and customers.

	Fiscal Year Ended					Nine Months Ended		LTM Period Ended June 28, 2003
	Sept. 26, 1998	Oct. 2, 1999(a)	Sept. 30, 2000	Sept. 29, 2001(b)	Sept. 28, 2002	June 29, 2002	June 28, 2003
U.S. Chicken Sales:
Prepared Foods:
Foodservice	45.7%	54.7%	56.2%	42.9%	39.9%	39.8%	42.5%	42.1%
Retail	5.1	2.9	4.5	7.0	9.6	9.5	9.6	9.7

Total Prepared Foods	50.8	57.6	60.7	49.9	49.5	49.3	52.1	51.8

Fresh Chicken:
Foodservice	24.1	21.4	19.2	26.3	27.2	27.5	26.7	26.5
Retail	17.7	17.0	14.2	15.3	15.7	15.4	15.1	15.5

Total Fresh Chicken	41.8	38.4	33.4	41.6	42.9	42.9	41.8	42.0

Export and Other:
Prepared Foods	0.3	0.1	0.4	1.3	1.9	1.8	1.6	1.6
Other Chicken	7.1	3.9	5.5	7.2	5.7	6.0	4.5	4.6

Total Export and Other	7.4	4.0	5.9	8.5	7.6	7.8	6.1	6.2

Total U.S. Chicken Sales Mix	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Total Chicken Prepared Foods as a percentage of U.S. Chicken	51.1%	57.7%	61.1%	51.2%	51.4%	51.1%	53.7%	53.4%

U.S. Turkey Sales:
Prepared Foods:	—	—	—	—	—	—	—	—
Foodservice	—	—	—	36.8	38.7	39.6	29.2	31.0
Retail	—	—	—	20.4	15.7	15.2	8.7	11.0

Total Prepared Foods	—	—	—	57.2	54.4	54.8	37.9	42.0

Fresh Turkey:
Foodservice	—	—	—	7.8	10.4	9.9	16.7	15.4
Retail	—	—	—	30.0	30.9	31.0	41.4	38.5

Total Fresh Turkey	—	—	—	37.8	41.3	40.9	58.1	53.9

Export and Other:
Prepared Foods	—	—	—	1.0	0.8	0.8	0.7	0.7
Other Turkey	—	—	—	4.0	3.5	3.5	3.3	3.4

Total U.S. Turkey	—	—	—	100.0%	100.0%	100.0%	100.0%	100.0%

Total Turkey Prepared Foods as a percentage of U.S. Turkey	—	—	—	58.2%	55.2%	55.6%	38.6%	42.7%

(a)	Fiscal 1999 includes 53 weeks.
(b)	The acquisition of WLR Food, Inc. on January 27, 2001 has been accounted for as a purchase, and the results of operations for this acquisition have been included in our consolidated results of operations since the acquisition date.

The following table allocates sales of the ConAgra chicken division for the fiscal year ended May 25, 2003, by product types and customers in a manner believed to be materially consistent with Pilgrim’s Pride’s classification of product types and customers.

Fiscal Year Ended May 25, 2003
(In millions)
Prepared Foods:
Foodservice	$654.7
Retail	74.9

Total Prepared Foods	729.6
Fresh Chicken:
Foodservice	625.2
Retail	331.4

Total Fresh Chicken	956.6
Export and Other:
Prepared Foods	11.6
Other Chicken	182.2

Total Export and Other	193.8

Total Chicken Sales	1,880.0
Sales of Other Products:
Total Sales of Other Products	461.7

Total Net Sales	$2,341.7

United States

Product Types

Chicken Products

Prepared Foods Overview.    During the LTM Period, $889.8 million or 53.4%, of our U.S. chicken sales were in prepared foods products to foodservice customers and retail distributors and exported prepared foods products, as compared to $466.8 million in fiscal 1998. These numbers reflect the strategic focus for our growth. The market for prepared chicken products has experienced, and we believe will continue to experience, greater growth, higher average sales prices and higher margins than fresh chicken products. Also, the production and sale in the United States of prepared foods products reduce the impact of the costs of feed ingredients on our profitability. Feed ingredient costs are the single largest component of our total U.S. cost of goods sold, representing approximately 30% of our U.S. cost of goods sold in the LTM Period. The production of feed ingredients is positively or negatively affected primarily by weather patterns throughout the world, the global level of supply inventories and demand for feed ingredients, and the agricultural policies of the United States and foreign governments. As further processing is performed, feed ingredient costs become a decreasing percentage of a product’s total production cost, thereby reducing their impact on our profitability. Products sold in this form enable us to charge a premium, reduce the impact of feed ingredient costs on our profitability and improve and stabilize our profit margins.

We establish prices for our prepared chicken products based primarily upon perceived value to the customer, production costs and prices of competing products. The majority of these products are sold pursuant to agreements with varying terms that either set a fixed price for the products or set a price according to formulas based on an underlying commodity market, subject in many cases to minimum and maximum prices.

Fresh Chicken Overview.    Our fresh chicken business is an important component of our sales and accounted for $699.8 million, or 42.0%, of our total U.S. chicken sales for the LTM Period. In addition to maintaining sales of mature, traditional fresh chicken products, our strategy is to shift the mix of our U.S. fresh chicken products by continuing to increase sales of higher margin, faster growing products, such as marinated chicken and chicken parts, and to continually shift portions of this product mix into the higher value and margin prepared chicken products.

Most fresh chicken products are sold to established customers based upon certain weekly or monthly market prices reported by the USDA and other public price reporting services, plus a markup, which is dependent upon the customer’s location, volume, product specifications and other factors. We believe our practices with respect to sales of fresh chicken are generally consistent with those of our competitors. Prices of these products are negotiated daily or weekly and are generally related to market prices quoted by the USDA or other public reporting services.

Export and Other Chicken Products Overview.    Our export and other products consist of whole chickens and chicken parts sold primarily in bulk, non-branded form either refrigerated to distributors in the United States or frozen for distribution to export markets and branded and non-branded prepared foods products for distribution to export markets. In the LTM Period, approximately $103.6 million of our sales were attributable to U.S. chicken exports and other. In fiscal 2002, approximately $124.1 million, or 7.6%, of our U.S. chicken sales were attributable to U.S. chicken exports and other products. These exports and other products, other than the prepared foods products, have historically been characterized by lower prices and greater price volatility than our more value-added product lines.

Turkey Products

Since March 2002, our sales of turkey products have been negatively impacted by an outbreak of low-pathogenic avian influenza in Virginia in March 2002, that resulted in the destruction of a significant number of our turkey flocks, and a product recall of cooked-deli products produced at one of our facilities. See

“Management’s Discussion and Analysis of Results of Operations and Financial Condition—Results of Operations.”

Prepared Foods Overview.    During the LTM Period, $133.1 million, or 42.7%, of our U.S. total turkey sales were prepared turkey products sold to foodservice customers and retail distributors and exported prepared foods products. Like the U.S. chicken markets, the market for prepared turkey products has experienced greater growth and higher margins than fresh turkey products and the production and sale of prepared turkey products reduce the impact of the costs of feed ingredients on our profitability. Feed ingredient costs are the single largest component of our turkey division cost of goods sold, representing approximately 39% of our turkey cost of goods sold in the LTM Period. Similarly with the chicken business, as further processing is performed, feed ingredient costs become a decreasing percentage of a product’s total production cost, thereby reducing their impact on our profitability.

We establish prices for our prepared turkey products based primarily upon perceived value to the customer, production costs and prices of competing products. The majority of these products are sold pursuant to agreements with varying terms that either set a fixed price or are subject to a market driven formula.

Fresh Turkey Overview.    Our fresh turkey business is an important component of our sales and accounted for $168.3 million, or 53.9%, of our total turkey sales in the LTM Period. As is typical for the industry, a significant portion of the sales of fresh and frozen whole turkeys is seasonal in nature, with the height of sales occurring during the Thanksgiving and Christmas holidays. In addition to maintaining sales of mature, traditional fresh turkey products, our strategy is to shift the mix of our fresh turkey products by increasing sales of higher margin, faster growing value-added prepared turkey products, such as deli meats, ground turkey, turkey burgers, roasted turkey and salads.

Most fresh turkey products are sold to established customers pursuant to agreements with varying terms that either set a fixed price or are subject to a market driven formula with some agreements based upon market prices reported by the USDA and other public price reporting services, plus a markup, which is dependent upon the customer’s location, volume, product specifications and other factors. We believe our practices with respect to sales of fresh turkey are generally consistent with those of our competitors with similar programs. Prices of these products are generally negotiated daily or weekly.

Export and Other Turkey Products Overview.    Our export and other products consist primarily of turkey parts sold primarily in bulk, non-branded form frozen for distribution to export markets and refrigerated and frozen frankfurters sold in a branded form. In the LTM Period, approximately $12.8 million, or 4.1%, of our total turkey sales were attributable to export and other sales. These exports and other products have historically been characterized by lower prices and greater price volatility than our more value-added product lines. Since November 2002, we no longer produce frankfurters, although we continue to distribute frankfurters produced by others.

Markets for Chicken Products

Foodservice.    The majority of our U.S. chicken sales are derived from products sold to the foodservice market. This market principally consists of chain restaurants, food processors and certain other institutions located throughout the continental United States. We supply chicken products ranging from portion-controlled refrigerated chicken parts to fully cooked and frozen, breaded or non-breaded chicken parts or formed products.

We believe Pilgrim’s Pride is well-positioned to be the primary or secondary supplier to many national and international chain restaurants who require multiple suppliers of chicken products. Additionally, we are well suited to be the sole supplier for many regional chain restaurants. Regional chain restaurants often offer better margin opportunities and a growing base of business.

We believe we have significant competitive strengths in terms of full-line product capabilities, high-volume production capacities, research and development expertise and extensive distribution and marketing experience relative to smaller and to non-vertically integrated producers. While the overall chicken market has grown consistently, we believe the majority of this growth in recent years has been in the foodservice market. According to the National Chicken Council, from 1998 through 2002, sales of chicken products to the foodservice market grew at a compounded annual growth rate of approximately 8.9% versus 3.4% growth for the chicken industry overall. Foodservice growth is anticipated to continue as food-away-from-home expenditures continue to outpace overall industry rates. According to the National Restaurant Association, food-away-from-home expenditures grew at a compounded annual growth rate of approximately 4.6% from 1998 through 2002 and are projected to grow at a 4.4% compounded annual growth rate from 2002 through 2010. As a result, the food-away-from-home category is projected by the National Restaurant Association to account for 53% of total food expenditures by 2010, as compared with 46.6% in 2002. Our sales to the foodservice market from fiscal 1998 through fiscal 2002 grew at a compounded annual growth rate of 14.8% and represented 68.6% of the net sales of our U.S. chicken operations in the LTM Period.

Foodservice—Prepared Foods.    The majority of our sales to the foodservice market consist of prepared foods products. Our prepared chicken products sales to the foodservice market were $659.9 million in fiscal 2002 compared to $418.2 million in fiscal 1998, a compounded annual growth rate of approximately 12.1% and were $701.0 million in the LTM Period. We attribute this growth in sales of prepared chicken products to the foodservice market to a number of factors:

First, there has been significant growth in the number of foodservice operators offering chicken on their menus and the number of chicken items offered.

Second, foodservice operators are increasingly purchasing prepared chicken products, which allow them to reduce labor costs while providing greater product consistency, quality and variety across all restaurant locations.

Third, there is a strong need among larger foodservice companies for an alternative or additional supplier to our principal competitor in the prepared chicken products market. A viable alternative supplier must be able to ensure supply, demonstrate innovation and new product development and provide competitive pricing. We have been successful in our objective of becoming the alternative supplier of choice by being the primary or secondary prepared chicken products supplier to many large foodservice companies because:

•	We are vertically integrated, giving us control over supply of chicken and chicken parts;

•	Our further processing facilities are particularly well suited to the high-volume production runs necessary to meet the capacity and quality requirements of the foodservice market; and

•	We have established a reputation for dependable quality, highly responsive service and excellent technical support.

Fourth, as a result of the experience and reputation developed with larger customers, we have increasingly become the principal supplier to mid-sized foodservice organizations.

Fifth, our in-house product development group follows a customer-driven research and development focus designed to develop new products to meet customers’ changing needs. Our research and development personnel often work directly with institutional customers in developing products for these customers. Approximately $300 million, or 27%, of our chicken sales to foodservice customers in fiscal 2002 consisted of new products which were not sold by us in fiscal 1998. Approximately $353.0 million, or 32.0%, of our sales to foodservice customers in fiscal 2002 consisted of new products which were not sold by us in fiscal 1998.

Sixth, we are a leader in utilizing advanced processing technology, which enables us to better meet our customers’ needs for product innovation, consistent quality and cost efficiency.

Foodservice—Fresh Chicken.    We produce and market fresh, refrigerated chicken for sale to U.S. quick-service restaurant chains, delicatessens and other customers. These chickens have the giblets removed, are usually of specific weight ranges, and are usually pre-cut to customer specifications. They are often marinated to enhance value and product differentiation. By growing and processing to customers’ specifications, we are able to assist quick-service restaurant chains in controlling costs and maintaining quality and size consistency of chicken pieces sold to the consumer.

Retail.    The retail market consists primarily of grocery store chains, wholesale clubs and other retail distributors. We concentrate our efforts in this market on sales of branded, prepackaged cut-up and whole chicken to grocery store chains and retail distributors in the midwestern, southwestern, western and eastern regions of the United States. This regional marketing focus enables us to develop consumer brand franchises and capitalize on proximity to the trade customer in terms of lower transportation costs, more timely, responsive service, and enhanced product freshness. For a number of years, we have invested in both trade and retail marketing designed to establish high levels of brand name awareness and consumer preferences.

We utilize numerous marketing techniques, including advertising, to develop and strengthen trade and consumer awareness and increase brand loyalty for consumer products marketed under the Pilgrim’s Pride® brand. Our founder, Lonnie “Bo” Pilgrim, is the featured spokesman in our television, radio and print advertising, and a trademark cameo of a person wearing a Pilgrim’s hat serves as the logo on all of our primary branded products. As a result of this marketing strategy, Pilgrim’s Pride® is a well-known brand name in several southwestern markets, including Dallas/Fort Worth, Houston and San Antonio, Texas, Oklahoma City, Oklahoma, Denver, Colorado, Phoenix, Arizona and Los Angeles and San Diego, California. We believe our efforts to achieve and maintain brand awareness and loyalty help to provide more secure distribution for our products. We also believe our efforts at brand awareness generate greater price premiums than would otherwise be the case in certain southwestern markets. We also maintain an active program to identify consumer preferences. The program primarily consists of testing new product ideas, packaging designs and methods through taste panels and focus groups located in key geographic markets.

Retail—Prepared Foods.    We sell retail-oriented prepared chicken products primarily to grocery store chains located in the midwestern, southwestern, western and eastern regions of the United States. Our prepared chicken products sales to the retail market were $158.3 million in fiscal 2002 compared to $46.3 million in fiscal 1998, a compounded annual growth rate of approximately 36.0%. We believe that our growth in this market segment will continue as retailers concentrate on offering more products which are quick, easy and convenient to prepare at home.

Retail—Fresh Chicken.    Our prepackaged retail products include various combinations of freshly refrigerated, whole chickens and chicken parts in trays, bags or other consumer packs labeled and priced ready for the retail grocer’s fresh meat counter. We believe the retail, prepackaged fresh chicken business will continue to be a large and relatively stable market, providing opportunities for product differentiation and regional brand loyalty.

Export and Other Chicken Products.    Our export and other chicken products, other than the prepared foods products, consist of whole chickens and chicken parts sold primarily in bulk, non-branded form either refrigerated to distributors in the United States or frozen for distribution to export markets. In the United States, prices of these products are negotiated daily or weekly and are generally related to market prices quoted by the USDA or other public price reporting services. We also sell U.S.-produced chicken products for export to Eastern Europe—including Russia, the Far East, Mexico and other world markets. On March 10, 2002, Russia announced it was imposing a ban on the importing of U.S. poultry products. Russia accounted for approximately 35% of all U.S. poultry exports in 2001, or approximately 7% of the total U.S. poultry production. On April 10, 2002, Russia announced the lifting of the import ban. However, U.S. markets continue to be affected as Russia continues to restrict the import of U.S. poultry products. On September 15, 2002, new sanitary guidelines were established by Russia that requires veterinary specialists from the Agriculture Ministry of Russia to inspect and certify plants of U.S. poultry producers interested in exporting to Russia. As of June 25, 2003, one of our locations had been certified by the Agriculture Ministry for export into Russia and seven additional locations have been conditionally approved. We may begin exporting to Russia from these seven locations once cited deficiencies have been corrected.

Historically, we have targeted international markets to generate additional demand for our chicken dark meat, which is a natural by-product of our U.S. operations given our concentration on prepared foods products and the U.S. customers’ general preference for white meat. We have also begun selling prepared chicken products for export to the international divisions of our U.S. chain restaurant customers. We believe that U.S. chicken exports will continue to grow as worldwide demand increases for high-grade, low-cost protein sources. We also believe that worldwide demand for higher margin prepared foods products will increase over the next several years. Accordingly, we believe we are well positioned to capitalize on such growth. Also included in these categories are chicken by-products, which are converted into protein products sold primarily to manufacturers of pet foods.

Markets for Turkey Products

Foodservice.    A portion of our turkey sales are derived from products sold to the foodservice market. This market principally consists of chain restaurants, food processors, foodservice distributors and certain other institutions located throughout the continental United States. We supply turkey products ranging from portion-controlled refrigerated turkey parts to ready-to-cook turkey, fully cooked formed products, delicatessen products such as deli meats and sausage, salads, ground turkey and turkey burgers and other foodservice products.

We believe Pilgrim’s Pride is well-positioned to be the primary or secondary supplier to many national and international chain restaurants that require multiple suppliers of turkey products. Additionally, we are well suited to be the sole supplier for many regional chain restaurants.

We believe we have significant competitive strengths in terms of full-line product capabilities, high-volume production capacities, research and development expertise and extensive distribution and marketing experience relative to smaller and to non-vertically integrated producers.

Foodservice—Prepared Foods.    The majority of our turkey sales to the foodservice market consist of prepared turkey products. Our prepared turkey sales to the foodservice market were $96.7 million of our sales in the LTM Period. We believe that future growth in this segment will be attributable to the same six factors described above relating to the growth of prepared chicken sales to the foodservice market.

Foodservice—Fresh Turkey.    We produce and market fresh, refrigerated and frozen turkey for sale to foodservice distributors, restaurant chains and other customers. These turkeys are usually of specific weight ranges, and are usually whole birds to customer specifications. They are often marinated to enhance value and product differentiation. Our semi-boneless turkey, unique to Pilgrim’s Pride, is becoming very popular with cruiselines and other customers where visual presentation of the whole turkey is critical.

Retail.    A significant portion of our turkey sales is derived from products sold to the retail market. This market consists primarily of grocery store chains, wholesale clubs and other retail distributors. We concentrate our efforts in this market on sales of branded, prepackaged cut-up and whole turkey to grocery store chains and retail distributors in the eastern region of the United States. This regional marketing focus enables us to develop consumer brand franchises and capitalize on proximity to the trade customer in terms of lower transportation costs, more timely and responsive service and enhanced product freshness.

We utilize numerous marketing techniques, including advertising, to develop and strengthen trade and consumer awareness and increase brand loyalty for consumer products marketed under the Pilgrim’s Pride®. We believe our efforts to achieve and maintain brand awareness and loyalty help to provide more secure distribution for our products. We also believe our efforts at brand awareness generate greater price premiums than would otherwise be the case in certain eastern markets. We also maintain an active program to identify consumer preferences. The program primarily consists of testing new product ideas, packaging designs and methods through taste panels and focus groups located in key geographic markets.

Retail—Prepared Foods.    We sell retail-oriented prepared turkey products primarily to grocery store chains located in the Eastern United States. We also sell these products to the wholesale club industry.

Retail—Fresh Turkey.    Our prepackaged retail products include various combinations of freshly refrigerated and frozen, whole turkey and turkey parts in trays, bags or other consumer packs labeled and priced ready for the retail grocer’s fresh meat counter, ground turkey or sausage and turkey burgers. We believe the retail prepackaged fresh turkey business will continue to be a large and relatively stable market, providing opportunities for product differentiation and regional brand loyalty with large seasonal spikes in the holiday seasons.

Export and Other Turkey Products.    Our export and other turkey products, other than the prepared foods products, consist of whole turkeys and turkey parts sold in bulk form, either non-branded or under the Rockingham® brand. These products are primarily sold frozen either to distributors in the United States or for distribution to export markets. In the United States, prices of these products are negotiated daily or weekly and are generally related to market prices quoted by the USDA or other public price reporting services. We also sell U.S.-produced turkey products for export to Eastern Europe—including Russia, the Far East, Mexico and other world markets. Historically, we have targeted international markets to generate additional demand for our turkey dark meat, which is a natural by-product of our U.S. operations given our concentration of prepared foods products and the U.S. customers’ general preference for white meat. We believe that U.S. turkey exports will continue to grow as worldwide demand increases for high-grade, low-cost protein sources. We also believe that worldwide demand for higher margin prepared turkey products will increase over the next several years. Accordingly, we believe we are well positioned to capitalize on such growth, especially in Mexico where we have established distribution channels. Also included in these categories are turkey by-products, which are converted into protein products sold primarily to manufacturers of pet foods.

Markets for Other U.S. Products

We market fresh eggs under the Pilgrim’s Pride® brand name, as well as under private labels, in various sizes of cartons and flats to U.S. retail grocery and institutional foodservice customers located primarily in Texas. We have a housing capacity for approximately 2.2 million commercial egg laying hens which can produce approximately 42 million dozen eggs annually. U.S. egg prices are determined weekly based upon reported market prices. The U.S. egg industry has been consolidating over the last few years, with the 25 largest producers accounting for more than 58.7% of the total number of egg laying hens in service during 2002. We compete with other U.S. egg producers primarily on the basis of product quality, reliability, price and customer service.

We market a high-nutrient egg called EggsPlus™. This egg contains high levels of Omega-3 and Omega-6 fatty acids along with Vitamin E, making the egg a heart-friendly product. Our marketing of EggsPlus™ has received national recognition for our progress in being an innovator in the “functional foods” category.

In addition, we produce and sell livestock feeds at our feed mill in Mt. Pleasant, Texas and at our farm supply store in Pittsburg, Texas to dairy farmers and livestock producers in northeastern Texas. We engage in similar sales activities at our other U.S. feed mills.

Mexico

Background

The Mexican market represented approximately 14.4% of our net sales in the LTM Period. Recognizing favorable long-term demographic trends and improving economic conditions in Mexico, in the 1980’s we began exploring opportunities to produce and market chicken in Mexico. In fiscal 1988, we acquired four vertically integrated chicken production operations in Mexico for approximately $15.1 million. Since this original acquisition, we have made subsequent acquisitions and capital expenditures in Mexico to modernize our production technology, improve our distribution network and expand our operations. In addition, we have transferred experienced management personnel from the United States and developed a strong local management team. As a result of these expenditures, we have increased weekly production in our Mexican operations by over 400% since our original investment in fiscal 1988. We are now the second largest producer of chicken in Mexico. We believe that our facilities are among the most technologically advanced in Mexico and that we are one of the lowest cost producers of chicken in Mexico.

Product Types

While the market for chicken products in Mexico is less developed than in the United States, with sales attributed to fewer, more basic products, the market for value-added products is increasing. Our strategy is to lead this trend. The products currently sold by us in Mexico consist primarily of lower value-added products such as eviscerated chicken and chicken parts and basic products such as New York dressed (whole chickens with only feathers and blood removed) and live birds. We have increased our sales of value-added products, primarily through national retail chains and restaurants, and it is our business strategy to continue to do so. In addition, we remain opportunistic, utilizing our low cost production to enter markets where profitable opportunities exist. Other products sold by us in Mexico include commercial feed, vaccines and other agricultural products.

Markets

We sell our Mexico chicken products primarily to large wholesalers and retailers. Our customer base in Mexico covers a broad geographic area from Mexico City, the capital of Mexico with a population estimated to be over 22 million, to Saltillo, the capital of the State of Coahuila, about 500 miles north of Mexico City, and from Tampico and Veracruz on the Gulf of Mexico to Acapulco on the Pacific, which region includes the cities of San Luis Potosi and Queretaro, capitals of the states of the same name, and Cancun on the Caribbean.

In Mexico, where product differentiation has traditionally been limited, product quality, service and price have been the most critical competitive factors. The North American Free Trade Agreement, which went into effect on January 1, 1994, required annual reductions in tariffs for chicken and chicken products in order to eliminate those tariffs by January 1, 2003. On November 21, 2002 the Mexican Secretariat of the Economy announced that it would initiate an investigation to determine whether a temporary safeguard action was warranted to protect the domestic poultry industry when import tariffs on poultry were eliminated in January 2003. The action stemmed from concerns of the UNA that duty-free imports of leg quarters would injure the Mexico poultry industry. In July 2003, the United States and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the United States. Under this agreement, a tariff rate for chicken leg quarters of 98.8% of the sales price was established. This tariff rate will be reduced on January 1, 2004, and each of the following four years in equal increments so that the final tariff rate at January 1, 2008 will be zero.

While the extent of the impact of the elimination of tariffs is uncertain, we believe we are uniquely positioned to benefit from this elimination. We have an extensive distribution network in Mexico, which distributes products to 29 of the 32 Mexican states, encompassing approximately 85% of the total population of Mexico. Our distribution network is comprised of eighteen distribution centers utilizing approximately 126 company-owned vehicles. We believe this distribution network will be an important asset in distributing our own, as well as other companies’, U.S.-produced chicken into Mexico.

Production and Operations

Chicken Operations

Breeding and Hatching. We supply all of our chicks in the United States by producing our own hatching eggs from domestic breeder flocks in the United States. These flocks are owned by us, and approximately 13.1% of them are maintained on 42 company-owned breeder farms. In the United States, we currently own or contract for approximately 15.0 million square feet of breeder housing on approximately 429 breeder farms. In Mexico, all of our breeder flocks are maintained on company-owned farms totaling approximately 4.1 million square feet.

We own eleven chicken hatcheries in the United States. These hatcheries are located in Nacogdoches, Center and Pittsburg, Texas, DeQueen and Nashville, Arkansas, Broadway, Virginia, Concord, North Carolina and Moorefield, West Virginia, where eggs are incubated and hatched in a process requiring 21 days. Once hatched, the day-old chicks are inspected and vaccinated against common poultry diseases and transported by our vehicles to grow-out farms. Our eleven hatcheries in the United States have an aggregate production capacity of approximately 15.5 million chicks per week. In Mexico, we own seven hatcheries, which have an aggregate production capacity of approximately 3.5 million chicks per week.

Grow-out. We place our U.S. grown chicks on approximately 1,560 contract grow-out farms located in Texas, Arkansas, Virginia, West Virginia, North Carolina and Oklahoma, some of which are owned by our affiliates. These contract grow-out farms contain 5,428 chicken houses with approximately 81.0 million square feet of growing facilities. Additionally, we own and operate grow-out farms containing approximately 390 chicken houses with approximately 4.4 million square feet of growing facilities in the United States, which account for approximately 5.2% of our total annual U.S. chicken capacity. On the contracted grow-out farms, the farmers provide the facilities, utilities and labor. We supply the chicks, the feed and all veterinary and technical services. Contract grow-out farmers are paid based on live weight produced under an incentive arrangement. In Mexico, we place our grown chicks on contract grow-out farms containing approximately 756 chicken houses with approximately 9.7 million square feet of growing facilities. Additionally, we own and operate grow-out farms containing approximately 648 chicken houses with approximately 10.4 million square feet of growing facilities in Mexico, which account for approximately 52.0% of our total annual Mexican chicken capacity. Arrangements with independent farmers in Mexico are similar to our arrangements with contractors in the United States. The average grow-out cycle of our chickens is six to seven weeks.

Feed Mills. An important factor in the production of chicken is the rate at which feed is converted into body weight. The quality and composition of the feed is critical to the conversion rate. Accordingly, we formulate and produce our own feed. We purchase feed ingredients on the open market. The primary feed ingredients include corn, milo and soybean meal, which historically have been the largest component of our total production costs. In the United States, we operate nine feed mills located in Nacogdoches, Tenaha and Pittsburg, Texas, Nashville and Hope, Arkansas, Broadway, Virginia, Wingate, North Carolina and Moorefield, West Virginia. In the United States, we currently have annual feed requirements of approximately 3.4 million tons and the capacity to produce approximately 6.1 million tons. We own four feed mills in Mexico, which produce all of the requirements of our Mexico operations. Mexico’s annual feed requirements are approximately 0.7 million tons with a capacity to produce approximately 1.0 million tons. In fiscal 2002, approximately 67% of the feed ingredients used by us in Mexico were imported from the United States, but this percentage fluctuates based on the availability and cost of local feed ingredient supplies.

Processing. Once the chickens reach processing weight, they are transported by truck to our processing plants. These plants utilize modern, highly automated equipment to process and package the chickens. We periodically review the possible application of new processing technologies in order to enhance productivity and reduce costs. We have nine U.S. processing plants, two of which are located in Mt. Pleasant, Texas, and the remainder of which are located in Dallas, Nacogdoches and Lufkin, Texas, DeQueen, Arkansas, Broadway, Virginia, Marshville, North Carolina and Moorefield, West Virginia. These processing plants have the capacity, under present USDA inspection procedures, to slaughter approximately 12.5 million head of chicken per week, assuming a five-day work week. Our plant in Alma, Virginia, was closed during fiscal 2002, with the production from the Alma plant being consolidated with our other processing plants in the area. Our three processing plants located in Mexico have the capacity to slaughter approximately 3.3 million head of chicken per week, assuming a six-day work week, which is typical in Mexico.

Turkey Operations

Breeding and Hatching. We purchase breeder poults, which we place with growers who supply labor and housing to produce breeder flocks. These breeder flocks are owned by us, and approximately 16.2% of them are maintained on three company-owned breeder farms. We currently own or contract for approximately 2.0 million square feet of turkey breeder housing on approximately 40 breeder farms, which produce eggs that are taken to the company-owned turkey hatchery. Our breeder flocks provide approximately 69% of our poult supply for grow-out. We own and operate one turkey stud farm with approximately 50,000 square feet, which houses 3,600 breeder males and supplies semen for 52% of our breeder production. The balance of our semen requirements and poults for grow-out are purchased from third parties.

We own and operate one turkey hatchery, which is located in Harrisonburg, Virginia, where eggs are incubated and hatched in a process requiring 28 days. Once hatched, the day-old poults are inspected and vaccinated against common poultry diseases and transported by our vehicles to grow-out farms. Our turkey hatchery has an aggregate production capacity of approximately 450,000 poults per week.

Grow-out. We place our turkey poults on approximately 350 contract grow-out farms located in Virginia, West Virginia, Pennsylvania, Maryland and North and South Carolina. These contract grow-out farms contain approximately 1,260 turkey houses with approximately 23.6 million square feet of growing facilities. In addition, we own and operate a grow-out farm containing 20 turkey houses with approximately 251,000 square feet of growing facilities in the United States, which accounts for approximately 1.1% of our total annual turkey capacity. On the contracted grow-out farms, the farmers provide the facilities, utilities and labor. We supply the poults, the feed and all veterinary and technical services. Contract grow-out farmers are paid based on live weight produced under an incentive arrangement. The average grow-out cycle of our turkeys is 20 to 26 weeks.

Feed Mills. An important factor in the production of turkey is the rate at which feed is converted into body weight. The quality and composition of the feed is critical to the conversion rate. Accordingly, we formulate and produce the majority of our own feed. We purchase feed ingredients on the open market. The primary feed ingredients include corn, milo and soybean meal, which historically have been the largest component of our total production costs. We own and operate a turkey feed mill located in Harrisonburg, Virginia. We currently have the capacity to annually produce approximately 520,000 tons of turkey feed at this mill. We also produce turkey feed when required at our feedmill in Moorefield, West Virginia or purchase it on the open market.

Processing. Once the poults reach processing weight, they are transported by truck to our processing plants. These plants utilize modern, highly automated equipment to process and package the turkeys. We periodically review the possible application of new processing technologies in order to enhance productivity and reduce costs. Our two turkey processing plants, located in Hinton, Virginia and New Oxford, Pennsylvania, have the capacity, under present USDA inspection procedures, to process approximately 450,000 turkeys per week, assuming a five-day work week. We closed our Harrisonburg Plant at the end of fiscal 2002 and consolidated all production from this plant to our Hinton facility.

Prepared Foods Operations. We operate five prepared foods plants. Four of these plants process primarily chicken prepared foods products and are located in Mt. Pleasant, Waco, Dallas and Nacogdoches, Texas. Substantially all of our turkey prepared foods products are processed in our plant located in Franconia, Pennsylvania. In line with our stated business strategy to capitalize on the attractive U.S. prepared foods market, we have increased our prepared foods production capacity through expansion and acquisitions. The U.S. prepared foods market continues to be one of the fastest growing and most profitable segments in the poultry industry. Further processed prepared foods products include items such as portion-controlled breast fillets, tenderloins and strips, formed nuggets and patties, turkey hams and roasts, salads and bone-in chicken parts. Prepared foods are sold frozen and may be either fully cooked, partially cooked or raw, breaded or non-breaded, pre-marinated or non-marinated or smoked.

Our largest prepared foods plant is located in Mt. Pleasant, Texas and was constructed in 1986 and has been expanded significantly since that time. This facility includes 281,000 square feet and employs approximately 2,300 people. This facility has de-boning lines, marinating systems, batter/breading systems, fryers, ovens, both mechanical and cryogenic freezers, a variety of packaging systems and cold storage including four fully-cooked lines and three ready-to-cook/par-frying/Individually Quick Frozen (“IQF”) lines and one batter-breaded/IQF line and eight spiral freezers. This facility has capacity to produce approximately 350 million pounds of further processed product annually based on current production mix and is currently operating at 80% of capacity. We measure our operating capacity of our prepared foods plants on the basis of running two shifts per day, six days per week.

Our Waco, Texas prepared foods plant was purchased in 1999 and expanded in fiscal 2000 and again in fiscal 2001. It is functionally equivalent to the Mt. Pleasant plant and includes 150,146 square feet and employs approximately 700 people. This state of the art facility has marinating systems, batter/breading systems, fryers, ovens, both mechanical and cryogenic freezers, a variety of packaging systems and cold storage including two fully-cooked lines and two ready-to-cook lines and four spiral freezers. This facility has capacity to produce approximately 270 million pounds of further processed product annually based on current production mix and is currently operating at approximately 60% of capacity.

Our Franconia, Pennsylvania prepared foods plant was acquired in January 2001 and further processes chicken and turkey products, including grinding, marinating, spicing and cooking, producing premium delicatessen, foodservice and retail products, including roast turkey and salads. This facility includes approximately 170,000 square feet and employs approximately 775 people. Our Franconia facility employs the batching system of production as opposed to the line-production system used in our other plants. This plant has approximately 95 million annual pounds of oven capacity and 17 million annual pounds of salad capacity for a total capacity of approximately 112 million pounds of further processed product annually based on current product mix and is currently operating at approximately 80% of capacity.

Our Dallas, Texas prepared foods plant was constructed in 1999 and includes 84,000 square feet and employs approximately 900 people. This facility has de-boning and portioning capability, marinating systems, batter/breading and frying systems and IQF capabilities. This plant is currently running one par-frying line and one IQF production line, each with a spiral freezer. This facility has the capacity to produce approximately 105 million pounds of further processed product annually based on current product mix and is currently operating at approximately 70% of capacity.

Our Nacogdoches, Texas prepared foods plant was constructed in fiscal 2001. It is functionally equivalent to our Dallas, Texas prepared foods plant and includes 115,465 square feet and employs approximately 1,150 people. This facility has de-boning and portioning capability, marinating systems, batter/breading and frying systems and IQF capabilities. This plant is currently running one par-frying line with a spiral freezer and two IQF lines each with a spiral freezer with capability of making them par-fry lines as sales dictate. This facility has capacity to produce approximately 80 million pounds of further processed product annually based on current product mix and is currently operating at approximately 90% of capacity.

Egg Production

We produce table eggs at three farms near Pittsburg, Texas. One farm is owned by us, while two farms are leased from our major stockholder. The eggs are cleaned, sized, graded and packaged for shipment at processing facilities located on the egg farms. The farms have a housing capacity for approximately 2.2 million producing hens and are currently housing approximately 1.9 million hens.

Other Facilities and Information

We operate three rendering plants that convert by-products into protein products, located in Mt. Pleasant, Texas, Broadway, Virginia and Moorefield, West Virginia. These rendering plants currently process by-products from approximately 13.1 million chickens and 0.6 million turkeys weekly into protein products. These products are used in the manufacture of poultry and livestock feed and pet foods. In April 2002, we completed a partially automated distribution freezer located outside of Pittsburg, Texas, which includes 125,000 square feet of storage area. We operate a commercial feed mill in Mt. Pleasant, Texas, which produces various bulk and sacked livestock feed sold to area dairies, ranches and farms. We also operate a feed supply store in Pittsburg, Texas, from which we sell various bulk and sacked livestock feed products, a majority of which is produced in our Mt. Pleasant commercial feed mill. We own an office building in Pittsburg, Texas, which houses our executive offices, and an office building outside of Pittsburg, Texas, which houses our Logistics and Customer Service offices, an office building in Mexico City, which houses our Mexican marketing offices, and an office building in Broadway, Virginia, which houses additional sales and marketing, research and development, and support activities.

Substantially all of our U.S. property, plant and equipment, except those in our turkey segment, are pledged as collateral on our secured debt.

Total Quality Management and Productivity Improvement

Beginning in 1991, we implemented a total quality management program to increase the emphasis by all of our employees on maintaining the highest quality products and lowest cost production. The successful implementation of these initiatives for a company with a size of production base and the number of employees such as we have usually takes several years. As this new management culture has become more entrenched within Pilgrim’s Pride, we have begun to experience significant gains resulting from these efforts. For example, cross-geographical business process teams have been formed and are producing significant gains in performance characteristics. The gains range from waste reductions to process yield improvements, which we believe have resulted in significant cost savings. In addition, we believe that centralizing purchasing and combining our purchasing power across company locations has significantly reduced the cost of procured materials. We have also employed new technology to consolidate administrative support activities such as accounts payable processing, treasury management and accounts receivable management. This consolidation has reduced the transaction costs of providing these services. Additionally, we believe there are significant operating efficiencies we can implement at the ConAgra chicken division following its acquisition, focusing on implementing a “best practices” approach across all operations, including purchasing, production and shared services, optimizing the uses of all production and distribution facilities and taking advantage of our geographic presence by optimizing our supply chain management and logistics.

Competition

The chicken and turkey industries are highly competitive and some of our competitors have greater financial and marketing resources than we do. In the United States and Mexico, we compete principally with other vertically integrated chicken and turkey companies.

In general, the competitive factors in the U.S. chicken and turkey industries include price, product quality, product development, brand identification, breadth of product line and customer service. Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the U.S. retail market, we believe that product quality, brand awareness and customer service are the primary bases of competition. There is some competition with non-vertically integrated further processors in the U.S. prepared food business. We believe we have significant, long-term cost and quality advantages over non-vertically integrated further processors.

In Mexico, where product differentiation has traditionally been limited, product quality, service and price have been the most critical competitive factors. The North American Free Trade Agreement, which went into effect on January 1, 1994, required annual reductions in tariffs for chicken and chicken products in order to eliminate those tariffs by January 1, 2003. On November 21, 2002 the Mexican Secretariat of the Economy announced that it would initiate an investigation to determine whether a temporary safeguard action was warranted to protect the domestic poultry industry when import tariffs on poultry were eliminated in January 2003. The action stemmed from concerns of the Union Nacionale de Avicultores (UNA) that duty-free imports of leg quarters would injure the Mexico poultry industry. In July 2003, the United States and Mexico entered into a safeguard agreement with regard to imports into Mexico of chicken leg quarters from the United States. Under this agreement, a tariff rate for chicken leg quarters at the 2001 tariff level of 98.8% of the sales price was established. This tariff rate will be reduced on January 1, 2004, and each of the following four years in equal increments so that the final tariff rate at January 1, 2008 will be zero. As such tariffs are reduced, we expect greater amounts of chicken to be imported into Mexico from the United States, which could negatively affect the profitability of Mexican chicken producers and positively affect the profitability of U.S. exporters of chicken to Mexico. Although this could have a negative impact on our Mexican chicken operations, we believe that this will be mitigated by the close proximity of our U.S. operations to the Mexican border. We have the largest U.S. production and distribution capacities near the Mexican border, which gives us a strategic advantage to capitalize on exports of U.S. chicken to Mexico.

While the extent of the impact of the elimination of tariffs is uncertain, we believe we are uniquely positioned to benefit from this elimination for two reasons. First, we have an extensive distribution network in Mexico, which distributes products to 29 of the 32 Mexican states, encompassing approximately 85% of the total population of Mexico. We believe this distribution network will be an important asset in distributing our own, as well as other companies’, U.S.-produced chicken into Mexico. Second, we have the largest U.S. production and distribution capacities near the Mexican border, which will provide us with cost advantages in exporting U.S. chicken into Mexico. These facilities include our processing facilities in Mt. Pleasant, Pittsburg, Lufkin, Nacogdoches, Dallas and Waco, Texas, and distribution facilities in San Antonio and El Paso, Texas and Phoenix, Arizona.

Other Activities

We have regional distribution centers located in Arlington, El Paso, Mt. Pleasant and San Antonio, Texas, and Phoenix, Arizona that distribute our own poultry products, along with certain poultry and non-poultry products purchased from third parties, to independent grocers and quick service restaurants. Our non-poultry distribution business is conducted as an accommodation to our customers and to achieve greater economies of scale in distribution logistics. The store-door delivery capabilities for our own poultry products provide a strategic service advantage in selling to quick service, national chain restaurants.

Regulation and Environmental Matters

The chicken and turkey industries are subject to government regulation, particularly in the health and environmental areas, including provisions relating to the discharge of materials into the environment, by the Centers for Disease Control, the USDA, the FDA and the Environmental Protection Agency in the United States and by similar governmental agencies in Mexico. Our chicken processing facilities in the United States are subject to on-site examination, inspection and regulation by the USDA. The FDA inspects the production of our feed mills in the United States. Our Mexican food processing facilities and feed mills are subject to on-site examination, inspection and regulation by a Mexican governmental agency, which performs functions similar to those performed by the USDA and FDA. We believe that we are in substantial compliance with all applicable laws and regulations relating to the operations of our facilities.

We anticipate increased regulation by the USDA concerning food safety, by the FDA concerning the use of medications in feed and by the EPA and various other state agencies concerning the disposal of chicken by-products and wastewater discharges. Although we do not anticipate any regulations having a material adverse effect upon us, a material adverse effect may occur.

Employees and Labor Relations

As of September 28, 2002, we employed approximately 20,200 persons in the United States and 4,600 persons in Mexico. Approximately 2,850 employees at our Lufkin and Nacogdoches, Texas facilities are members of collective bargaining units represented by the United Food and Commercial Workers Union. None of our other U.S. employees have union representation. Collective bargaining agreements with the United Food and Commercial Workers Union expired on August 10, 2001 with respect to our Lufkin employees, where we are currently operating without a contract, and expire in October 2004 with respect to our Nacogdoches employees. Our Lufkin employees voted in July 2002 to retain union representation. However, the election results have not yet been certified; objections are still pending and are being reviewed by the National Labor Relations Board. We believe that the terms of the Nacogdoches agreement are no more favorable than those provided to our non-union U.S. employees. In Mexico, most of our hourly employees are covered by collective bargaining agreements, as are most employees in Mexico. We have not experienced any work stoppage since a two-day work stoppage, with no significant operation disruption, at our Lufkin facility in May 1993. We believe our relations with our employees are satisfactory.

Legal Proceedings

In August of 2000, four of our current and/or former employees filed the case of “Betty Kennell, et al. v. Wampler Foods, Inc.” in the United States District Court for the Northern District of West Virginia, claiming we violated requirements of the Fair Labor Standards Act. The suit alleged that we failed to pay employees for all hours worked. The suit generally alleged that (1) employees should be paid for time spent to put on, take off and clean certain personal gear at the beginning and end of their shifts and breaks, and (2) the use of a master time card or production “line” time fails to pay employees for all time actually worked. Plaintiffs seek to recover unpaid wages plus liquidated damages and legal fees. Approximately 150 consents to join as plaintiffs were filed with the court by current and/or former employees. No trial date has been set. The court has conditionally approved class certification for hourly production employees in second processing for processing plants in the Eastern United States. To date, only limited discovery has been performed. Neither the likelihood of an unfavorable outcome nor the amount of ultimate liability, if any, with respect to this case can be determined at this time. We do not expect this matter, individually or collectively, to have a material impact on our financial position, operations or liquidity.

On August 20, 1999, the former WLR Foods, Inc. brought legal action as a plaintiff in an antitrust lawsuit filed in the U.S. District Court in Washington D.C. alleging a world-wide conspiracy by approximately 34 named defendants to control production capacity and raise prices of common vitamins such as A, B-4, C and E. We joined this lawsuit with respect to vitamin purchases not included in our previous settlement with the named defendants as a member of a class action lawsuit settled in fiscal 2000. Pilgrim’s Pride, individually and as successor to WLR Foods, Inc. in this suit, received $24.4 million in the nine months ended June 28, 2003, in partial settlement of its claims. To date, claims related to approximately 81% of the WLR Foods, Inc. affected vitamin purchases have been settled by or on behalf of the former WLR Foods, Inc. which settlements have resulted in payments to us and the former WLR Foods, Inc. of $32.4 million. No assurances can be made regarding the likelihood or timing of future settlements or whether or not future recoveries, if any, on the remaining 19% of the vitamin purchases covered by the suit will be proportionally less than, equal to or greater than these previous recovery amounts.

On June 7, 2001, we brought legal action as a plaintiff in an antitrust lawsuit filed in the U.S. District Court in San Francisco alleging a world-wide conspiracy by defendant suppliers and producers of methionine to control production capacity and raise prices of methionine. We estimate that it was overcharged by approximately

$50.0 million, which includes purchases made by the former WLR Foods, Inc. in connection with the alleged conspiracy. Pilgrim’s Pride, individually and as successor to WLR Foods, Inc. in this suit, received $30.8 million in the nine months ended June 28, 2003, in partial settlement of its claims. To date, claims related to approximately 100% of the purchases have been settled by us and we do not anticipate any further recoveries under this suit.

On July 1, 2002, three individuals, on behalf of themselves and a putative class of chicken growers, filed their original class action complaint against us in the United States District Court for the Eastern District of Texas, Texarkana Division. The case is styled “Cody Wheeler, et al. vs. Pilgrim’s Pride Corporation.” The complaint alleges that we violated the Packers and Stockyards Act (7 U.S.C. Section 192) and breached fiduciary duties allegedly owed to the plaintiff growers. The plaintiffs also brought individual actions under the Packers and Stockyards Act alleging common law fraud, negligence, breach of fiduciary duties and breach of contract. On July 29, 2002, we filed a Motion to Dismiss. Upon the filing of the motion, the plaintiffs entered into an agreement to stay any certification of the class pending the outcome of the trial of the three plaintiffs, Cody Wheeler, Don Davis and Davey Williams. On March 14, 2003, the court entered an order dismissing the plaintiffs’ claims of breach of fiduciary duty and negligence. The plaintiffs also dropped the charges of fraud prior to the entering of the order by the court. We also filed a Motion to Transfer Venue on August 19, 2002, and the plaintiffs filed a Motion for Preliminary Injunction to prohibit any alleged retaliation against the growers. The court denied our Motion to Transfer Venue on March 14, 2003, and the case will remain in the Eastern District of Texas, Texarkana Division. The court also denied the plaintiffs’ Motion for Preliminary Injunction on March 3, 2003. Discovery is in the initial phases in this case. We intend to defend vigorously both certification of the case as a class action should we not prevail in the trial of the three plaintiffs and questions concerning ultimate liability and damages, if any. Neither the likelihood of an unfavorable outcome nor the amount of ultimate liability, if any, with respect to this case can be determined at this time. We do not expect this matter to have a material impact on our financial position, operations or liquidity.

In October 2002 a limited number of USDA environmental samples from our Franconia, Pennsylvania plant tested positive for Listeria. As a result, we voluntarily recalled all cooked deli products produced at the plant from May 1, 2002 through October 11, 2002. No illnesses associated with the Listeria strain in a Northeastern outbreak have been linked to any of our products and none of our products have tested positive for the outbreak strain. As a result of the recall, on November 4, 2002, an individual who allegedly consumed our meat products filed a putative class action lawsuit in the Philadelphia County Court of Common Pleas in the Commonwealth of Pennsylvania. The plaintiff allegedly contracted Listeriosis. The case was styled “Frank Niemtzow, individually and on behalf of all others similarly situated v. Pilgrim’s Pride Corporation and Wampler Foods, Inc.” The complaint sought recovery on behalf of a putative class of all persons that purchased and/or consumed meat products manufactured at our Franconia, Pennsylvania facility between May 1, 2002 and October 11, 2002, who have suffered an injury. This putative class sought to include all individuals who have suffered Listeriosis and symptoms of Listeriosis and other medical injuries. The plaintiff also sought to represent a putative class of all persons that purchased and/or consumed meat products manufactured at our Franconia, Pennsylvania facility between May 1, 2002 and October 11, 2002, who have not suffered any personal injury. The complaint sought compensatory and punitive damages under theories of negligence, alleged violation of the Pennsylvania Unfair Trade Practices Act and Consumer Protection Law, strict liability in tort, and unjust enrichment. On December 6, 2002, we filed a Petition for Removal to Federal court transferring this matter to the United States District Court for the Eastern District of Pennsylvania. The plaintiff filed a Motion to Remand to State Court on January 6, 2003. We timely filed our response. In addition, on January 13, 2003, we filed a Motion to Dismiss the plaintiff’s class action complaint. On March 25, 2003, the plaintiffs voluntarily dismissed the lawsuit.

On April 17, 2003, we learned that a product liability lawsuit, “Lawese Drayton, Individually and as Personal Representative of the Estate of Raymond Drayton, deceased, Plaintiff, v. Pilgrim’s Pride Corporation, Jack Lambersky Poultry Company, Inc. DBA JL Foods Co, Inc., Defendants,” was filed against us in the United States District Court for the Eastern District of Pennsylvania on April 15, 2003. We have been served with summons and a copy of the complaint and on July 29, 2003 filed a Motion to Dismiss this complaint. We believe that we have meritorious defenses to this claim, and intend to assert a vigorous defense to the litigation. Neither the likelihood of an unfavorable outcome nor the amount of ultimate liability, if any, with respect to this case can be determined at this time. After considering our available insurance coverage, we do not expect this matter to have a material impact on our financial position, operations, or liquidity.

We have recently been named as a defendant in a lawsuit entitled, Laron Harvey, by his mother and natural guardian, Shakandra Hampton, and Shakandra Hampton in her own right v. Pilgrim’s Pride Corporation, et al., filed in the Pennsylvania Court of Common Pleas and removed to the U.S. District Court for the Eastern District of Pennsylvania in Philadelphia under Court No. 03-3500. The complaint names both Pilgrim’s Pride and Jack Lambersky Poultry Company, Inc. as defendants. The plaintiff claims that, on August 19, 2002, Laron Harvey was born nine weeks prematurely as a direct result of his mother’s having contracted Listeria monocytogenes. Plaintiff is alleging certain injuries, severe developmental delay, respiratory distress syndrome, esophageal reflux, necrotizing enterocolitis, and pulmonary heart valve disorder, among other illnesses and ailments. A motion to dismiss certain counts of the complaint has been filed on our behalf. We believe that we have meritorious defenses to this claim and intend to assert a vigorous defense to the litigation. Neither the likelihood of an unfavorable outcome nor the amount of ultimate liability, if any, with respect to this case can be determined at this time. After considering our available insurance coverage, we do not expect this matter to have a material impact on our financial position, operations, or liquidity.

We are subject to various other legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect our financial position or results of operations.

PENDING CONAGRA CHICKEN DIVISION ACQUISITION

Business of the ConAgra Chicken Division

The business of the ConAgra chicken division is conducted through four of ConAgra Foods’ subsidiaries: ConAgra Poultry Company, Lovette Company, Inc., Hester Industries, Inc. and To-Ricos, Inc. The business is a fully-integrated chicken processing business engaged in the production, processing, marketing and distribution of fresh and frozen chicken products, and in the processing, marketing and distribution of processed and prepared food items. The ConAgra chicken division can generally be viewed as consisting of all of ConAgra Foods’ chicken business (including grow-out, slaughter, processing, further processing, rendering, sales and distribution, both in retail and foodservice and related assets and employees), including the Pierce brand and the Professional Food System (“PFS”) business conducted by ConAgra Foods. The ConAgra chicken division does not include the further processing and marketing operations included in ConAgra Foods’ packaged foods segment, including, without limitation, the Butterball, Banquet, Marie Callender’s and Country Skillet further processing and marketing operations. Additionally, Pilgrim’s Pride will not be acquiring the Butterball, Banquet, ConAgra, Country Skillet and Marie Callender’s trade names.

The ConAgra chicken division sells ice pack, chill pack and frozen chicken, in whole, cut-up and boneless form, primarily under the Country Pride, Easy Entrée and Pierce brand names to retailers, distributors, and casual dining operators principally in the Eastern, Southeastern, and Central regions of the United States. According to 2002 industry statistics, ConAgra Foods was the fourth largest chicken company in the United States.

ConAgra Foods’ chicken division operations presently encompass seventeen hatcheries, thirteen feed mills, fourteen processing plants, and four cook plants. The ConAgra chicken division has contracts with operators of approximately 1,667 chicken grow-out farms that provide it with sufficient housing capacity for its current operations. The ConAgra chicken division also has contracts with operators of 341 chicken breeder farms and 140 pullet farms.

The ConAgra chicken division sells over 3.1 billion pounds annually of processed and prepared food items nationally and regionally, primarily to distributors, foodservice accounts, retailers and club stores, as well as to ConAgra Foods’ packaged foods segment.

Products and Markets—Overview.

The ConAgra chicken division’s products consist primarily of:

•	Prepared chicken products, which are products such as fully cooked breaded wings, portion controlled breast fillets, tenderloins and strips, delicatessen products, salads, formed nuggets and patties and bone-in chicken parts. These products are sold either refrigerated or frozen and may be fully cooked, partially cooked or raw. In addition, these products are breaded or non-breaded and either pre-marinated or non-marinated, and packed for either the foodservice or retail sales channel.

•	Fresh chicken, which is refrigerated (non-frozen) whole or cut-up chicken sold to the retail and foodservice industry either pre-marinated or non-marinated. Fresh chicken also includes prepackaged chicken, which includes various combinations of freshly refrigerated, whole chickens and chicken parts in trays, bags or other consumer packs labeled and priced ready for the retail grocer’s fresh meat counter.

•	Export and other chicken products, which are primarily parts and whole chicken, either refrigerated or frozen for U.S. export or domestic use, and chicken prepared foods products for U.S. exports.

The ConAgra chicken division’s products are sold primarily to:

•	Foodservice customers, which are customers such as foodservice distributors, chain restaurants, food processors and certain other institutions. The ConAgra chicken division sells to its foodservice customers products ranging from portion-controlled refrigerated chicken parts to fully-cooked and frozen, breaded or non-breaded chicken parts or formed products. The foodservice distributor business has experienced very high year over year sales growth since 1999.

•	Retail customers, which are customers such as grocery store chains, wholesale clubs and other retail distributors. The ConAgra chicken division sells to its retail customers branded, pre-packaged, cut-up and whole poultry, and fresh refrigerated or frozen whole chicken and chicken parts in trays, bags or other consumer packs. The division also sells “consumer pack” prepared foods to these same customers, accounting for nearly 18.4% of the retail channel sales.

Products

Prepared Foods Products.    The market for prepared chicken products has experienced greater growth, higher average sales prices and higher margins than fresh chicken products. Also, the production and sale in the United States of prepared foods products reduce the impact of the costs of feed ingredients on profitability. Products sold in this form enable the ConAgra chicken division to charge a premium, reduce the impact of feed ingredient costs on its profitability and improve and stabilize its profit margins.

The ConAgra chicken division establishes prices for its prepared chicken products based primarily upon perceived value to the customer, production costs and prices of competing products. The majority of these products are sold pursuant to agreements with varying terms that either set a fixed price for the products or set a price according to formulas based on an underlying commodity market, subject in many cases to minimum and maximum prices.

Fresh Chicken Products.    In addition to maintaining sales of mature, traditional fresh chicken products, the ConAgra chicken division has continued to shift the mix of its fresh chicken products by increasing sales of higher margin, faster growing products, such as marinated chicken and chicken parts and to shift portions of this product mix into the higher value and margin prepared chicken products.

Most fresh chicken products are sold to established customers based upon fixed price lists or certain weekly or monthly market prices reported by the USDA and other public price reporting services, plus a markup, which is dependent upon the customer’s location, volume, product specifications and other factors. Prices of these products are negotiated daily or weekly and are generally related to market prices quoted by the USDA or other public reporting services.

Export and Other Chicken Products.    The ConAgra chicken division’s export and other products consist of whole chickens and chicken parts sold primarily in bulk, non-branded form either refrigerated to distributors in the United States or frozen for distribution to export markets and branded and non-branded prepared foods products for distribution to export markets. These exports and other products have historically been characterized by lower prices and greater price volatility than our more value-added product lines.

Market

Foodservice.    The majority of the ConAgra chicken division sales are derived from products sold to the foodservice market. This market principally consists of broad-line distributors, chain restaurants, food processors and certain other institutions located throughout the continental United States. The ConAgra chicken division supplies chicken products ranging from portion-controlled refrigerated chicken parts to fully cooked and frozen, breaded or non-breaded chicken parts or formed products.

Foodservice—Prepared Foods.    The majority of the ConAgra chicken division sales to the foodservice market consist of prepared foods products. These sales are sold predominately to broad-line distributors, followed by chain restaurants and delicatessens.

Foodservice—Fresh Chicken.    The ConAgra chicken division produces and markets fresh, refrigerated chicken for sale to U.S. quick-service restaurant chains, delicatessens, broad-line distributors and other customers. These chickens are usually of specific weight ranges, and are typically pre-cut to customer specifications. They are often marinated to enhance value and product differentiation. By growing and processing to customers’ specifications, the ConAgra chicken division is able to assist quick-service restaurant chains in controlling costs and maintaining quality and size consistency of chicken pieces sold to the consumer.

Retail.    The retail market consists primarily of grocery store chains, wholesale clubs and other retail distributors. The ConAgra chicken division concentrates its efforts in this market on sales of branded, prepackaged cut-up and whole chicken to grocery store chains and retail distributors in the Southeast, Midwest, and South Central regions of the United States.

Retail—Prepared Foods.    The ConAgra chicken division sells retail packaged prepared chicken products primarily to grocery store chains and club stores located in the Southeast, Midwest, and South Central regions of the United States.

Retail—Fresh Chicken.    The ConAgra chicken division’s prepackaged retail products include various combinations of freshly refrigerated, whole chickens and chicken parts in trays, bags or other consumer packs, either labeled and priced ready for the retail grocer’s fresh meat counter or in unit weight scanable packaging. The retail, prepackaged fresh chicken business should continue to be a large and relatively stable market, providing opportunities for product differentiation and brand loyalty.

Export and Other Chicken Products.    The ConAgra chicken division’s export and other products consist of whole chickens and chicken parts sold primarily in bulk, non-branded form either refrigerated to distributors in the United States or frozen for distribution to export markets. In the United States, prices of these products are negotiated daily or weekly and are generally related to market prices quoted by the USDA or other public price reporting services. Historically, the ConAgra chicken division has targeted international markets to generate additional demand for its dark meat, which is a natural by-product of its U.S. operations given its concentration on prepared foods products and the U.S. customers’ general preference for white meat. Also included in these categories are chicken by-products, which are converted into protein products sold primarily to manufacturers of pet foods.

Competition

The chicken industry is highly competitive and the ConAgra chicken division competes principally with other vertically integrated chicken companies.

In general, the competitive factors in the U.S. chicken industry include price, product quality, product development, brand identification, breadth of product line and customer service. Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the U.S. retail market, competition is based on product quality, brand awareness and customer service. There is some competition with non-vertically integrated further processors in the U.S. prepared food business.

Properties and Operations

Breeding and Hatching.    The ConAgra chicken division supplies all of its chicks in the United States by producing its own hatching eggs from domestic breeder flocks in the United States. The ConAgra chicken division currently contracts for approximately 11.7 million square feet of breeder housing on approximately 341 breeder farms in which the breeder stock is housed and fed.

The ConAgra chicken division owns sixteen chicken hatcheries in the United States. These hatcheries are located in Fort Payne, Moulton, and Enterprise, Alabama, Batesville, Atkins and El Dorado, Arkansas, Athens,

Canton, Cohutta and Gainesville (2), Georgia, Mayfield (2), Kentucky and Athens, Choudrant, and Natchitoches, Louisiana, where eggs are incubated and hatched in a process requiring 21 days. Once hatched, the day old chicks are inspected and vaccinated against common poultry diseases and transported by ConAgra chicken division vehicles to grow-out farms. The ConAgra chicken division’s sixteen hatcheries in the United States have an aggregate production capacity of approximately 16 million chicks per week. In Aibonito, Puerto Rico, the ConAgra chicken division owns one hatchery, which has an aggregate production capacity of approximately 425,000 chicks per week.

Grow-out.    The ConAgra chicken division places its U.S. grown chicks on approximately 1,667 contract grow-out farms located in six states. These contract grow-out farms contain approximately 5,572 chicken houses with approximately 89 million square feet of growing facilities. Additionally, the ConAgra chicken division owns and operates a grow-out farm containing six chicken houses with approximately 150,000 square feet of growing facilities in the United States, which account for an insignificant amount of the ConAgra chicken division’s total annual U.S. chicken capacity. On contracted grow-out farms, the farmers provide the facilities, utilities and labor; the ConAgra chicken division supplies the chicks, the feed and all veterinary and technical services. Contract grow-out farmers are paid based on live weight produced under an incentive arrangement. The average grow-out cycle of ConAgra’s chickens is six to seven weeks.

Feed Mills.    An important factor in the production of chicken is the rate at which feed is converted into body weight. The quality and composition of the feed is critical to the conversion rate. Accordingly, the ConAgra chicken division formulates and produces its own feed. The primary feed ingredients include corn, milo and soybean meal, which historically have been the largest component of the ConAgra chicken division’s total chicken production costs. In the United States, the ConAgra chicken division operates 12 feed mills located in Faulkville and Enterprise, Alabama, Batesville, Atkins and El Dorado, Arkansas, Athens, Canton, and Gainesville, Georgia, Mayfield, Kentucky, Arcadia and Many, Louisiana and Chattanooga, Tennessee. In the United States, the ConAgra chicken division currently has annual feed requirements of approximately 3.6 million tons and the capacity to produce approximately 4.7 million tons. The ConAgra chicken division owns one feed mill in Las Piedras, Puerto Rico, which produces all of the requirements of its Puerto Rican operations. Puerto Rico’s annual feed requirements are approximately 80,000 tons with a capacity to produce approximately 80,000 tons.

Processing.    Once the chickens reach processing weight, they are transported by truck to the ConAgra chicken division’s processing plants. These plants utilize modern, highly automated equipment to process and package the chickens. The ConAgra chicken division has 13 U.S. processing plants which are located in Athens and Enterprise, Alabama, Batesville, Clinton and El Dorado, Arkansas, Athens, Canton, Dalton and Gainesville, Georgia, Mayfield, Kentucky, Farmerville and Natchitoches, Louisiana and Chattanooga, Tennessee. These processing plants have the capacity, under present USDA inspection procedures, to slaughter approximately 15.2 million head of chickens per week, assuming a five-day work week. The ConAgra chicken division’s other processing plant located in Aibonito, Puerto Rico has the capacity to slaughter approximately 329,000 head of chickens per week, assuming a five-day work week.

Prepared Foods Operations

The ConAgra chicken division operates four prepared food plants. These plants primarily process chicken prepared foods products and are located in Elberton, Georgia, Chattanooga, Tennessee, Farmerville, Louisiana and Moorefield, West Virginia. Further processed prepared foods products include items such as fully cooked breaded wings, portion-controlled breast fillets, tenderloins and strips, formed nuggets and patties and bone-in chicken parts. Prepared foods are sold frozen and may be fully cooked, partially cooked or raw, breaded or non-breaded or pre-marinated or non-marinated.

The ConAgra chicken division Elberton, Georgia prepared foods plant was purchased in January 2000 and expanded in fiscal 2000 and again in fiscal 2001. It includes 173,000 square feet and employs approximately 553 people. This facility has marinating systems, batter/breading systems, fryers, ovens, freezers, a variety of packaging systems and cold storage. This facility has capacity to produce approximately 90 million pounds of further processed product annually based on current production mix and is currently operating at approximately 100% of capacity.

The ConAgra chicken division Chattanooga, Tennessee prepared foods plant was purchased in January 2000, includes 37,000 square feet, and employs approximately 301 people. This facility has de-boning and portioning capability, marinating systems, batter/breading and frying systems and individually quick frozen capabilities. This facility has the capacity to produce approximately 50 million pounds of further processed product annually based on current product mix and is currently operating at approximately 100% of capacity.

The ConAgra chicken division Moorefield, West Virginia prepared foods plant was purchased in December 1997. It includes 209,000 square feet and employs approximately 716 people. This facility has marinating systems, batter/breading, frying systems, oven systems and individually quick frozen capabilities. This facility has capacity to produce approximately 100 million pounds of further processed product annually based on current product mix and is currently operating at approximately 100% of capacity.

The ConAgra chicken division Farmerville, Louisiana prepared foods plant was constructed in June 1996. It includes 80,000 square feet and employs approximately 345 people. This facility has marinating systems, batter/ breading, frying systems, oven systems and IQF capabilities. This facility has capacity to produce approximately 50 million pounds of further processed product annually based on current product mix and is currently operating at approximately 85% of capacity.

Other Facilities and Information

The ConAgra chicken division operates three rendering plants that convert by-products into protein products, located in Farmerville, Louisiana, El Dorado, Arkansas and Russellville, Arkansas. These rendering plants currently process by-products from approximately four million chickens weekly into protein products. These products are used in the manufacture of poultry and livestock feed and pet foods.

The ConAgra chicken division headquarters is located in Duluth, Georgia. Other offices are located at each processing facility.

The ConAgra chicken division’s truck shop facilities are located in Athens and Enterprise, Alabama, Atkins and El Dorado, Arkansas, Athens, Canton and Dalton, Georgia, Mayfield, Kentucky, Farmerville and Robeline, Louisiana and Chattanooga, Tennessee.

The ConAgra chicken division has four laboratory facilities, which are located in Athens and Gainesville, Georgia, Farmerville, Louisiana and Moorefield, West Virginia.

Other facilities include a warehouse in Farmerville, Louisiana, and cold storage plants in Chattanooga, Tennessee and Shreveport, Louisiana.

The ConAgra chicken division engages in the distribution of protein products through its PFS unit. PFS primarily sells products to both the food service and retail channels with retail accounting for 65% of the sales. Products include all proteins with the approximate mix of beef—40%, chicken—25%, pork—20%, other—15% (fish, shrimp, and processed smoked meats). The principal office of PFS is located in El Dorado, Arkansas with 13 sales and distribution units in Texas, Louisiana, Utah, California, North Carolina, Wisconsin, Iowa and Mississippi. Each distribution center is run autonomously with a distribution radius of approximately 100 miles. The truck fleet consists of 83 bob trucks and 163 tractor-trailers. PFS employs 550 people.

Regulation and Environmental Matters

The chicken industry is subject to government regulation, particularly in the health and environmental areas, including provisions relating to the discharge of materials into the environment, by the Centers for Disease Control, the USDA, the Food and Drug Administration (“FDA”) and the Environmental Protection Agency. The ConAgra chicken division processing facilities are subject to on site examination, inspection and regulation by the USDA. The FDA inspects the production of ConAgra’s feed mills.

Employees and Labor Relations

As of July 21, 2003, the ConAgra chicken division employed approximately 15,890 persons, including 2,250 salaried and 13,640 hourly employees. 9,613 of these employees were members of collective bargaining units located at 19 of ConAgra Foods’ processing facilities, feed mills, hatcheries, cook plants and PFS facilities. The ConAgra Foods chicken division employees that are parties to these collective bargaining arrangements work in ConAgra facilities located in Alabama, Arkansas, Georgia, Kentucky, Louisiana, Mississippi, Tennessee, Texas, Wisconsin and Puerto Rico. The ConAgra chicken division has not experienced a work stoppage since June 1997. ConAgra Foods believes its relations with employees at these locations is satisfactory.

Legal Proceedings

The ConAgra chicken division is a party to a number of lawsuits and claims arising out of the operation of its business. After taking into account liabilities recorded, ConAgra Foods’ management believes the ultimate resolution of such matters should not have a material adverse effect on the ConAgra chicken division’s financial condition, results of operations or liquidity.

Terms of the ConAgra Chicken Division Acquisition

The following is a summary of certain provisions of the stock purchase agreement with ConAgra Foods relating to the purchase of the ConAgra chicken division and the other transaction agreements. This summary is qualified in its entirety by reference to the stock purchase agreement, which you should read carefully for more details regarding the provisions we describe below and for other provisions that may be important to you.

Overview

On June 7, 2003, we entered into the stock purchase agreement with ConAgra Foods for our acquisition of the ConAgra chicken division and on August 11, 2003 entered into an amendment thereto. The stock purchase agreement provides that we will purchase all of the issued and outstanding capital stock of four ConAgra Foods’ subsidiaries for an aggregate purchase price that will be calculated based on the “final adjusted net book value” (as defined in the stock purchase agreement) of the assets and liabilities of the ConAgra chicken division on the closing date. The consideration payable to ConAgra Foods will consist of $100 million in cash and a combination of shares of our Class A common stock and our 10 1/2% subordinated notes due March 4, 2011 (the “Subordinated Notes”), provided that at our option we may pay the Subordinated Note portion of the purchase price with cash, subject to certain limitations. In connection with the acquisition, we also will enter into certain other agreements with ConAgra Foods and its subsidiaries, including two registration rights agreements, three supply agreements, a transition trademark license agreement, a transition services agreement and an environmental license agreement.

We have received commitments from our existing lenders for the financing of the $100 million cash portion of the purchase price, and our lenders have issued consents as necessary to allow the consummation and financing of the ConAgra chicken division acquisition. Further, we intend to exercise our option to pay cash instead of issuing Subordinated Notes to ConAgra Foods to the extent of the proceeds of this offering.

On July 11, 2003, the thirty-day waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 for antitrust regulatory clearance from the federal government, necessary for completion of the acquisition, had expired without any further request of the government. The acquisition is subject to customary closing conditions, including stockholder approval of the issuance of the shares of our Class A common stock to ConAgra Foods. The transaction is expected to close in the third calendar quarter of 2003.

Purchase Price

General.    At closing, the consideration payable to ConAgra Foods will be estimated based on ConAgra Foods’ good faith estimate of the adjusted net book value, as of the closing date, of the ConAgra chicken division. Based upon this estimate, we will pay ConAgra Foods at closing $100 million in cash and pay the remainder of the consideration through a combination of shares of our Class A common stock and Subordinated Notes. Subject to certain limitations, we may pay the Subordinated Note portion with cash.

Share Portion.    The actual number and dollar amount of shares of our Class A common stock to be issued will be determined at the closing of the acquisition by reference to the volume weighted average stock price of our Class A common stock on the New York Stock Exchange from June 10, 2003 (the day after the parties announced the acquisition) through the fifth trading day prior to the closing date (the “Average Price”). From June 10, 2003 through August 8, 2003, the Average Price was $7.61.

The number of shares to be issued to ConAgra Foods at closing will equal the lesser of 39,400,000 or the number of shares of our Class A common stock determined by dividing (i) forty-five percent (45%) of the adjusted net book value by (ii) the greater of (1) the Average Price and (2) $5.35. If the adjusted net book value was approximately $535.6 million (which was the approximate adjusted net book value of the ConAgra chicken division at May 25, 2003) and the fifth trading day prior to the closing date was August 8, 2003, the share portion of the purchase price would consist of 31.7 million shares (45% of $535.6 million, divided by $7.61, the Average Price of the our Class A common stock from June 10 through August 8, 2003).

Subordinated Note Portion.    The balance of the estimated consideration will be paid by our execution and delivery to ConAgra Foods of Subordinated Notes in the principal amount of such balance, provided that we may pay the Subordinated Note portion of the consideration in cash. For example, if the estimated net book value was $535.6 million and the share portion consisted of 31.7 million shares of our Class A common stock, we would issue Subordinated Notes in the amount of $194.6 million. We may, at our option, pay the Subordinated Note portion of the consideration with cash, provided that if we issue any Subordinated Notes in payment of a portion of the consideration, the initial principal amount of the Subordinated Notes must be at least $100 million or such lesser amount as is acceptable to ConAgra Foods.

Share Price Adjustment.    If the Average Price is less than $5.35, we may elect to

•	issue to ConAgra Foods a number of additional shares of our Class A common stock equal to (x) the amount by which $5.35 exceeds the Average Price, multiplied by the number of shares of our Class A common stock determined above under the caption “Share Portion” (the “Share Price Adjustment”) divided by (y) the Average Price;

•	issue to ConAgra Foods additional subordinated debt on the same terms as the Subordinated Notes, the principal amount of which will equal the Share Price Adjustment;

•	deliver to ConAgra Foods an additional amount in cash equal to the Share Price Adjustment; or

•	deliver to ConAgra Foods a combination of the forms of additional consideration referred to above having an aggregate value equal to the Share Price Adjustment.

Alternatively, Pilgrim’s Pride and ConAgra Foods may mutually agree that we can deliver to ConAgra Foods some other consideration having a value equal to the Share Price Adjustment; or we can elect to terminate the stock purchase agreement, unless ConAgra Foods agrees in writing, within 48 hours after receipt of written notice from us of our intent to terminate the agreement, that the purchase price will be reduced by an amount equal to the Share Price Adjustment, in which case ConAgra Foods will not be entitled to the Share Price Adjustment and the stock purchase agreement will not be terminated.

Asset Retention.    If the estimated adjusted net book value exceeds $600 million, the adjusted net book value will be capped at $600 million unless ConAgra Foods selects one of the following options:

•	to retain the ConAgra chicken division’s Moorefield, West Virginia facility, and all assets located at such facility and rights relating thereto, and recalculate the estimated purchase price on the basis that such facility, assets and rights are excluded from the acquisition and retained by ConAgra Foods; or

•	to terminate the stock purchase agreement.

If ConAgra Foods selects either of the above options, we may agree in writing, within 48 hours after receipt of written notice from ConAgra Foods of its intent to exclude such assets or terminate the agreement, that we will pay the consideration in full even if the adjusted net book value exceeds $600 million, in which case such assets will not be excluded and the stock purchase agreement will not be terminated.

Post-closing Purchase Price Adjustment.    Within 60 days after the closing, we will prepare a preliminary closing balance sheet for the Acquired Companies, and a preliminary calculation of adjusted net book value (as defined in the stock purchase agreement) that will be audited by an independent accountant. If the parties do not object to the preliminary audit report and audited adjusted net book value within 60 days, they will be issued in final form and the consideration payable to ConAgra Foods will be adjusted based upon the final adjusted net book value. If a party timely objects to the independent accountant’s report, and the parties are unable to resolve the objection within 30 days, the dispute will be referred to a mutually acceptable independent accountant for resolution. The parties will split the fees and expenses of such independent accountant, and the decision of the independent accountant on the dispute will be binding on the parties.

After the final adjusted net book value is agreed upon, the final purchase price will be determined. If the final purchase price is different than the estimated purchase price, we will adjust the aggregate principal amount of the Subordinated Notes originally issued at closing to ConAgra Foods. If such adjustment results in a decrease in the aggregate principal amount of the Subordinated Notes then ConAgra Foods will refund to us any interest previously paid on the excess amount of the original Subordinated Notes and relinquish its right to any accrued but unpaid interest on the excess amount of the original Subordinated Notes. Additionally, if such adjustment results in a decrease greater than the principal amount of the Subordinated Note originally issued to ConAgra Foods, then the Subordinated Notes will be cancelled in their entirety and ConAgra Foods will pay us any remaining difference in cash.

Description of the 10 1/2% Subordinated Notes Due March 4, 2011

To the extent we issue Subordinated Notes, they will mature on March 4, 2011, with interest accruing at a rate of 10 1/2% per annum. Interest on the Subordinated Notes will be payable semi-annually in arrears on December 15 and June 15. We intend to exercise our option to pay cash instead of issuing Subordinated Notes to the extent of the proceeds of this offering.

The Subordinated Notes will be general unsecured obligations of Pilgrim’s Pride. They will rank subordinate in right of payment to all of our existing and future Senior Indebtedness. “Senior Indebtedness” generally means all of our obligations, whether outstanding on the date of the Subordinated Notes or thereafter incurred, but does not include: (i) any obligation of Pilgrim’s Pride to any subsidiary; (ii) any obligation in respect of the Subordinated Notes or other indebtedness of Pilgrim’s Pride that by its terms is expressly subordinate, junior or pari passu in right of payment to the Subordinated Notes; or (iii) any obligations with respect to any capital stock. Because they are unsecured, the Subordinated Notes will effectively rank behind all of our secured obligations to the extent of the value of the assets securing those obligations. The Subordinated Notes will rank ahead of any of our future obligations that expressly provide that they are subordinated to the Subordinated Notes.

The Subordinated Notes may be redeemed by us, in whole or in part, for 100% of the then-outstanding principal and accrued interest, as long as they are held by ConAgra Foods or a ConAgra Foods affiliate.

However, we may redeem all, but not part, of the Subordinated Notes from ConAgra Foods if ConAgra Foods holds less than, or the redemption would result in ConAgra Foods holding less than, $100 million of the Subordinated Notes. If ConAgra Foods should transfer the Subordinated Notes to a third party,

•	up to 35% of the Subordinated Notes may be redeemed by us at a 10 1/2% premium prior to the fourth anniversary of their original issuance from the proceeds, and within 45 days after the completion by us, of a public equity issuance; and

•	the Subordinated Notes may be redeemed by us, in whole or in part, at a 5.25% premium from September 15, 2007 through September 14, 2008; at a 2.625% premium from September 15, 2008 through September 14, 2009; and for 100% of the then-outstanding principal and accrued interest at any time after September 14, 2009.

Upon a change in control of Pilgrim’s Pride, each holder of the Subordinated Notes will have the right to require us to repurchase all or any part of the holder’s Subordinated Notes. If ConAgra Foods or a ConAgra Foods affiliate is the holder of the Subordinated Notes, we will offer a change of control payment in cash equal to 100% of the aggregate principal amount of Subordinated Notes repurchased plus accrued and unpaid interest. Any other holder of the Subordinated Notes will be offered a change of control payment in cash equal to 101% of the aggregate principal amount of Subordinated Notes repurchased plus accrued and unpaid interest.

We are not required to make mandatory redemption or sinking fund payments with respect to the Subordinated Notes.

Closing Conditions

The obligations of Pilgrim’s Pride and ConAgra Foods to consummate the acquisition are subject to the satisfaction or waiver of certain conditions, including but not limited to:

•	approval of the issuance to ConAgra Foods of the shares of our Class A common stock by the requisite vote of the holders of our Class A and Class B common stock, voting as a single class;

•	the approval for listing of the shares of our Class A common stock on the New York Stock Exchange;

•	the absence of any injunction prohibiting consummation of the acquisition; and

•	the accuracy of the representations and warranties contained in the stock purchase agreement.

Non-Competition Covenant

The stock purchase agreement provides that, for five years after the closing, ConAgra Foods will not compete with us in North America or Central America in the business of growing or slaughtering of chickens, an integrated chicken operation growing, slaughtering and processing chickens, the sale of fresh chicken or the sale of fresh frozen chicken that has not been further processed, and will not use, license or allow any third party to use the names “Butterball” or “Country Skillet” as a trademark, service mark, trade name or domain name in connection with any of those activities.

Amendment and Termination; Termination Fee

The stock purchase agreement provides that the parties may amend, modify or supplement the agreement by mutual agreement in writing. The stock purchase agreement may be terminated at any time prior to the closing by the mutual consent of Pilgrim’s Pride and ConAgra Foods. Either party also may terminate the stock purchase agreement if the closing has not occurred by December 31, 2003 (unless the failure of the closing to occur was due to any breach of the stock purchase agreement by the party seeking to terminate), or for certain other reasons. If the stock purchase agreement is terminated for certain reasons, the terminating party will be obligated to pay the other party a termination fee of $25 million.

Share Voting Agreement

In connection with the stock purchase agreement, our majority stockholders, Pilgrim Interests, Ltd., Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim (the “Stockholders”) entered into a Share Voting Agreement with us and ConAgra Foods. In the Share Voting Agreement, the Stockholders agreed, among other things, to vote their shares of Class A and Class B common stock in favor of the issuance of the shares of our Class A common stock to ConAgra Foods pursuant to the acquisition, and in favor of any proposal or action that would, or could reasonably be expected to, facilitate the acquisition.

Other Transaction Agreements

In connection with the closing of the proposed acquisition, we will enter into various other agreements with ConAgra Foods, including the following:

•	two registration rights agreements, pursuant to which, among other things, we will register the shares of Class A common stock and Subordinated Notes to be issued to ConAgra Foods for resale within 12 months of the closing date, and ConAgra Foods and the Stockholders each will agree to certain restrictions on transfer of their shares of our common stock; and

•	three supply agreements, pursuant to which we will be a preferred supplier of fresh chicken and certain prepared chicken products to ConAgra Foods for use in ConAgra Foods’ branded products, and they will be a preferred supplier of grain to us in Puerto Rico.

MANAGEMENT

Directors and Executive Officers

Set forth below is certain information relating to our current directors and executive officers:

Name	Age	Positions
Lonnie “Bo” Pilgrim(1)	75	Chairman of the Board
Clifford E. Butler	61	Vice Chairman of the Board
O.B. Goolsby, Jr	55	President, Chief Operating Officer and Director
Richard A. Cogdill	43	Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Director
Lonnie Ken Pilgrim(1)	45	Senior Vice President, Transportation and Director
Charles L. Black(1)(2)	73	Director
S. Key Coker(1)(2)	46	Director
Vance C. Miller, Sr.(1)(2)	69	Director
James G. Vetter, Jr.(1)(2)	69	Director
Donald L. Wass, Ph.D.(1)(2)	71	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee

Lonnie “Bo” Pilgrim has served as Chairman of the Board since the organization of Pilgrim’s Pride in July 1968. He was previously Chief Executive Officer from July 1968 to June 1998. Prior to the incorporation of Pilgrim’s Pride, Mr. Pilgrim was a partner in its predecessor partnership business founded in 1946.

Clifford E. Butler serves as Vice Chairman of the Board. He joined us as Controller and Director in 1969, was named Senior Vice President of Finance in 1973, became Chief Financial Officer and Vice Chairman of the Board in July 1983, became Executive President on January 1997 and served in such capacity through July 1998 and continues to serve as Vice Chairman of the Board.

O.B. Goolsby, Jr. serves as President and Chief Operating Officer of Pilgrim’s Pride. Prior to being named President and Chief Operating Officer in November 2002, Mr. Goolsby served as Executive Vice President, Prepared Foods Operations from June 1998 to November 2002. He was previously Senior Vice President, Prepared Foods Operations from August 1992 to June 1998 and Vice President, Prepared Foods Complexes from April 1986 to August 1992 and was previously employed by us from November 1969 to January 1981.

Richard A. Cogdill has served as Executive Vice President, Chief Financial Officer, Secretary and Treasurer since January 1997. He became a Director in September 1998. Previously he served as Senior Vice President, Corporate Controller, from August 1992 through December 1996 and as Vice President, Corporate Controller from October 1991 through August 1992. Prior to October 1991 he was a Senior Manager with Ernst & Young LLP. He is a Certified Public Accountant.

Lonnie Ken Pilgrim has been employed by Pilgrim’s Pride since 1977 and has been Senior Vice President, Transportation since August 1997. Prior to that he served as the Vice President, Director of Transportation. He has been a member of the Board of Directors since March 1985. He is a son of Lonnie “Bo” Pilgrim.

Charles L. Black was Senior Vice President, Branch President of NationsBank, Mt. Pleasant, Texas, from December 1981 to his retirement in February 1995. He previously was a Director of Pilgrim’s Pride from 1968 to August 1992 and has served as a Director since his re-election in February 1995.

S. Key Coker has served as Executive Vice President of Compass Bank since October 2000, a $20 billion dollar bank with offices throughout the southern United States. Previously, he served as Senior Vice President from June 1995 through September 2000 and has been employed by Compass Bank since 1992. He is a career banker with 21 years of experience in banking. He was appointed a Director in September 2000, following the resignation of Robert Hilgenfeld on August 2, 2000.

Vance C. Miller, Sr. was elected a Director in September 1986. Mr. Miller has been Chairman of Vance C. Miller Interests, a real estate development company formed in 1977 and has served as the Chairman of the Board and Chief Executive Officer of Henry S. Miller Cos., a Dallas, Texas real estate services firm since 1991. Mr. Miller also serves as a director of Resurgence Properties, Inc.

James G. Vetter, Jr. has practiced law in Dallas, Texas since 1966. He is a partner of the Dallas law firm of Godwin Gruber, LLP (formerly Godwin & Carlton, P.C.), and has served as general counsel and a Director since 1981. Mr. Vetter is a Board Certified-Tax Law Specialist and serves as a lecturer and author in tax matters.

Donald L. Wass, Ph.D. was elected a Director in May 1987. He has been President of the William Oncken Company of Texas, a time management consulting company, since 1970.

DESCRIPTION OF OTHER INDEBTEDNESS

At June 28, 2003, we maintained $130.0 million in revolving credit facilities, $30.0 million of which relates to our Mexico operations, and $400.0 million in a secured revolving/term borrowing facility. The $400.0 million revolving/term borrowing facility provides for borrowing availability until November 15, 2004 and provides for $285.0 million of commitments maturing November 16, 2010 and $115.0 million of commitments maturing November 16, 2007. Borrowings under this facility are split pro rata between the commitments maturing November 16, 2010 and the commitments maturing November 16, 2007, as they occur. The credit facilities provide for interest rates ranging from LIBOR plus five-eighths percent to LIBOR plus two and three-quarters percent depending upon our total debt to capitalization ratio. Interest rates on debt outstanding under these facilities at June 28, 2003 ranged from LIBOR plus one and three-quarter percent to LIBOR plus two percent. The $100 million domestic revolving credit facility is secured by domestic chicken inventories, the $30.0 million facility in Mexico is secured by Mexico’s accounts receivable, inventories and certain fixed assets and the revolving/term borrowing facility is secured by certain fixed assets. Borrowings against these facilities are subject to the availability of collateral and no material adverse change provisions.

On July 18, 2003, we extended and amended our existing Receivables Purchase Agreement to sell accounts receivable. The amended agreement increased the availability under this facility to $125.0 million from $60 million of accounts receivable and expires in June 2008. In connection with the Receivables Purchase Agreement, we sell, on a revolving basis, certain of our trade receivables (the “Pooled Receivables”) to a special purpose corporation wholly owned by us, which in turn sells a percentage ownership interest to third parties. At June 28, 2003 and September 28, 2002, an interest in these Pooled Receivables of $57.6 million and $58.5 million, respectively, had been sold to third parties and is reflected as a reduction to accounts receivable during each period. These transactions have been recorded as sales in accordance with Financial Accounting Standards Board Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.

On August 30, 2002, we issued approximately $61.0 million in senior secured notes to an insurance company with a fixed interest rate of 6.68% maturing on August 30, 2012. At June 28, 2003, the remaining principal balance under these notes was approximately $59.2 million. Borrowings under this facility are secured by certain fixed assets. Until August 30, 2005, we may sell an additional $50 million of our senior secured notes under this facility. The issuance and sale of additional notes is subject to customary closing conditions, as well as our pledge of sufficient additional collateral so that the ratio of all outstanding notes to the insurance company to the appraised value of the collateral securing those notes will be 75% or less. At the time of any additional note issuance, we will make the determination whether to issue the additional notes with a fixed rate or a floating rate based on LIBOR plus a spread to be determined by the insurance company. Any additional note will mature ten years from the date of its issuance. In addition to our $50 million of existing availability, we have received a commitment to purchase an additional $50 million of our senior secured notes under this facility. Notes in the principal amount of $30 million under this $50 million additional commitment will have a maturity date of ten years from the first day of the month following issuance. These notes will bear interest at a fixed rate to be determined prior to issuance. The remaining $20 million of notes under this additional commitment will have a maturity date of seven years from the first day of the month following issuance. At the time of issuance we will make the determination whether to issue these remaining notes with a fixed rate or a floating rate. If a floating rate is selected then it will based on LIBOR plus a spread to be determined on or about the date of issuance. We expect to use the $100 million of aggregate availability and the additional commitment to pay a portion of the cash purchase price of the ConAgra chicken division.

On June 29, 1999, the Camp County Industrial Development Corporation issued $25.0 million of variable-rate environmental facilities revenue bonds supported by letters of credit obtained by us. We may draw from these proceeds over the construction period for new sewage and solid waste disposal facilities at a poultry by-products plant to be built in Camp County, Texas. We are not required to borrow the full amount of the proceeds from these revenue bonds. All amounts borrowed from these funds will be due in 2029. The revenue bonds are supported by letters of credit obtained by us under our available revolving credit facilities which are secured by our domestic chicken inventories. The amounts that we borrow will be reflected as debt when received from the Camp County Industrial Development Corporation. The interest rates on amounts borrowed will closely follow the tax-exempt commercial paper rates. Presently, there are no borrowings outstanding under the bonds.

On a pro forma basis after giving effect to this offering and the ConAgra chicken division acquisition in accordance with the assumptions described in the section entitled “Unaudited Pro Forma Financial Data” and the application of the net proceeds of this offering as described under “Use of Proceeds,” annual maturities of our long-term debt for the remainder of fiscal 2003 and for the four years subsequent to fiscal 2003 are: 2003—$1.3 million; 2004—$9.1 million; 2005—$25.4 million; 2006—$32.3 million; and 2007—$34.1 million. If the ConAgra chicken division acquisition is not completed, then annual maturities of our long-term debt for the remainder of fiscal 2003 and for the four years subsequent to fiscal 2003 after giving effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds,” are: 2003—$0.7 million; 2004—$3.7 million; 2005—$12.8 million; 2006—$16.7 million and 2007—$17.7 million.

Total debt on a pro forma basis after giving effect to this offering and the ConAgra chicken division acquisition in accordance with the assumptions described in the section entitled “Unaudited Pro Forma Financial Data” and the application of the net proceeds of this offering as described under “Use of Proceeds,” consists of the following:

	Maturity	June 28, 2003(a)(b)
		(In millions)
Revolving credit facilities(c)	2004	$—
Revolving/term borrowing facility at LIBOR plus 1.75%(d)	2007	64.1
Revolving/term borrowing facility at LIBOR plus 2.00%(e)	2010	157.2
Notes payable to insurance company maturing in 2010(f)	2010	20.0
Notes payable to an insurance company at 6.68%(f)	2012	59.2
Notes payable to insurance company maturing in 2013(f)	2013	80.0
9 5/8% Senior Notes	2011	303.5
10 1/2% Subordinated Notes(g)	2011	100.0
Industrial revenue bonds	Various	17.0
Other notes payable	Various	1.6

(a)	Does not include any amounts available under our Receivables Purchase Agreement, under which the Company sells, on a revolving basis, certain of our trade receivables (“Pooled Receivables”) to a special purpose corporation wholly-owned by us, which in turn sells a percentage ownership interest to third parties. On July 18, 2003 we extended and amended the existing Asset Sale Agreement to sell accounts receivable. The amended agreement increased the availability under this facility to $125.0 million from $60 million of accounts receivable and expires in June 2008. As of the fiscal month ended July 26, 2003, $22.9 million additional Pooled Receivables are available for sale subject to the terms and conditions thereof.
(b)	The pro forma financial information relating to the ConAgra chicken division is for its fiscal year ending May 25, 2003.
(c)	On a pro forma basis, at June 28, 2003, an additional $130 million was available under these facilities subject to the terms and conditions thereof.
(d)	On a pro forma basis, at June 28, 2003, an additional $50.9 million was available under this facility subject to the terms and conditions thereof. If the ConAgra chicken division acquisition is not completed, then at June 28, 2002, there would be $80.0 million available under this facility after giving effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds.”
(e)	On a pro forma basis, at June 28, 2003, an additional $127.8 million was available under this facility subject to the terms and conditions thereof. If the ConAgra chicken division acquisition is not completed, then at June 28, 2002, there would be $199.0 million available under this facility after giving effect to this offering and the application of the net proceeds of this offering as described under “Use of Proceeds.”
(f)	At June 28, 2003, an additional $50 million was available with this insurance company subject to the terms and conditions thereof, which will have a maturity date of ten years from the first day of the month following issuance. We have also received a commitment to provide an additional $50 million under this facility. Notes in the principal amount of $30 million under this $50 million additional commitment will have a maturity date of ten years from the first day of the month following issuance. The remaining $20 million of notes under this additional commitment will have a maturity date of seven years from the first day of the month following issuance. We expect to use the $100 million of availability and the additional commitment to pay a portion of the purchase price of the ConAgra chicken division.
(g)	Represents the subordinated notes to be issued to ConAgra Foods as payment for a portion of the purchase price of the ConAgra chicken division assuming the final adjusted net book value of the ConAgra chicken division was $536 million (which is the approximate adjusted net book value of the ConAgra chicken division at May 25, 2003).

We are required by certain provisions of our debt agreements to maintain levels of working capital and net worth, to limit dividends, and to maintain various fixed charge, leverage, current and debt-to-equity ratios. We are currently in compliance with these provisions of our debt agreements. Virtually all of our domestic property, plant and equipment is pledged as collateral on our long-term debt and credit facilities.

We may issue to ConAgra Foods our 10 1/2% Subordinated Notes to pay a portion of the purchase price for the ConAgra chicken division. If we issue any Subordinated Notes the initial principal balance of the Subordinated Notes must be at least $100 million or such lesser amount as is acceptable to ConAgra Foods. The actual principal amount of the Subordinated Notes that we may issue will be determined at the closing of the acquisition by reference to the final adjusted net book value (as defined in the stock purchase agreement) of the ConAgra chicken division on the closing date and the volume weighted average stock price of our Class A common stock from June 10, 2003 through the fifth trading day prior to the closing date. Any Subordinated Notes will be issued under an Indenture. The Subordinated Notes will be general unsecured obligations of Pilgrim’s Pride, and will be expressly subordinated in right of payment to all of our existing and future senior indebtedness. The Subordinated Notes will mature on March 4, 2011. Interest on the Subordinated Notes will accrue at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on December 15 and June 15. For more information concerning the Subordinated Notes and the description of the ConAgra chicken division acquisition, see “Pending ConAgra Chicken Division Acquisition.” We intend to exercise our option to pay cash instead of issuing subordinated notes to ConAgra Foods to the extent of the proceeds of this offering, subject to the limitations described above.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Company” refers only to Pilgrim’s Pride Corporation and not to any of its subsidiaries. In addition, in this description, the term “Holder” refers to the record holder of any note.

The Company will issue the notes under an Indenture dated as of August 9, 2001 (the “Indenture”), and a Supplemental Indenture dated as of August 9, 2001 (the “Supplemental Indenture”). Unless otherwise noted, reference to the “Indenture” in this Description of Notes refers to the Indenture as amended by the Supplemental Indenture between the Company and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee (the “Trustee”). The notes offered under this prospectus supplement will be issued as additional notes under the Indenture. On August 9, 2001, we issued $200.0 million aggregate principal amount of our 9 5/8% Senior Notes due 2011 under the Indenture. The notes offered under this prospectus supplement, the notes previously offered under the Indenture and any additional notes (as defined below) which we may issue in the future will be treated as a single class of debt securities under the Indenture, including for purposes of determining whether the required percentage of noteholders have given their approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all noteholders. For purposes of this description, unless the context otherwise requires, references to “notes” include the notes offered hereby, the notes previously issued under the Indenture, and any additional notes. After consummation of this offering, the notes offered under this prospectus supplement will represent approximately 33% of all of the notes then outstanding under the Indenture. The terms of the notes include those stated in the Indenture and the Supplemental Indenture and those made part of the Indenture and the Supplemental Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture and the Supplemental Indenture. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Supplemental Indenture because they, and not this description, define your rights as holders of the notes.

Brief Description of the Notes

The notes:

•	are general unsecured senior obligations of the Company;

•	are effectively subordinated in right of payment to all existing and future secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness and to all liabilities (including trade payables) of our Subsidiaries (other than Domestic Restricted Subsidiaries that become Guarantors);

•	are equal in right of payment to all existing and future unsubordinated, unsecured Indebtedness of the Company and any Domestic Restricted Subsidiaries that become Guarantors; and

•	will be senior in right of payment to any future subordinated Indebtedness of the Company.

We conduct all of our business in Mexico through our Subsidiaries that are organized under the laws of Mexico. Those Subsidiaries will not guarantee our obligations under the notes. Our Mexican Subsidiaries generated approximately $ 22.2 million of our operating income for the LTM Period and held identifiable assets of approximately $ 241.3 million as of September 28, 2002.

Principal, Maturity and Interest

The Company may issue notes with a maximum aggregate principal amount of $400.0 million, of which $200.0 million were issued on August 9, 2001 and $100 million will be issued in this offering. The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 15, 2011. In the event of any future offering of notes as described under “—Additional Notes” below, the notes offered thereby would have the same terms as the notes.

Interest on the notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on September 15 and March 15, commencing on September 15, 2003. The Company will make each interest payment to the Holders of record on the immediately preceding September 1 and March 1.

Interest on the notes offered under this prospectus supplement will accrue from the date of original issuance or, if interest has already been paid, from March 15, 2003, the last interest payment date in respect of the notes previously issued under the Indenture. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Notes

Subject to the limitations set forth under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company may incur additional Indebtedness which, at its option, may consist of additional notes, in one or more series, having identical terms as the notes issued on the date of the Indenture (the “additional notes”). Holders of such additional notes will have the right to vote together with Holders of notes issued on the date of the Indenture as one class.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, premium, if any, and interest, if any, on those notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of it for all purposes.

Subsidiary Guarantees

The Indenture will require that each Domestic Restricted Subsidiary (other than any Securitization Subsidiary that has entered into or established a Permitted Securitization Program) that incurs any Indebtedness (other than intercompany Indebtedness between or among such Domestic Restricted Subsidiary and the Company or any of its Restricted Subsidiaries) guarantee the obligations of the Company under the notes (including the payment of principal, premium, if any, and interest on the notes) by entering into a supplemental indenture with the Company and the Trustee (each such Domestic Restricted Subsidiary and any other Restricted Subsidiary that guarantees the notes in accordance with the Indenture being referred to herein as a “Guarantor”). The Indenture will provide that any such Domestic Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 10 Business Days of the date on which it was acquired, created or incurred such Indebtedness.

Any Guarantors will be jointly and severally liable with respect to the Company’s obligations under the notes. Each Subsidiary Guarantee will be a general unsecured senior obligation of the Guarantor thereunder and will be effectively subordinated in right of payment to all existing and future secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness. The Subsidiary Guarantees will be equal in right of payment to any existing or future unsecured Indebtedness of that Guarantor and will be senior in right of payment to any existing or future subordinated Indebtedness of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1)    immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)    either:

(a)    the Person acquiring the property in any such sale or disposition, or the Person formed by or surviving any such consolidation or merger (if such surviving Person is not the Guarantor), assumes all the obligations of that Guarantor under the Indenture and its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)    the Net Proceeds of such sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture.

The Subsidiary Guarantee of a Guarantor will be released and such Person shall no longer be deemed a Guarantor for purposes of the Indenture:

(1)    in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Net Proceeds of that sale or other disposition are applied in accordance with the “Asset Sale” provisions of the Indenture;

(2)    in connection with any sale of all of the Capital Stock of a Guarantor to a Person (including by way of merger or consolidation) that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the Net Proceeds of that sale are applied (or the Company certifies in an Officer’s Certificate delivered to the Trustee that such Net Proceeds will be applied) in accordance with the “Asset Sale” provisions of the Indenture; or

(3)    if the Company properly designates the Guarantor as an Unrestricted Subsidiary.

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to September 15, 2004, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the Indenture (including the notes offered under this prospectus supplement, the notes previously issued under the Indenture and, if issued, any additional notes) at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided, that:

(1)    at least 65% of the aggregate principal amount of notes issued under the Indenture (including the notes offered under this prospectus supplement, the notes previously issued under the Indenture and, if issued, any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2)    the redemption must occur within 45 days of the date of the closing of such Public Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company’s option prior to September 15, 2006.

On or after September 15, 2006, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

Year	Percentage
2006	104.813%
2007	103.208%
2008	101.604%
2009 and thereafter	100.000%

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder’s notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, thereon to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)    accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)    deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any;

provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all notes that the Company might be required to purchase. In the event that the Company were required to purchase notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Company to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)    such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors and, if such fair market value exceeds $25.0 million, is set forth in an Officers’ Certificate delivered to the Trustee; and

(3)    at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or assets or Voting Stock of a type referred to in clauses (2), (3) or (4) immediately below. For purposes of this provision, each of the following shall be deemed to be cash:

(a)    any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)    any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days of the related Asset Sale.

Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may, at its option:

(1)    apply such Net Proceeds to permanently repay or retire unsubordinated Indebtedness of the Company or any Restricted Subsidiary;

(2)    apply such Net Proceeds to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another business reasonably related to the business of the Company;

(3)    apply such Net Proceeds to make a capital expenditure used or useful in the Company’s business;

(4)    apply such Net Proceeds to acquire other long-term assets that are used or useful in the Company’s business; or

(5)    enter into a binding agreement with respect to the application of such Net Proceeds described in clauses (2), (3) or (4) above and apply such Net Proceeds pursuant thereto within 360 days of receipt by the Company of such Net Proceeds.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

(1)    if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)    if the notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Fall-Away Event

The obligations of the Company and its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “Repurchase at the Option of the Holders—Change of Control,” “—Certain Covenants—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Issuances of Guarantees by Domestic Restricted Subsidiaries,” “—Limitation on Issuance and Sale of Equity Interests in Restricted Subsidiaries,” “—Sale and Leaseback Transactions” and “—the Transactions with Affiliates,” and the requirement set forth under clause (4) of the first paragraph under “—Merger, Consolidation, or Sale of Assets,” will terminate if and when the notes shall achieve Investment Grade Status (a “Fall-Away Event”). As a result, upon the occurrence of a Fall-Away Event, the notes will be entitled to limited covenant protection.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or any Restricted Subsidiary of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(3)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal to a Wholly Owned Restricted Subsidiary of the Company or at the Stated Maturity thereof; or

(4)    make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2)    the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable eight-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1), (2), (3) and (7) of the next succeeding paragraph) is less than the sum, without duplication, of

(a)    50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter beginning immediately prior to the date of the Indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)    100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c)    to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d)    if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation, not to exceed in the case of any Subsidiary the amount of Restricted Investments previously made by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary (subsequent to the date of the Indenture) which were treated as Restricted Payments (other than any such Restricted Payment that was made pursuant to the provisions of paragraphs (1) through (6) below).

The preceding provisions will not prohibit the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture. In addition, so long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)    the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Restricted Subsidiary or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(2)    the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; provided, that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption, repurchase or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)    Investments made out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of Equity Interests (other than Disqualified Stock) of the Company; provided, that the amount of any such net cash proceeds that are utilized for any such Investment shall be excluded from clause (3)(b) of the preceding paragraph;

(4)    the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis so long as the Company or one of its Restricted Subsidiaries receives at least a pro rata share (and in like form) of the dividend or distribution in accordance with its common Equity Interests;

(5)    the payment by the Company of cash dividends on its common stock in an aggregate amount up to $5.0 million per year;

(6)    the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the management or the Board of Directors of the Company or any Restricted Subsidiary pursuant to any equity subscription agreement, stock option agreement or similar agreement approved by the Board of Directors of the Company; provided, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period; and

(7)    other Restricted Payments in an aggregate amount not to exceed $50 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors and set forth in a resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing or appraisal firm acceptable to the Trustee if the fair market value exceeds $25.0 million. Not later than the date of making any Restricted Payment with a fair market value in excess of $25.0 million, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a description and amounts of all Restricted Payments made by the Company pursuant to this “Restricted Payments” covenant since the date of the most recently delivered Officers’ Certificate pursuant to this paragraph (or, if none, the date of the Indenture), together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Domestic Restricted Subsidiaries and any other Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended eight full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock or Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such eight-quarter period.

The first paragraph of this covenant will not prohibit the incurrence or issuance of any of the following items of Indebtedness or preferred stock (collectively, “Permitted Debt”):

(1)    the incurrence by the Company or any Guarantor of Indebtedness pursuant to Existing U.S. Credit Facilities (and any replacements, renewals, refinancings, extensions or amendments of any thereof) in an aggregate principal amount at any one time outstanding as of the date of any such incurrence under this clause (1) not to exceed an amount equal to $485.0 million, less the aggregate amount of all Net Proceeds of Asset Sales (other than a sale of all or a substantial portion of the assets used in or related to the Turkey Operations) applied by the Company or any of its Subsidiaries to repay Indebtedness incurred under this clause (1) pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2)    the incurrence by the Company or any Guarantor of Indebtedness pursuant to a revolving credit facility under the Existing U.S. Credit Facilities (and any replacements, renewals, refinancings, extensions or amendments of any thereof) in an aggregate principal amount outstanding at any one time as of the date of any such incurrence under this clause (2) not to exceed the Domestic Borrowing Base;

(3)    the incurrence of Indebtedness by the Foreign Restricted Subsidiaries pursuant to the Existing Foreign Credit Facility (and any replacements, renewals, refinancings, extensions or amendments thereof) in an aggregate principal amount outstanding at any one time as of the date of any such incurrence under this clause (3) not to exceed the greater of (x) $30.0 million and (y) the Foreign Borrowing Base;

(4)    the incurrence by the Company and the Guarantors of Indebtedness represented by the notes to be issued on the date of the Indenture (including, in each case, any Subsidiary Guarantees);

(5)    the incurrence by the Company or any of its Restricted Subsidiaries of purchase money obligations incurred in the ordinary course of business in an amount outstanding at any one time as of the date of any such incurrence not to exceed 75% of the purchase price or fair market value of the asset purchased, acquired or constructed;

(6)    the incurrence by the Company or any of its Restricted Subsidiaries of Capital Lease Obligations incurred in the ordinary course of business in an amount outstanding at any one time as of the date of any such incurrence not to exceed 5% of the Company’s Consolidated Tangible Net Worth;

(7)    the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations pursuant to which the Company or the Restricted Subsidiary has hedged against its actual exposure to fluctuations in interest rates, currency values or commodity prices;

(8)    the incurrence by the Company or any Guarantor of up to $25.0 million aggregate principal amount of Indebtedness to the Camp County Industrial Development Corporation pursuant to that certain Loan Agreement (the “Camp County Loan Agreement”), dated as of June 15, 1999, between the Company and the Camp County Industrial Development Corporation, including the incurrence by the Company or any Guarantor of Indebtedness to Harris Trust and Savings Bank pursuant to the Reimbursement Agreement dated June 15, 1999 between the Company and Harris Trust and Savings Bank, or under any irrevocable letter of credit, surety bond, insurance policy or other similar instrument issued by any Person to support the Company’s or any Guarantor’s Obligations pursuant to the Camp County Loan Agreement or in connection with the related bonds issued by the Camp County Industrial Development Corporation (and reimbursement and similar agreements in respect thereof) and any Permitted Refinancing Indebtedness relating thereto; provided, that such $25.0 million and any corresponding credit enhancement or reimbursement obligation with respect thereto shall be reduced by any prepayments or scheduled payments under the Camp County Loan Agreement;

(9)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding under this clause (9) not to exceed $75 million;

(10)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (5), (6), (8) or (13) of this paragraph;

(11)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)    if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (11);

(12)    the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant and, in the case of a Domestic Restricted Subsidiary, the provisions of the covenant set forth under the caption “—Issuances of Guarantees by Domestic Restricted Subsidiaries”;

(13)    Indebtedness of the Company to the extent the net proceeds thereof are promptly (a) used to purchase notes tendered in a Change of Control Offer made as a result of a Change of Control in accordance with the Indenture or (b) deposited to defease the notes as described under “—Legal Defeasance and Covenant—Defeasance”;

(14)    the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued; and

(15)    the issuance of preferred stock to the Company or a Wholly Owned Restricted Subsidiary.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, (a) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided, that (x) Indebtedness outstanding under the Existing U.S. Credit Facilities on the date of this Indenture will be deemed to have been incurred on such date in reliance on the exception provided in clauses (1) and (2), as applicable, of the definition of Permitted Debt above and (y) Indebtedness outstanding under Existing Foreign Credit Facility on the date of this Indenture will be deemed to have been incurred on such date in reliance on the exception provided in clause (3) of the definition of Permitted Debt above, and (b) with respect to Indebtedness denominated in a currency other than United States dollars, the Company or any of its Restricted Subsidiaries shall not have been deemed to incur Indebtedness solely as a result of fluctuations in the exchange rates of currencies.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless, contemporaneously therewith or prior thereto, effective provision shall be made whereby the notes are secured equally and ratably with (or prior to) such other Indebtedness, Attributable Debt or trade payables, as applicable, or, in the event that such

Indebtedness, Attributable Debt or trade payables is subordinate in right of payment to the notes, prior to such Indebtedness, Attributable Debt or trade payables, as applicable.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)    make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)    transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)    Existing Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Credit Facilities, as in effect on the date of the Indenture;

(2)    the Indenture and the notes and, if any, the additional notes;

(3)    applicable law;

(4)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5)    customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6)    purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7)    any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(8)    Permitted Refinancing Indebtedness, provided, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)    Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12)    customary restrictions imposed on any Securitization Subsidiary in connection with a Permitted Securitization Program, including, without limitation, those imposed on Pilgrim’s Pride Funding Corporation on the date of the Indenture.

Merger, Consolidation, or Sale of Assets

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)    either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)    the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)    immediately after such transaction no Default or Event of Default exists;

(4)    the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable eight-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(5)    the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture.

In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)    such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or is approved by a majority of the disinterested members of the Board of Directors; and

(2)    (a)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, such determination shall be set forth in a resolution adopted by the Board of Directors stating that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Board of Directors has received an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing or appraisal firm acceptable to the Trustee.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)    any transaction entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with past practices;

(2)    any transaction entered into by the Company and any of its Restricted Subsidiaries or between any of the Restricted Subsidiaries;

(3)    transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4)    payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company and reasonable indemnification arrangements; and

(5)    Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments.”

Issuances of Guarantees by Domestic Restricted Subsidiaries

The Company will not permit any Domestic Restricted Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company which is pari passu with or subordinate in right of payment to the notes (“Guaranteed Indebtedness”), unless (i) such Domestic Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a guarantee of payment of the notes by such Restricted Subsidiary and (ii) such Domestic Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Domestic Restricted Subsidiary under its Subsidiary Guarantee until the notes have been paid in full. If the Guaranteed Indebtedness is (A) pari passu with the notes, then the guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee, or (B) subordinated to the notes, then the guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

Notwithstanding the foregoing, any such Subsidiary Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged if such Guarantor sells or otherwise disposes of all or substantially all of its assets to, or consolidates with or merges with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, in compliance with the terms described above in the fourth paragraph under the caption “—Subsidiary Guarantees.”

Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction, unless:

(1)    the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)    the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors, of the property that is the subject of that sale and leaseback transaction; and

(3)    the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Limitation on the Issuance and Sale of Equity Interests in Restricted Subsidiaries

The Company will not sell, and will not permit any Restricted Subsidiaries, directly or indirectly, to issue or sell any Equity Interests of a Restricted Subsidiary except:

(1)    to the Company or a Wholly Owned Restricted Subsidiary;

(2)    issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Restricted Subsidiaries, to the extent required by applicable law;

(3)    if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “—Restricted Payments” covenant if made on the date of such issuance or sale; or

(4)    sales of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock) of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary applies the Net Proceeds of any such sale in accordance with “Repurchase at the Option of Holders—Asset Sales” above.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and either will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or will at the time of such designation qualify as a Permitted Investment, as the Company shall determine. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and such redesignation will increase the amount available for Restricted Payments under the first paragraph of the covenant described under the caption “—Restricted Payments” as provided therein or Permitted Investments, as applicable.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

To the extent not required to be filed with the Commission, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1)    all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)    all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)    default for 30 days in the payment when due of interest on the notes;

(2)    default in payment when due of the principal of, or premium, if any, on the notes;

(3)    failure by the Company or any of the Guarantors to comply with the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control” or “Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)    failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” —Certain Covenants—Restricted Payments” and “—Certain Covenants—Issuance of Indebtedness and Issuance of Preferred Stock” for 30 days after the date on which the Company has received written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes specifying such failure and stating that such notice is a “Notice of Default” under the Indenture;

(5)    failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture for 60 days after the date on which the Company has received written notice from the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes specifying such failure and stating that such notice is a “Notice of Default” under the Indenture;

(6)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a)    is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)    results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7)    failure by the Company or any of its Restricted Subsidiaries to pay final, nonappealable judgments not covered by insurance aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)    except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)    certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest, if any) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor or the Trustee, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)    the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, or interest, if any, on such notes when such payments are due from the trust referred to below;

(2)    the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)    the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)    the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)    the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)    in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)    the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)    the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)    the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)    reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)    reduce the rate of or change the time for payment of interest on any note;

(4)    waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)    make any note payable in money other than that stated in the notes;

(6)    make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7)    waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)    cause the notes to become subordinate in right of payment to any other Indebtedness;

(9)    release any Guarantor from any of its obligations under it Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture; or

(10)    make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the notes:

(1)    to cure any ambiguity, defect or inconsistency;

(2)    to provide for uncertificated notes in addition to or in place of certificated notes;

(3)    to provide for the assumption of the Company’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4)    to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5)    to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry; Delivery; Form

The Depository Trust Company (“DTC”) will act as securities depositary for the notes. The notes will be issued as fully-registered notes, registered in the name of Cede & Co., DTC’s partnership nominee. One fully-registered global note certificate will be issued for each $100,000,000 principal amount of notes or portion thereof, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the “Exchange Act”). DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct Participants” include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identities of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Principal and interest payments on the notes will be made to Cede & Co. as nominee of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding information from the issuer, trustee or paying agent on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with notes held for the accounts of customers in bearer form registered in

“street name,” and will be the responsibility of such Participant and not of DTC, the trustee, any paying agent or Pilgrim’s Pride, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of Pilgrim’s Pride or the trustee or a paying agent, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes of the notes and the Indenture, as the case may be. Except as described in the next paragraph, owners of beneficial interests in global notes will not be entitled to have the notes represented by such global notes registered in their names. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC, or its nominee, and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of notes.

If DTC notifies Pilgrim’s Pride that it is unwilling or unable to continue as depositary or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, Pilgrim’s Pride has agreed to appoint a successor depositary. If such a successor is not appointed by Pilgrim’s Pride by the effective date of the resignation of DTC, Pilgrim’s Pride will issue notes in individual certificated form in exchange for the global notes. In addition, Pilgrim’s Pride may at any time and in its sole discretion determine that the notes will no longer be represented by global notes. In that event, Pilgrim’s Pride will issue notes in individual certificated form in exchange for such global notes. In any such case, an owner of a beneficial interest in a global note will be entitled to physical delivery in individual certificated form of notes equal in principal amount to such beneficial interest and to have such notes registered in such owner’s name. Notes so issued in individual certificated form will be issued in denominations of $1,000 and integral multiples of $1,000.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or became a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Asset Sale” means:

(1)    the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business; provided, that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)    the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)    any single transaction or series of related transactions that involves assets having a fair market value of less than $1.0 million;

(2)    a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)    an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4)    the sale or lease of equipment, inventory, accounts receivable (or interests therein) or other assets in the ordinary course of business or pursuant to a Permitted Securitization Program;

(5)    the sale or other disposition of cash or Cash Equivalents; and

(6)    the sale, lease or other disposition of any assets or rights to the extent constituting a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee of that board.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but in any event excluding interests in pools of accounts receivable or inventory sold by a Securitization Subsidiary pursuant to a Permitted Securitization Program.

“Cash Equivalents” means:

(1)    United States dollars;

(2)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3)    certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)    commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within six months after the date of acquisition; and

(6)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a Wholly-Owned Restricted Subsidiary;

(2)    any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than the Pilgrim Family, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of the Company on a fully-diluted basis;

(3)    the adoption of a plan relating to the liquidation or dissolution of the Company;

(4)    the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which the Company is a party the result of which is that, immediately after such transaction, the holders of all of the outstanding Voting Stock of the Company immediately prior to such transaction hold less than 50.1% of the Voting Stock of the Person surviving such transaction, measured by voting power rather than number of shares; or

(5)    the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)    an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)    provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4)    depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)    non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company or a Restricted Subsidiary by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that:

(1)    the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2)    the Net Income of any Restricted Subsidiary, unless such Restricted Subsidiary is a Guarantor and its Subsidiary Guarantee remains in full force and effect, shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, provided that the aggregate amount of such Net Income that could be paid to the Company or a Restricted Subsidiary by loans or advances or repayments of loans or advances, intercompany transfer or otherwise will be included in Consolidated Net Income;

(3)    the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and

(4)    the cumulative effect of a change in accounting principles shall be excluded.

“Consolidated Tangible Net Worth” of any Person means, at any time, for such Person and its Restricted Subsidiaries on a consolidated basis, an amount computed equal to (a) the consolidated stockholders’ equity of the Person and its Restricted Subsidiaries, minus, (b) all Intangible Assets of the Person and its Restricted Subsidiaries, in each case as of such time. For the purposes hereof, “Intangible Assets” means intellectual property, goodwill and other intangible assets, in each case determined in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)    was a member of such Board of Directors on the date of the Indenture; or

(2)    was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Debt Rating” means the rating assigned to the notes by Moody’s or S&P, as the case may be.

“Default” means any event, act or condition that is, or after notice or with the passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company and its Domestic Restricted Subsidiaries (as such accounts receivable would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company and its Domestic Restricted Subsidiaries (as such inventory would be shown on a consolidated balance sheet of the Company and its Domestic Restricted Subsidiaries prepared in accordance with GAAP); provided, that for purposes of determining the Domestic Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Domestic Borrowing Base for purposes of the calculation thereof.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Credit Facilities” means, collectively, the Existing U.S. Credit Facilities and the Existing Foreign Credit Facility.

“Existing Foreign Credit Facility” means the facility evidenced by the Revolving Credit Agreement, by and among Pilgrim’s Pride, S.A. de C.V., Avicola Pilgrim’s Pride de Mexico, S.A. de C.V., the Company and Comerica Bank, dated March 9, 1998, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture.

“Existing U.S. Credit Facilities” means:

(1)    the facility evidenced by the Second Amended and Restated Note Purchase Agreement by and among the Company, John Hancock Mutual Life Insurance Company and Signature 1A (Cayman), Ltd., dated July 15, 2000, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture;

(2)    the facility evidenced by the Amended and Restated Credit Agreement by and among CoBank, ACB, individually and as Agent, Farm Credit Services of America, FLCA, and other Banks thereunder, dated November 16, 2000, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture; and

(3)    the facility evidenced by the Second Amended and Restated Secured Credit Agreement, by and among the Company and Harris Trust and Savings Bank, individually and as Agent, and other Banks thereunder, dated November 5, 1999, and the related notes, collateral documents, guarantees and agreements, each as amended through the date of the Indenture.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2)    any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3)    the product of (a) all dividends, whether paid or accrued, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable eight-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the eight-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the eight-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)    the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Foreign Borrowing Base” means, as of a date of determination, the sum of (i) 85% of the book value of the outstanding accounts receivable of the Company’s Foreign Restricted Subsidiaries (as such accounts receivable would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) 80% of the inventory of the Company’s Foreign Restricted Subsidiaries (as such inventory would be shown on a combined balance sheet of the Company’s Foreign Restricted Subsidiaries prepared in accordance with GAAP); provided, that for purposes of determining the Foreign Borrowing Base as of a date of determination, any accounts receivable or inventory that has been sold or otherwise transferred to a Securitization Subsidiary pursuant to a Permitted Securitization Program shall not be included in the Foreign Borrowing Base for purposes of the calculation thereof.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is not a Domestic Restricted Subsidiary and with respect to which more than 80% of its assets (determined on a consolidated basis in accordance with GAAP) are located in territories and jurisdictions outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Restricted Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)    interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(2)    any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in currency values; and

(3)    any commodity futures or option contract or other similar commodity hedging contract designed to protect such person against fluctuations in commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)    borrowed money;

(2)    evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clause (1), (2) and (4)) entered into in the ordinary course of business of such Person to the extent that such letters of credit are not drawn upon);

(3)    banker’s acceptances;

(4)    representing Capital Lease Obligations;

(5)    the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business; or

(6)    representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)    the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)    the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Status” exists as of a date if at such date (i) the Debt Rating of Moody’s is at least Baa3 (or the equivalent) or higher and (ii) the Debt Rating of S&P is at least BBB—(or the equivalent) or higher.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)    any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)    any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness.

“Non-Recourse Debt” means Indebtedness:

(1)    as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender; and

(2)    no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Investments” means:

(1)    any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)    any Investment of receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided, that nothing in this clause (2) shall prevent the Company or any Restricted Subsidiary from offering such concessionary trade terms as management deems reasonable in the circumstances);

(3)    any Investment in Cash Equivalents;

(4)    any Investment of Capital Stock, Obligations or other securities of any Person received by the Company or any of its Restricted Subsidiaries in settlement of Obligations created in the ordinary course of business and owing to the Company or such Restricted Subsidiary;

(5)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(6)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(7)    any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(8)    Hedging Obligations, provided, that such Hedging Obligations constitute Permitted Debt permitted by clause (7) of the second paragraph under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)    Investments in a Person arising from the sale or transfer of assets primarily used in or related to, or Equity Interests of a Subsidiary of the Company whose assets primarily consist of those used in or related to, the Turkey Operations in connection with a joint venture including such Turkey Operations with a third party; and

(10)    other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $35 million.

“Permitted Liens” means:

(1)    Liens on the assets of the Company and its Restricted Subsidiaries securing Indebtedness and other Obligations (in addition to those referred to in clauses (2) through (12) of this definition) to the extent that such Indebtedness (a) was outstanding on the date of the Indenture or was permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” at the time of such incurrence and (b) at the time of such incurrence did not exceed an aggregate principal amount outstanding at any one time of the greater of (x) $485.0 million less the aggregate amount of all Net Proceeds of Asset Sales (other than a sale of all or a substantial portion of the assets used in the Turkey Operations), applied by the Company or any of its Subsidiaries to repay Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” and (y) 75% of the fair market value of property, plant, equipment and intangibles (excluding goodwill) of the Company and its consolidated Restricted Subsidiaries;

(2)    Liens on the assets of the Company and any Restricted Subsidiary securing Indebtedness and other Obligations to the extent that such Indebtedness is permitted to be incurred by clauses (2), (3) and (13)(b) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(3)    Liens on the assets of the Company and any Restricted Subsidiary securing Permitted Refinancing Indebtedness to the extent that (a) such Permitted Refinancing Indebtedness is permitted to be incurred by clause (10) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” and (b) such Permitted Refinancing Indebtedness was incurred to refinance Indebtedness outstanding under clauses (1), (2), (3) or (13)(b) of such paragraph;

(4)    Liens in favor of the Company or its Restricted Subsidiaries;

(5)    Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by, merged into or consolidated with the Company or the Restricted Subsidiary;

(6)    Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition;

(7)    Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8)    Liens to secure Indebtedness permitted by clauses (5), (6) and (8) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (or Permitted Refinancing Indebtedness relating thereto, provided that the principal amount of the Indebtedness secured does not increase and the Liens do not extend to other property or assets) covering only the assets acquired with such Indebtedness;

(9)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(10)    Liens on accounts receivable or inventory of a Securitization Subsidiary or rights with respect thereto in connection with a Permitted Securitization Program;

(11)    Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations designed solely to protect the Company or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(12)    Liens on the property of Foreign Restricted Subsidiaries and on intercompany Indebtedness to the Company to secure Indebtedness permitted by clause (12) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(13)    Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided, that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith); provided, however, that with respect to Indebtedness denominated in currency other than United States dollars, if the principal amount of such Indebtedness is extended, refinanced, renewed, replaced, defeased or refunded with Indebtedness denominated in the same foreign currency and not exceeding the principal amount (or accreted value, if applicable) thereof in such denomination of foreign currency, then it shall not be deemed to have exceeded the principal amount (or accreted value, if applicable) of the refinanced Indebtedness solely as a result of fluctuations in the exchange rate of such foreign currency;

(2)    such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)    if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)    such Indebtedness is incurred either by the Company or a Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Permitted Securitization Program” means a transaction or series of transactions (including amendments, supplements, extensions, renewals, replacements, refinancings or modifications thereof) pursuant to which a Securitization Subsidiary purchases accounts receivable or inventory from the Company or any Restricted Subsidiary and finances or sells such accounts receivables or inventory or fractional interests therein; provided, that (i) the Board of Directors shall have determined in good faith that such Permitted Securitization Program is economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of accounts receivable or inventory by the Securitization Subsidiary are made at fair market value (as determined in good faith by the Board of Directors), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors), (iv) no portion of the Indebtedness of a Securitization Subsidiary shall be Guaranteed Indebtedness or is recourse to the Company or any Restricted Subsidiary (other than to such Securitization Subsidiary and other than recourse for customary representations, warranties, covenants and indemnities) and (v) neither the Company nor any Subsidiary (other than the Securitization Subsidiary) has any obligation to maintain or preserve the Securitization Subsidiary’s financial condition.

“Pilgrim Family” means Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue.

“Public Equity Offering” means a public offering and sale of Capital Stock (other than Disqualified Capital Stock) for cash made on a primary basis by the Company after the date of the Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, or any successor to the rating agency business thereof.

“Securitization Subsidiary” means a Restricted Subsidiary or an Unrestricted Subsidiary of the Company which is established for the limited purpose of acquiring and financing or selling (including, without limitation, interests therein) accounts receivable or inventory and engaging in activities ancillary thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Turkey Operations” means the Company’s and/or its Restricted Subsidiaries’ turkey operations as substantially constituted on the date of the Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)    has no Indebtedness other than Non-Recourse Debt;

(2)    is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the eight-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

“U.S. Government Obligations” means direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to other Persons to comply with local law that collectively do not constitute more than 5% of all of the Capital Stock ordinarily having the power to vote for the election of directors of such Restricted Subsidiary) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

IMPORTANT U.S. TAX CONSIDERATIONS

The following discussion sets forth certain material U.S. federal income tax considerations to a U.S. Holder (as defined below) relating to the purchase, ownership and disposition of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations, published rulings, administrative pronouncements and court decisions, all as of the date of this prospectus and all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to a prospective investor in light of the investor’s particular circumstances, or to certain types of investors subject to special treatment under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, brokers, dealers, persons holding notes as part of a straddle or a hedging transaction, or persons whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar). In addition, this discussion does not address consequences to non-U.S. holders and does not consider the effect of any non-U.S. laws or U.S. state or local income tax laws; it does not discuss in any detail U.S. tax considerations other than income tax (e.g., estate or gift tax) considerations. The following discussion assumes that the notes are held as capital assets, and are properly characterized as debt for U.S. federal income tax purposes.

The following discussion does not purport to be legal advice to prospective investors generally or to any particular prospective investor. Each prospective investor of the notes is advised to consult its own tax advisors concerning the application of U.S. federal income tax laws to its particular situation.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for purposes of the Code) created or organized in or under the laws of the United States or of any state thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons (within the meaning of section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, as well as certain other trusts that have elected to be treated as U.S. persons under the Code.

If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. We advise holders in this situation to consult a tax advisor as to the tax consequences of the purchase, ownership and disposition of the notes.

Stated Interest

Generally, the amount of any stated interest payments on a note will be treated as “qualified stated interest” for U.S. federal income tax purposes and will be taxable to a U.S. Holder as ordinary interest income in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium

A U.S. Holder will be considered to have purchased the note with “amortizable bond premium” that may be applied to reduce the U.S. Holder’s interest income on the note. Amortizable bond premium is equal to the excess of the note’s purchase price over the sum of all amounts payable on the note (other than qualified stated interest) between the date of the U.S. Holder’s purchase of the note and the note’s maturity date (or, if it results in a smaller amount of amortizable bond premium accruing before an earlier redemption date, such earlier redemption date). The notes are subject to earlier redemption dates which, under applicable U.S. Treasury regulations, may reduce the amount of amortizable bond premium accruing in the period before such earlier redemption dates. If for purposes of calculating amortizable bond premium an earlier redemption date is considered to be the maturity date of the notes, but the notes are not in fact redeemed on that date, then solely for amortizable bond premium purposes the notes will generally be treated as retired and reacquired by a U.S. Holder on the date of the change in circumstances for an amount equal to the adjusted acquisition price of the notes as of that date.

A U.S. Holder purchasing a note with amortizable bond premium may elect to amortize the bond premium. If bond premium is amortized, the amount of interest on the note that must be included in the U.S. Holder’s income for each accrual period will be reduced by the portion of amortizable bond premium allocable to such accrual period using a constant yield method of accrual, and the U.S. Holder’s adjusted basis in the note will be decreased by the amount of bond premium previously amortized. If the election to amortize bond premium is made, it may not be revoked without the consent of the Internal Revenue Service (“IRS”), and the election will apply to all debt instruments held on or after the first day of the first taxable year to which the election applies. If the election to amortize bond premium is not made with respect to a note, then the U.S. Holder’s adjusted basis in the note is not reduced by the amount of amortizable bond premium allocable to the notes, and the U.S. Holder includes in income the full amount of interest accruing on the note in accordance with such holder’s regular method of U.S. tax accounting.

Disposition of a Note

Upon the sale, exchange, redemption or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement (other than amounts representing accrued interest, which will be taxable as such, but including any redemption premium paid by the Company) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in such note decreased by the amount of any payments that are not deemed qualified stated interest payments and, if the election described above to amortize the bond premium has been made, decreased by the amount of bond premium amortized on the note. Such gain or loss generally will be long-term capital gain or loss if the note was held for more than one year at the time of disposition.

Information Reporting and Backup Withholding

Backup withholding of U.S. federal income tax may apply to payments made by us or on our behalf in respect of the notes to registered noteholders that are not exempt recipients and that fail to provide certain identifying information (such as the registered noteholder’s taxpayer identification number) in the required manner. Generally, corporations and certain other entities are exempt from backup withholding, provided that they may be required to certify their exempt status. In addition, upon the sale or redemption of a note to (or through) certain U.S. or U.S.-related brokers, the broker must withhold backup withholding tax from the purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax liability; provided the required information is furnished to the IRS. We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to Credit Suisse First Boston LLC and Credit Suisse First Boston LLC has agreed to purchase from us the entire aggregate principal amount of the notes offered hereby.

The underwriting agreement provides that the underwriter is obligated to purchase all of the notes if any are purchased.

The underwriter, or its affiliates, may engage in electronic offers and sales of the notes by making available a prospectus in electronic format on their web sites. Other than the prospectus in electronic format, the information on the web sites of the underwriter or its affiliates is not intended to be part of this prospectus supplement. The underwriter may agree to allocate notes for sale to its or its affiliates’, online brokerage account holders.

We have been advised by Credit Suisse First Boston LLC that they propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial public offering of the notes, the public offering price and the concessions and discounts to dealers may be changed by the underwriter.

We estimate that our out of pocket expenses for this offering will be approximately $530,000.

The notes are part of a class of securities with a limited trading market. The underwriter currently makes a secondary market for the notes and intends to continue to do so. However, it is not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed to indemnify the underwriter against certain liabilities under the Securities Act, or contribute to payments which the underwriter may be required to make in that respect.

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

•	Over-allotment involves sales by the underwriter of notes in excess of the principal amount of the notes the underwriter is obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The underwriter and its affiliates have provided, and may in the future from time to time provide, investment banking and banking services to Pilgrim’s Pride, and may in the future receive customary fees.

NO TICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the securities described herein in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of such securities are made. Any resale of these securities in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities described herein.

Representations of Purchasers

By purchasing the securities described herein in Canada a purchaser is representing to us that

•	the purchaser is entitled under applicable provincial securities laws to purchase these securities without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under “Resale Restrictions.”

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions. Purchasers in other provinces or territories of Canada may have rights that may vary from those described above.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the securities described herein should consult their own legal and tax advisors with respect to the tax consequences of an investment in these securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the notes, as well as certain other legal matters, will be passed upon for us by Baker & McKenzie, Dallas, Texas. Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York, have advised the underwriter in connection with the offering of the notes.

EXPERTS

The consolidated financial statements of Pilgrim’s Pride Corporation at September 28, 2002 and September 29, 2001, and for each of the three years in the period ended September 28, 2002, incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Index to Financial Statements

of

the ConAgra Foods Chicken Business

(A Division of ConAgra Foods, Inc.)

Independent Auditors’ Report	F-2
Combined Balance Sheets at May 25, 2003 and May 26, 2002	F-3
Combined Statements of Earnings for the fiscal years ended May 25, 2003, May 26, 2002 and May 27, 2001	F-4
Combined Statements of Stockholder’s Net Investment and Advances for the fiscal years ended May 25, 2003, May 26, 2002 and May 27, 2001	F-5
Combined Statements of Cash Flows for the fiscal years ended May 25, 2003, May 26, 2002 and May 27, 2001	F-6
Notes to Combined Financial Statements	F-7

CONAGRA FOODS CHICKEN BUSINESS

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

ConAgra Foods Chicken Business

We have audited the accompanying combined balance sheets of the ConAgra Foods Chicken Business (a division of ConAgra Foods, Inc.) (the “company”), as of May 25, 2003 and May 26, 2002, and the related combined statements of earnings, of stockholder’s net investment and advances and of cash flows for each of the three years in the period ended May 25, 2003. The combined financial statements include the accounts of the companies discussed in Note 1, which are under common ownership and management. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the ConAgra Foods Chicken Business as of May 25, 2003 and May 26, 2002, and the combined results of its operations and of its combined cash flows for each of the three years in the period ended May 25, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, in 2003 the company changed its method of accounting for goodwill and other intangible assets and in 2002 the company changed its method of accounting for derivative instruments and other hedging activities.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Omaha, Nebraska

August 1, 2003

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED BALANCE SHEETS

(Dollars in Thousands)

	May 25, 2003	May 26, 2002
ASSETS

Current assets:
Cash and cash equivalents	$6,324	$—
Receivables, less allowance for doubtful accounts of $2,443 and $3,063	105,595	117,208
Inventories	209,639	225,222
Other current assets	7,932	7,229

Total current assets	329,490	349,659

Property, plant and equipment:
Land and land improvements	34,284	33,969
Buildings, machinery and equipment	741,397	712,974
Furniture, fixtures, office equipment and other	40,370	39,262
Construction in progress	11,437	10,574

	827,488	796,779
Less accumulated depreciation	(407,654)	(353,109)

Property, plant and equipment, net	419,834	443,670
Goodwill	36,344	36,344
Deferred income taxes	—	1,497
Other assets	1,021	1,905

	$786,689	$833,075

LIABILITIES AND STOCKHOLDER’S NET INVESTMENT AND ADVANCES

Current liabilities:
Current installments of long-term debt	$400	$833
Accounts payable	62,208	61,018
Deferred income taxes	13,882	6,007
Other accrued liabilities	71,213	80,076

Total current liabilities	147,703	147,934
Long-term debt, excluding current installments	16,635	17,091
Deferred income taxes	11,239	—
Other noncurrent liabilities	780	835
Commitments and contingencies
Stockholder’s net investment and advances	610,332	667,215

	$786,689	$833,075

The accompanying notes are an integral part of the combined financial statements.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF EARNINGS

(Dollars in Thousands)

	May 25, 2003	May 26, 2002	May 27, 2001
Net sales	$2,341,653	$2,434,723	$2,341,004

Costs and expenses:
Cost of goods sold	2,258,043	2,267,351	2,263,717
Selling, general and administrative expenses	73,034	79,354	72,603
Corporate allocations: Selling, general and administrative	19,331	18,984	20,576
Corporate allocations: Finance charges	26,034	22,670	31,819

	2,376,442	2,388,359	2,388,715

Income (loss) before income taxes	(34,789)	46,364	(47,711)
Income tax expense (benefit)	(12,943)	17,628	(17,514)

Net income (loss)	$(21,846)	$28,736	$(30,197)

The accompanying notes are an integral part of the combined financial statements.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF STOCKHOLDER’S NET INVESTMENT AND ADVANCES

(Dollars in Thousands)

	Net Investment and Advances/ (Distributions)	Accumulated Other Comprehensive Income / (Loss)	Stockholder’s Net Investment and Advances
Balance at May 28, 2000	$731,087	$ —	$731,087
Net loss	(30,197)	—	(30,197)
Net investment and advances	33,565	—	33,565

Balance at May 27, 2001	734,455	—	734,455

Comprehensive income (loss):
Net income	28,736	—	28,736
Cumulative effect of change in accounting, net of tax	—	(6,737)	(6,737)
Derivative adjustment, net of tax	—	6,422	6,422

Total comprehensive income			28,421

Net investment and advances (distributions)	(95,661)	—	(95,661)

Balance at May 26, 2002	667,530	(315)	667,215

Comprehensive income (loss):
Net loss	(21,846)	—	(21,846)
Derivative adjustment, net of tax	—	1,952	1,952

Total comprehensive loss			(19,894)

Net investment and advances (distributions)	(36,989)	—	(36,989)

Balance at May 25, 2003	$608,695	$1,637	$610,332

The accompanying notes are an integral part of the combined financial statements.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

COMBINED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

	May 25, 2003	May 22, 2002	May 27, 2001
Cash flows from operating activities:
Net income (loss)	$(21,846)	$28,736	$(30,197)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	60,651	58,926	58,355
Amortization	—	963	1,246
Deferred income taxes	19,436	18,757	12,473
Other noncash items	(55)	82	753

Change in assets and liabilities:
Receivables	11,613	3,086	(17,247)
Inventories	15,583	23,802	(29,448)
Other assets	2,133	(2,625)	3,655
Accounts payable and accrued liabilities	(6,498)	12,764	9,090

Net cash flows from operating activities	81,017	144,491	8,680

Cash flows from investing activities:
Additions to property, plant and equipment	(36,298)	(54,818)	(48,603)
Notes receivable and other items	(517)	2,493	3,359

Net cash flows from investing activities	(36,815)	(52,325)	(45,244)

Cash flows from financing activities:
Payment of long-term debt	(889)	(688)	(680)
Stockholder’s net investment and advances/(distributions)	(36,989)	(95,661)	33,565

Net cash flows from financing activities	(37,878)	(96,349)	32,885

Net change in cash and cash equivalents	6,324	(4,183)	(3,679)
Cash and cash equivalents at beginning of year	—	4,183	7,862

Cash and cash equivalents at end of year	$6,324	$—	$4,183

The accompanying notes are an integral part of the combined financial statements.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS

(Columnar Dollar Amounts in Thousands)

1.    DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business—ConAgra Foods Chicken Business (the “company”) (a division of ConAgra Foods, Inc.) (“ConAgra Foods”) is involved in the processing, packaging and delivery of chicken products to grocery, foodservice, institutional, and special market customers. The company operates in one reportable business segment.

Fiscal Year—The company’s fiscal year ends on the last Sunday in May. The fiscal years for the financial statements presented consist of 52-week periods for fiscal years 2003, 2002 and 2001.

Basis of Presentation—The combined financial statements of ConAgra Foods Chicken Business include the following chicken companies which have historically been operated as an integrated business: ConAgra Poultry Company, ConAgra Poultry Company of Kentucky, Inc., To-Ricos Inc., Lovette Company, Inc. and Hester Industries, Inc. The above businesses and assets are each directly or indirectly wholly-owned by ConAgra Foods. All significant intercompany investments, accounts and transactions have been eliminated.

Inventories—Inventory consists principally of livestock (breeders, broilers, pullets, and hatching eggs), feed ingredients and finished chicken products. Live chicken inventories are stated at the lower of cost or market and breeder hens at the lower of cost, less accumulated amortization, or market. The costs associated with breeder hens are accumulated up to the production stage and amortized over the productive lives using the unit-of-production method. Fresh finished chicken products are valued at net realizable value, which approximates lower of cost or market, and frozen chicken finished products are valued at lower of cost or market. All other inventory is valued on the basis of the lower of cost, determined using the first-in, first-out method, or market. Lower of cost or market analysis is determined based on the aggregate cost versus market of the product.

Long Lived Assets and Intangible Assets—Property, plant and equipment are carried at cost. Depreciation has been calculated using primarily the straight-line method over the estimated useful lives of the respective classes of assets as follows:

Land improvements	1-40 years
Buildings	15-40 years
Machinery and equipment	3-20 years
Furniture, fixtures, office equipment and other	5-15 years

The company reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair market value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair market value, less cost to sell.

Income Taxes—The company is included in the consolidated tax returns of ConAgra Foods. The company’s provision for income taxes is computed on a separate legal entity basis. The company recognizes deferred tax assets and liabilities based on the differences between the financial statement and tax bases of assets and liabilities at each balance sheet date using enacted tax rates expected to be in effect in the year the differences are expected to reverse.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Derivative Instruments—The company uses derivatives (e.g., futures and options) for the purpose of hedging exposure to changes in commodity prices. The fair value of each derivative is recognized in the balance sheet within current assets or current liabilities. Changes in the fair value of derivatives are recognized immediately in the income statement for derivatives that do not qualify for hedging accounting.

For derivatives designated as a hedge and used to hedge an existing asset or liability (e.g., inventory), both the derivative and hedged item are recognized at fair value within the balance sheet with the changes in both of these fair values being recognized immediately in the income statement. For derivatives designated as a hedge and used to hedge an anticipated transaction (e.g., future purchase of inventory), changes in the fair value of the derivatives are deferred in the balance sheet within accumulated other comprehensive income to the extent the hedge is effective in mitigating the exposure to the related anticipated transaction. Any ineffectiveness associated with the hedge is recognized immediately in the income statement. Amounts deferred within accumulated other comprehensive income are recognized in the income statement in the same period during which the hedged transaction affects earnings (e.g., when hedged inventory is sold).

Fair Values of Financial Instruments—Unless otherwise specified, the company believes the carrying amount of financial instruments approximates their fair value.

Revenue Recognition—Revenue is recognized when title and risk of loss are transferred to customers upon delivery based on terms of sale. Revenue is recognized as the net amount to be received after deducting estimated amounts for discounts, trade allowances and product returns. No single customer accounted for more than 10% of net sales in 2003, 2002 and 2001.

Export Sales—In 2003, 2002 and 2001, net export sales were $97.9 million, $111.8 million and $78.1 million, respectively.

Stock-Based Compensation—The company accounts for its employee stock option plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no stock-based compensation expense is reflected in net income, as options granted under these plans have an exercise price equal to the market value of the underlying common stock on the date of grant.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure which became effective for fiscal years ending after December 15, 2002. SFAS No. 148 requires certain pro forma information regarding net income and earnings per share assuming the company recognized expense for its employee stock options using the fair value method. The fair value of options was estimated at the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rate of 4.30%, 4.52% and 5.17%; a dividend yield of 3.9%, 3.9% and 2.4%; expected volatility of 30.0%, 29.0% and 29.0%; and an expected option life of six years. The weighted average fair value of options granted in fiscal 2003, 2002 and 2001 was $5.88, $5.08 and $5.75, respectively. Pro forma net income (loss) is as follows:

	2003	2002	2001
Net income (loss), as reported	$(21,846)	$28,736	$(30,197)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(677)	(646)	(592)

Pro forma net income (loss)	$(22,523)	$28,090	$(30,789)

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income—Comprehensive income consists of net income and derivative adjustments. The following details the income tax expense (benefit) on components of other comprehensive income (loss):

	2003	2002	2001
Cumulative effect of change in accounting	$—	$(4,126)	$—
Net derivative adjustments	1,175	3,933	—

Accounting Changes—In June 2001, the FASB approved the issuance of SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These standards, issued in July 2001, establish accounting and reporting requirements for business combinations. SFAS No. 141 requires all business combinations entered into subsequent to June 30, 2001, to be accounted for using the purchase method of accounting. SFAS No. 142 provides that goodwill and other intangible assets with indefinite lives will not be amortized, but will be tested for impairment on an annual basis. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The company adopted SFAS No. 142 at the beginning of fiscal 2003.

As of the beginning of fiscal year 2002, the company adopted SFAS No. 133, Accounting for Derivative Financial Instruments and Hedging Activities, and its related amendment, SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities (“SFAS No. 133”). The adoption of SFAS No. 133 resulted in a cumulative effect of an accounting change that decreased accumulated other comprehensive income by $6.7 million, net of tax of $4.1 million.

Recently Issued Accounting Pronouncements—In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires the company to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and is effective for fiscal years beginning after June 15, 2002. The company has not yet completed its assessment of the anticipated adoption impact of this statement.

Use of Estimates—Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates or assumptions affect reported amounts of assets, liabilities, revenue and expenses as reflected in the financial statements. Actual results could differ from estimates.

2.    GOODWILL

The company adopted SFAS No. 142, at the beginning of its current fiscal year. Goodwill is not amortized and is tested annually for impairment of value. Impairment occurs when the fair value of the asset is less than its carrying amount. If impaired, the asset is written down to its fair value.

Goodwill was $36.3 million at May 25, 2003 and May 26, 2002.

The following is comparative earnings information assuming SFAS No. 142 had been in effect for each period presented:

	2003	2002	2001
Reported net income (loss)	$(21,846)	$28,736	$(30,197)
Add goodwill amortization (net of tax)	—	597	773

Adjusted net income (loss)	$(21,846)	$29,333	$(29,424)

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

3.    INVENTORIES

Inventories are comprised of the following:

	May 25,	May 26,
	2003	2002
Product inventories:
Raw materials	$19,166	$16,492
Finished goods	91,651	105,344
Work in process	40	620
Livestock	88,538	90,046
Supplies	10,244	12,720

	$209,639	$225,222

4.    RELATED PARTY TRANSACTIONS

ConAgra Food’s executive, finance, legal, tax and other corporate departments perform certain administrative and other services for the company. Expenses incurred by ConAgra Foods and allocated to the company are determined based on specific services being provided or are allocated based on ConAgra Food’s investment in the company in proportion to ConAgra Food’s total investment in its subsidiaries. In addition, ConAgra Foods charges the company finance charges on ConAgra Food’s investment in the company and net intercompany advances. Management believes that such expense allocations are reasonable. It is not practical to estimate the expenses that would have been incurred by the company if it had been operated on a stand-alone basis. Corporate allocations include allocated selling, administrative and general expenses of approximately $19.3 million, $19.0 million and $20.6 million for fiscal 2003, 2002 and 2001, respectively, and allocated finance charges of $26.0 million, $22.7 million and $31.8 million in fiscal 2003, 2002 and 2001, respectively.

The company also has transactions in the normal course of business with parties under common ownership. Net sales to related parties were $134.7 million, $139.2 million and $160.0 million in fiscal years 2003, 2002 and 2001, respectively. With respect to gross margins associated with related party net sales, certain products are sold at cost where others are sold at prices resulting in gross margins similar to third-party net sales.

5.    LONG-TERM DEBT AND LOAN AGREEMENTS

	2003	2002
Variable rate (1.40% at May 25, 2003) Industrial Development
Revenue Bonds (collateralized by plant and equipment), due 2012	$9,500	$9,500
Variable rate (1.30% at May 25, 2003) Industrial Development
Revenue Bonds (collateralized by plant and equipment), due 2019	4,700	4,700
Other long-term debt	2,835	3,724

Total long-term debt	$17,035	$17,924

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The aggregate minimum principal maturities of the long-term debt for each of the five fiscal years following May 25, 2003, are as follows:

2004	$400
2005	48
2006	34
2007	24
2008	384

Net interest paid was $.3 million, $.5 million and $.9 million in fiscal 2003, 2002 and 2001, respectively.

6.    CAPITAL STOCK

The capital stock of the combined entities consists of the following:

		Shares
	Par Value	Authorized	Issued
ConAgra Poultry Company	$1.00	10,000	10,000
ConAgra Poultry Company of Kentucky, Inc.	No par	2,000	1,000
To-Ricos, Inc.—common	$1.00	100,000	66,000
To-Ricos, Inc.—preferred	$10.00	50,000	—
Hester Industries, Inc.	$1.00	15,000	1,000
Lovette Company, Inc.	$1.00	500,000	1,000

7.    PRETAX INCOME AND INCOME TAXES

The provision (benefit) for income taxes includes the following:

	2003	2002	2001
Current:
Federal	$(30,462)	$(1,039)	$(28,590)
State	(1,917)	(90)	(1,397)

	(32,379)	(1,129)	(29,987)

Deferred:
Federal	17,902	17,276	11,488
State	1,534	1,481	985

	19,436	18,757	12,473

	$(12,943)	$17,628	$(17,514)

Income taxes computed by applying statutory rates to income before income taxes are reconciled to the provision for income taxes set forth in the consolidated statements of earnings as follows:

	2003	2002	2001
Computed federal income taxes	$(12,176)	$16,243	$(16,677)
State income taxes, net of federal tax benefit	(905)	1,207	(1,239)
Other	138	178	402

	$(12,943)	$17,628	$(17,514)

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

Income taxes are paid by the parent company on a consolidated level. The Internal Revenue Service has closed examinations of the company’s tax returns through fiscal 1995. The IRS has proposed certain adjustments for later years, some of which are being contested by the company. The company believes that it has made adequate provisions for income taxes payable.

The tax effect of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	2003		2002
	Assets	Liabilities	Assets	Liabilities
Depreciation and amortization	$—	$29,238	$—	$16,795
Inventory	—	24,746	—	20,994
Other noncurrent liabilities	6,780	—	10,118	—
Accrued expenses	1,923	—	3,114	—
Fiscal 1999 and 2000 restructuring/impairment charges	17,999	—	18,292	—
Other	2,161	—	1,755	—

	$28,863	$53,984	$33,279	$37,789

At May 25, 2003, the company’s net deferred tax liability of $25.1 million consists of $13.8 million recorded in other accrued liabilities and $11.2 million recorded in other noncurrent liabilities. At May 26, 2002, the company’s net deferred tax liability of $4.5 million consists of $1.5 million recorded in other assets and $6.0 million recorded in other noncurrent liabilities.

8.    DERIVATIVE FINANCIAL INSTRUMENTS

The company is exposed to market risk such as changes in commodity prices. To manage volatility associated with commodity price exposure, the company may enter into various derivative transactions pursuant to established company policies.

Commodity Price Management—The company is subject to raw material price fluctuations caused by supply conditions, weather, economic conditions and other factors. Generally, the company utilizes commodity futures and options contracts to reduce the volatility of commodity input prices on items such as grains, vegetable oils and energy.

Futures and options contracts qualifying for hedge accounting and used to hedge anticipated transactions are designated as cash flow hedges with gains and losses deferred in accumulated other comprehensive income, to the extent the hedge is effective. These amounts are recognized within cost of goods sold in the period during which the hedged transaction affects earnings. Any hedge gain or loss deemed ineffective, as well as gains or losses on contracts for which the company does not qualify, or elects not to qualify, for hedge accounting, are immediately recognized within sales or cost of goods sold. Amounts deferred within accumulated other comprehensive income are recognized in the combined statement of earnings in the same period during which the hedged transaction affects earnings.

Additional Derivative Information—The fair value of derivative assets is recognized within prepaid expenses and other current assets, while the fair value of derivative liabilities is recognized within other accrued liabilities. As of May 25, 2003 and May 26, 2002, the fair value of derivatives recognized within current assets was $2.3 million and $1.9 million, respectively. There were no derivative liabilities as of May 25, 2003 and May 26, 2002.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

For the year ended May 25, 2003 and May 26, 2002, the ineffectiveness associated with derivatives designated as both cash flow and fair value hedges was a gain of $2.3 million and $.5 million, respectively. Hedge ineffectiveness is recognized within cost of goods sold. The company does not exclude any components of the hedging instrument’s gain or loss when assessing effectiveness.

Generally, the company hedges a portion of its anticipated consumption of commodity inputs for periods up to 12 months. The company may enter into longer term hedges on particular commodities if deemed appropriate. As of May 25, 2003, the company had hedged certain portions of its anticipated consumption of commodity inputs through May 2004.

As of May 25, 2003, the net deferred gain recognized in accumulated other comprehensive income was $1.6 million, net of tax, and at May 26, 2002 the net deferred loss recognized in accumulated other comprehensive income was $.3 million, net of tax, which includes the impact of the cumulative effect of change in accounting principle. The entire gain deferred as of May 25, 2003 will be recognized within earnings over the next 12 months. For the year ended May 25, 2003 and May 26, 2002, a net of tax $4.0 million gain and $4.3 million loss, respectively, was recognized from accumulated other comprehensive income into earnings. No cash flow hedges or firm commitments were discontinued during the year ended May 25, 2003.

9.    COMMITMENTS AND CONTINGENCIES

The company leases certain facilities and transportation equipment under agreements that expire at various dates. Management expects that in the normal course of business, leases that expire will be renewed or replaced by other leases. Substantially all leases require payment of property taxes, insurance and maintenance costs in addition to rental payments. Rent expense under all operating leases was $20.2 million, $21.2 million and $19.9 million in fiscal 2003, 2002 and 2001, respectively.

A summary of noncancelable operating lease commitments for fiscal years following May 25, 2003 is as follows:

2004	$2,106
2005	2,095
2006	2,188
2007	966
2008	857
Later years	5,187

$13,399

The company is a party to a number of lawsuits and claims arising out of the operation of its businesses. After taking into account liabilities recorded management believes the ultimate resolution of such matters should not have a material adverse effect on the company’s financial condition, results of operations or liquidity.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

10.    EMPLOYEE BENEFIT PLANS

Retirement Pension Plan

The company has a defined benefit retirement plan (“Plan”) for eligible salaried and hourly employees. Benefits are based on years of credited service and average compensation or stated amounts for each year of service. The company funds this plan in accordance with the minimum and maximum limits established by law. Employees of the company also participate in defined benefit and defined contribution plans sponsored by ConAgra Foods.

Components of pension benefit costs and weighted average actuarial assumptions are:

	2003	2002	2001
Pension Benefit Cost
Service cost	$253	$234	$202
Interest cost	224	199	173
Expected return on plan assets	(161)	(186)	(187)
Recognized net actuarial loss	—	—	(5)

Pension benefit cost—company plans	316	247	183
Pension benefit cost—multi-employer plans	6,104	4,547	3,979

Total pension benefit cost	$6,420	$4,794	$4,162

Actuarial Assumptions
Discount rate	7.25%	7.50%	7.50%
Long-term rate of return on plan assets	7.75%	9.25%	9.25%
Long-term rate of compensation increase	5.50%	5.50%	5.50%

The change in projected benefit obligation, change in plan assets and funded status of the plans at February 28, 2003 and 2002:

	2003	2002
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$3,112	$2,667
Service cost	253	234
Interest cost	224	199
Actuarial loss	110	77
Benefits paid	(53)	(65)

Projected benefit obligation at end of year	$3,646	$3,112

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

	2003	2002
Change in Plan Assets
Fair value of plan assets at beginning of year	$2,025	$1,959
Actual return on plan assets	(176)	(7)
Employer contributions	371	166
Investment and administrative expenses	(36)	(28)
Benefits paid	(53)	(65)

Fair value of plan assets at end of year	2,131	2,025

Funded Status	(1,515)	(1,087)
Unrecognized actuarial loss	735	252

Accrued benefit cost	$(780)	$(835)

Amounts Recognized in Combined Balance Sheets
Accrued benefit cost	$(780)	$(835)

Actuarial Assumptions
Discount rate	6.50%	7.25%
Long-term rate of compensation increase	4.50%	5.50%

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets at February 28, 2003 and 2002, respectively, were:

	2003	2002
Projected benefit obligation	$3,646	$3,112
Accumulated benefit obligation	2,680	2,113
Fair value of plan assets	2,131	2,025

Plan assets are primarily invested in equity securities, corporate and government debt securities and common trust funds. Certain employees of the company are covered under defined contribution plans. The expense related to these plans was $4.5 million, $4.0 million and $3.5 million in fiscal 2003, 2002 and 2001, respectively.

11.    STOCK PLANS

Certain of the company’s employees participate in ConAgra Foods’ stock option plans. These stock option plans approved by the ConAgra Foods’ stockholders provide for granting of options to employees for purchase of common stock at prices equal to fair market value at the time of grant. Options become exercisable under various vesting schedules and generally expire ten years after the date of grant.

CONAGRA FOODS CHICKEN BUSINESS

(A Division of ConAgra Foods, Inc.)

NOTES TO COMBINED FINANCIAL STATEMENTS—(Continued)

The changes in the outstanding stock options during the three years ended May 25, 2003, are summarized below:

	2003		2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Beginning of year	1,058.6	$22.88	907.6	$22.88	813.8	$23.19
Granted	175.0	$25.90	249.5	$22.00	219.0	$19.90
Exercised	(92.3)	$16.65	(41.2)	$15.42	(47.4)	$13.68
Canceled	(75.1)	$24.56	(57.3)	$24.43	(77.8)	$23.16

End of year	1,066.2	$23.80	1,058.6	$22.88	907.6	$22.88

Exercisable at end of year	672.3	$24.08	656.3	$23.44	558.4	$22.81

The following summarizes information about stock options outstanding as of May 25, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
$12.69–$19.81	211.8	6.2	$18.88	144.2	$18.46
$19.82–$22.00	290.9	7.1	$21.54	155.3	$21.18
$22.01–$24.19	201.5	5.5	$23.69	172.8	$23.72
$24.20–$28.31	271.5	7.7	$26.87	109.5	$28.31
$28.32–$33.91	90.5	4.5	$33.55	90.5	$33.55

$12.69–$33.91	1,066.2	6.6	$23.80	672.3	$24.08

12.    SUBSEQUENT EVENT

On June 9, 2003, ConAgra Foods announced an agreement to sell the company to Pilgrim’s Pride Corporation. In connection with the expected sale, ConAgra Foods classified the company’s long-lived assets as held for sale and recognized an impairment charge of $69.4 million (net of an income tax benefit of $42.6 million) in its financial statements to reduce the carrying amount of goodwill to zero and reflect a reduction in the carrying values of long-lived assets of the company to their fair market value, less cost to sell. The company has not recognized this impairment charge as the company considers its long-lived assets to be fully recoverable on a held for use basis.

PROSPECTUS

$400,000,000

Pilgrim's Pride Corporation

DEBT SECURITIES, PREFERRED STOCK,

CLASS A COMMON STOCK

AND CLASS B COMMON STOCK

By this prospectus, we may offer and sell from time to time in one or more series or classes the following securities:

•	shares of our Class A Common Stock;
•	shares of our Class B Common Stock;
•	shares of our preferred stock; or
•	our unsecured debt securities.

The aggregate initial offering price of the securities that we may issue pursuant to this prospectus will not exceed $400,000,000. Our Class A Common Stock is listed for trading on the New York Stock Exchange under the symbol “CHX.A” and our Class B Common Stock is listed for trading on the New York Stock Exchange under the symbol “CHX.” On August 5, 1999, the last reported sale price of our Class A Common Stock on the New York Stock Exchange was $12.125, and the last reported sale price of our Class B Common Stock on the New York Stock Exchange was $13.75.

We may offer the offered securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus.

You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer these securities in any of the following ways:

•	directly to investors or to other purchasers;
•	through agents;
•	through dealers; or
•	through one or more underwriters or a syndicate of underwriters in an underwritten offering.

Additional information on our plan of distribution can be found inside under “Plan of Distribution.”

Investing in the offered securities involves risk. See “ Risk Factors” beginning on page 2 for a discussion of factors you should consider carefully before deciding to invest in the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 1, 1999.

RISK FACTORS

Before you invest in our securities, you should consider carefully the following factors, in addition to the other information contained in this prospectus and in any applicable prospectus supplement.

Cyclicality and Commodity Prices—Industry cyclicality can affect our earnings, especially due to fluctuations in commodity prices of feed ingredients and chicken.

Profitability in the chicken industry can be materially affected by the commodity prices of feed ingredients and the commodity prices of chicken and chicken parts. These commodity prices are determined largely by balances in supply and demand. As a result of fluctuations in these commodity prices, the chicken industry as a whole has been characterized by cyclical earnings.

High feed ingredient prices have had a material adverse effect on our operating results in the past. We periodically seek, to the extent available, to enter into advance purchase commitments and/or financial hedging contracts for the purchase of feed ingredients in an effort to manage our feed ingredient costs. The use of such instruments may not be successful.

Substantial Leverage—Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under debt securities.

We presently have, and expect to continue to have, a substantial amount of indebtedness. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under our indebtedness, including our debt securities;

•	increase our vulnerability to general adverse economic conditions;

•	limit our ability to obtain necessary financing and to fund future working capital, capital expenditures and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and for other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to pursue acquisitions and sell assets;

•	make us vulnerable to increases in interest rates because a substantial portion of our borrowings are at variable interest rates; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow additional funds, and failing to comply with those covenants could result in an event of default or require redemption of indebtedness. Either of these events could have a material adverse effect on us.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future, which is dependent on various factors. These factors include the commodity prices of feed ingredients, chicken and chicken parts and general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Additional Borrowings Available—Despite our substantial indebtedness, we may still be able to incur significantly more debt. This could intensify the risks described above.

Despite our substantial indebtedness, we are not prohibited from incurring additional indebtedness in the future. If additional debt is added to our current debt levels, the related risks that we now face could intensify.

Foreign Operations Risks—Our foreign operations pose special risks to our business and operations.

We have substantial operations and assets located in Mexico. Foreign operations are subject to a number of special risks, including among other risks:

•	Currency exchange rate fluctuations;

•	Trade barriers;

•	Exchange controls;

•	Expropriation; and

•	Changes in laws and policies, including those governing foreign-owned operations.

Currency exchange rate fluctuations have adversely affected us in the past. Exchange rate fluctuations or one or more other risks may have a material adverse effect on our business or operations in the future.

Our operations in Mexico are conducted through subsidiaries organized under the laws of Mexico. We may rely in part on intercompany loans and distributions from our subsidiaries to meet our obligations. Claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over our claims. Additionally, the ability of our Mexican subsidiaries to make payments and distributions to us will be subject to, among other things, Mexican law. In the past, these laws have not had a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions. However, laws such as these may have a material adverse effect on the ability of our Mexican subsidiaries to make these payments and distributions in the future.

Government Regulation—Regulation, present and future, is a constant factor affecting our business.

The chicken industry is subject to federal, state and local governmental regulation, including in the health and environmental areas. We anticipate increased regulation by various agencies concerning food safety, the use of medications in feed formulations and the disposal of chicken by-products and wastewater discharges. Unknown matters, new laws and regulations, or stricter interpretations of existing laws or regulations may materially affect our business or operations in the future.

Control of Voting Stock—Voting control over Pilgrim’s Pride is maintained by Lonnie “Bo” Pilgrim and Lonnie Ken Pilgrim.

Through a limited partnership of which they are the only general partners, Lonnie “Bo” Pilgrim and his son Lonnie Ken Pilgrim have voting control of 60.8% of the voting power of our outstanding common stock. They are therefore in a position to control the outcome of all actions requiring stockholder approval, including the election of directors. This ensures their ability to control the future direction and management of Pilgrim’s Pride. If Lonnie “Bo” Pilgrim and certain members of his family cease to own at least a majority of the voting power of the outstanding common stock, it will constitute an event of default under certain agreements relating to our indebtedness.

Risks Associated with Tax Status—Potential payment of deferred taxes may affect our cash flow.

Before July 2, 1988, we used the cash method of accounting for income tax purposes. Pursuant to changes in the laws enacted by the Revenue Act of 1987, we were required to change our method of accounting for federal income tax purposes from the cash method to the accrual method. As a consequence of this change in our accounting method, we were permitted to create a “suspense account” in the amount of approximately $89.7 million. The money in the suspense account represents deferred income arising from our prior use of the cash method of accounting.

Beginning in fiscal 1998, we are generally required to include 1/20th of the amount in the suspense account, or approximately $4.5 million, in taxable income each year for the next 20 years. As of September 26, 1998, the balance in the suspense account was approximately $85.2 million. However, the full amount must be included in taxable income in any year that Pilgrim’s Pride ceases to be a “family corporation.” We will cease to be a

“family corporation” if Lonnie “Bo” Pilgrim’s family ceases to own at least 50% of the total combined voting power of all classes of stock entitled to vote. If that occurs, we would be required to recognize the balance of the suspense account in taxable income.

Currently there exists no plan or intention on the part of Lonnie “Bo” Pilgrim’s family to transfer enough Pilgrim’s Pride stock so that we cease to qualify as a family corporation. However, this may happen and the suspense account might be required to be included in our taxable income.

Significant Competition—Competition in the chicken industry with other vertically-integrated chicken companies, especially companies with greater resources, may make us unable to compete successfully in our industry, which could adversely affect our business and our ability to satisfy our obligations under the debt securities.

The chicken industry is highly competitive. Some of our competitors have greater financial and marketing resources than us. In both the United States and Mexico, we primarily compete with other vertically integrated chicken companies.

In general, the competitive factors in the U.S. chicken industry include:

•	Price;

•	Product quality;

•	Brand identification;

•	Breadth of product line; and

•	Customer service.

Competitive factors vary by major market. In the foodservice market, competition is based on consistent quality, product development, service and price. In the U.S. retail market, we believe that competition is based on product quality, brand awareness and customer service. Further, there is some competition with non-vertically integrated further processors in the U.S. prepared food business.

In Mexico, where product differentiation has traditionally been limited, product quality and price have been the most critical competitive factors. Additionally, the North American Free Trade Agreement, which went into effect on January 1, 1994, requires annual reductions in tariffs for chicken and chicken products in order to eliminate those tariffs by January 1, 2003. As those tariffs are reduced, increased competition from chicken imported into Mexico from the U.S. may have a material adverse effect on the Mexican chicken industry in general, or on our Mexican operations in particular.

Risks Associated with Year 2000 Compliance—Year 2000 issues, affecting our computer systems and the systems of third parties upon which we rely, may adversely affect our business.

We are highly dependent on our computer software programs and operating programs in operating our business. We also depend on the proper functioning of computer systems of third parties. Problems resulting from the Year 2000 issue could cause:

•	Business interruptions or shut-downs;

•	Financial loss;

•	Regulatory actions;

•	Reputational harm; or

•	Legal liability.

Any of these could have a material adverse effect on our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements of our intentions, beliefs, expectations or predictions for the future, denoted by the words “anticipate,” “believe,” “estimate,” “expect,” “project,” “imply,” “intend,” “foresee” and similar expressions, are forward-looking statements that reflect our current views about future events and are subject to risks, uncertainties and assumptions. Such risks, uncertainties and assumptions include those identified in the “Risk Factors” section of this prospectus and the following:

•	matters affecting the chicken industry generally, including fluctuations in the commodity prices of feed ingredients and chicken;

•	management of our cash resources, particularly in light of our substantial leverage;

•	restrictions imposed by, and as a result of, our substantial leverage;

•	currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; and

•	changes in laws or regulations affecting our operations, as well as competitive factors and pricing pressures.

Actual results could differ materially from those projected in these forward-looking statements as a result of these factors, many of which are beyond our control.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer up to $400,000,000 of the debt securities, preferred stock, Class A Common Stock and Class B Common Stock described in this prospectus in one or more offerings. In this prospectus we will refer to our Class A Common Stock and Class B Common Stock collectively as the “common stock” and our debt securities, preferred stock and common stock collectively as the “securities.”

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement. The prospectus supplement will describe the specific terms of the securities being offered. The prospectus supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement together with the information contained in the documents referred to under the heading “Where You Can Find More Information.”

You should only rely on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room and at the SEC’s regional offices located as follows:

Public Reference Room 450 Fifth Street, N.W. Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, New York 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC’s Web site at http://www.sec.gov. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information referenced this way is considered to be part of this prospectus, and any information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we complete our sale of the securities to the public:

•	our Annual Report on Form 10-K for the year ended September 26, 1998, as amended by Form 10-K/A filed August 10, 1999;

•	our Quarterly Reports on Form 10-Q for the quarter ended January 2, 1999, as amended by Form 10-Q/A filed August 10, 1999, for the quarter ended April 3, 1999, as amended by Form 10-Q/A filed May 14, 1999 and as further amended by Form 10-Q/A filed August 10, 1999, and for the quarter ended July 3, 1999;

•	our Current Report on Form 8-K dated July 20, 1999;

•	the description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on July 20, 1999; and

•	the description of our Class B Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on September 24, 1986, as amended by Form 8-A/A filed with the SEC on July 1, 1998, and as further amended by Form 8-A/A filed with the SEC on July 20, 1999.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its Web site.

You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Pilgrim’s Pride Corporation

110 South Texas

Pittsburg, Texas 75686-0093

Telephone (903) 855-1000

Attention: Corporate Secretary

THE COMPANY

We are one of the largest producers of prepared and fresh chicken products in North America and have one of the best known brand names in the chicken industry. We are the fourth largest producer of chicken in the United States and the second largest in Mexico. Through vertical integration, we control the breeding, hatching and growing of chickens and the processing, preparation, packaging and sale of our product lines.

Pilgrim’s Pride Corporation, which was incorporated in Texas in 1968 and reincorporated in Delaware in 1986, is the successor to a partnership founded in 1946 as a retail feed store. Our principal office is located at 110 South Texas, Pittsburg, Texas 75686-0093 and our telephone number is (903) 855-1000.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities to fund the expansion of our business, including for:

•	capital expenditures;

•	additional working capital;

•	repayment or reduction of long term and short term debt;

•	financing acquisitions; and

•	general corporate purposes.

We may invest funds that we do not immediately require in short-term marketable securities. The precise amount and timing of the application of those proceeds will depend upon a variety of factors, including our funding requirements and the availability and cost of other funds. The applicable prospectus supplement will disclose any proposal to use proceeds from any offering of securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for each of the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income before income taxes and extraordinary items plus fixed charges (excluding capitalized interest). “Fixed charges” consist of interest (including capitalized interest) on all indebtedness, amortization of capitalized financing costs and that portion of rental expense that we believe to be the equivalent of interest. Earnings were inadequate to cover fixed charges by $1.2 million for the fiscal year ended September 28, 1996.

	Fiscal Year Ended					Nine Months Ended
	October 1, 1994	September 30, 1995	September 28, 1996	September 27, 1997	September 26, 1998	June 27, 1998	July 3, 1999
Ratio of Earnings to Fixed Charges	2.79x	1.07x	—	2.57x	2.96x	2.40x	4.36x

DESCRIPTION OF DEBT SECURITIES

General

The debt securities we may offer pursuant to this prospectus will be general unsecured obligations of Pilgrim’s Pride Corporation and will be either senior or subordinated debt. In this description, references to “Pilgrim’s Pride,” “we,” “us” or “our” refer only to Pilgrim’s Pride Corporation and not to any of our subsidiaries. We will issue senior and subordinated debt securities under an indenture, as may be supplemented, to be dated as of a date before the first issuance of the debt securities, between us and an indenture trustee. The senior debt securities will rank equally with each other and with all of our other unsecured and unsubordinated indebtedness. Our senior debt securities will effectively be subordinated to our secured indebtedness, including amounts we have borrowed under any secured revolving or term credit facility, and the liabilities of our subsidiaries. The subordinated debt securities will be subordinate and junior in right of payment, as more fully described in the indenture and in any applicable supplement to the indenture, to all of our senior indebtedness. See “—Subordination of Subordinated Debt Securities.”

The descriptions under this heading relating to the debt securities and the indenture are summaries of their anticipated provisions. The summaries do not restate those provisions in their entirety and are qualified in their entirety by reference to the actual indenture and debt securities. A form of the indenture under which we may issue our debt securities has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the indenture for provisions that may be important to you because it, and not this summary, will define your rights as a holder of debt securities.

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. Those terms may differ from the terms summarized below. We will also indicate in the applicable prospectus supplement the extent to which the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The indenture does not limit the amount of debt securities that we may issue under it. We may issue the debt securities in one or more series, each in an aggregate principal amount authorized by us before the issuance of that series.

Terms

We will include in a supplement to this prospectus the specific terms of each series of the debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether the debt securities will be senior or subordinated debt;

•	the total principal amount of the debt securities;

•	the maturity date or dates of the debt securities;

•	the interest rate or rates, if any (which may be fixed or variable), and, if applicable, the method used to calculate the interest rate;

•	the date or dates from which interest will accrue and on which interest will be payable and the dates used to determine the persons to whom interest will be paid;

•	the place or places where the principal of, and any premium or interest on, the debt securities will be paid;

•	the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision;

•	whether the debt securities will be convertible or exchangeable into shares of common stock or preferred stock and the terms and conditions governing such conversion or exchange, including the conversion price or exchange rate, as applicable;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issuable in temporary global form or permanent global form;

•	if other than United States dollars and denominations of $1,000 or any multiple of $1,000, the currency or currencies or currency unit or currency units and denominations in which the debt securities will be issued;

•	whether, and the terms and conditions on which, we or a holder of debt securities may elect that, or the other circumstances under which, the payment of principal of, or premium or interest, if any, on, the debt securities is to be made in a currency or currencies (including composite currencies) other than that in which the debt securities are denominated;

•	if the amount of payments of principal of (and premium, if any) and any interest on the debt securities may be determined with reference to any commodities, currencies or indices, or values, rates or prices, and the manner in which those amounts will be determined;

•	if other than the principal amount, the portion of the principal amount of the debt securities that we will pay upon acceleration of the maturity date;

•	in addition to those provided in the indenture, any additional means of satisfaction and discharge of the indenture with respect to the debt securities or any additional conditions on discharges;

•	any deletions or modifications of or additions to our events of default or covenants with respect to the debt securities; and

•	any other terms of the series being offered, so long as they are not inconsistent with any provision of the indenture.

We may offer to sell at a substantial discount below their stated principal amount debt securities bearing no interest or interest at a rate that, at the time of issuance, is below the market rate. We will describe any special United States federal income tax considerations applicable to any of those discounted debt securities in the applicable prospectus supplement.

If we denominate the purchase price of a series of debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, any premium or interest on, or any additional amounts with respect to any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will describe in the applicable prospectus supplement any special United States federal income tax considerations, restrictions, elections, specific terms and other information with respect to that series, and that foreign currency or currency unit.

Except to the extent otherwise set forth in the applicable prospectus supplement or in one or more supplemental indentures, the indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to our events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We conduct a substantial portion of our operations through our subsidiaries. The holders of our debt securities may not receive assets of our subsidiaries in a liquidation or recapitalization of those subsidiaries until the claims of our subsidiaries’ creditors are paid, except to the extent that we may have recognized claims against such subsidiaries. Our subsidiaries’ creditors would include trade creditors, debt holders, secured creditors and taxing authorities.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness to the extent provided in the indenture and the applicable supplemental indenture. Except to the extent otherwise set forth in the applicable prospectus supplement, the indenture does not restrict the amount of senior indebtedness which we may incur. We will set forth (or incorporate by reference) the approximate amount of senior indebtedness outstanding as of a recent date in any prospectus supplement under which we offer to sell subordinated debt securities.

The applicable supplemental indenture and prospectus supplement will set forth the terms of the subordination of a series of subordinated debt securities and will define senior indebtedness.

The subordinated debt securities will not be subordinated to any indebtedness that is not senior indebtedness, and our creditors who do not hold senior indebtedness will not benefit from the subordination provisions described in this prospectus. In the event of our bankruptcy or insolvency before or after maturity of the subordinated debt securities, those other creditors would rank equally with holders of the subordinated debt securities, subject, however, to the broad equity powers of the Federal bankruptcy court which allow the court to, among other things, reclassify the claims of any series of subordinated debt securities into a class of claims having a different relative priority with respect to the claims of those other creditors or any other claims against us.

Events of Default

Unless otherwise provided with respect to any series of debt securities, any one of the following events will constitute an “event of default” under the indenture with respect to that series:

•	we fail to pay the principal or any premium on any debt security of that series when due;

•	we fail to pay the interest or any additional amount on any debt security of that series when due and such failure continues for 30 days;

•	we fail to deposit any mandatory sinking fund payment in respect of any debt securities of that series when due, and such failure continues for 30 days;

•	we fail to comply with any of our other agreements contained in the indenture (other than a covenant included in the indenture for the benefit of a series of debt securities other than that series) and such failure continues for 90 days after written notice is given to us of that failure from the applicable trustee (or to us and such trustee from the holders of at least 25% in principal amount of the outstanding debt securities of that series);

•	certain events of bankruptcy, insolvency or reorganization relating to us; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

If any event of default with respect to the debt securities of any series at the time outstanding occurs and is continuing, then either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series (in the case of an event of default described in the first, second, third or sixth bullet points above) or at least 25% in principal amount of all outstanding debt securities under the indenture (in the case of other events of default other than in the case described in the fifth bullet point above, in which case acceleration will be automatic) may declare the principal amount (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of all the debt securities of the applicable series (or of all outstanding debt securities under the indenture, as the case may be) to be due and payable immediately. However, at any time after such trustee or the holders, as the case may be, declare such acceleration with respect to debt securities of any series, but before the applicable person has obtained a judgment or decree for payment of the money, the holders of a majority in principal amount of the outstanding debt securities of that series may, under certain conditions, cancel such acceleration. For information as to waiver of defaults, see “—Modification and Waiver.” Depending on the terms of our other indebtedness outstanding from time to time, an event of default under the indenture may give rise to cross defaults on our other indebtedness.

The indenture provides that, within 90 days after the occurrence of a default in respect of any series of debt securities, the trustee will give holders of that series notice of all uncured and unwaived defaults known to it. However, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any debt securities of that series, the trustee will be protected in withholding that notice if it in good faith determines that it is in the interest of the holders of the debt securities of that series. The trustee may not give notice of default until at least 30 days after the occurrence of a default in the performance or breach of any covenant or warranty by us under the indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any debt securities of that series. For the purpose of this provision, “default” with respect to debt securities of any series means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series.

The holders of a majority in the aggregate principal amount of the outstanding debt securities of any series (or, in certain cases, all outstanding debt securities under the indenture) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series (or all outstanding debt securities under the indenture). The indenture provides that in case an event of default occurs and is continuing, the trustee will exercise its rights and powers under the applicable indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable security or indemnity against costs, expenses and liabilities that might be incurred by the trustee in compliance with such request.

We will be required to furnish the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in our performance.

Modification and Waiver

The indenture provides that we may enter into supplemental indentures with the trustee without the consent of the holders of debt securities to, among other things:

•	evidence the succession of another entity to Pilgrim’s Pride and the assumption of our covenants under the debt securities and the indenture by the successor;

•	add covenants or events of default for the protection of the holders of debt securities;

•	change or eliminate any provision affecting only debt securities not yet issued;

•	cure any ambiguity or correct any inconsistency in the indenture as long as the action does not materially and adversely affect any holder of debt securities then outstanding under the indenture;

•	evidence and provide for successor trustees or add or change any provisions as may be necessary to provide for or facilitate the appointment of a separate trustee or trustees for specific series of debt securities; or

•	establish the forms and terms of debt securities of any series.

We may modify the indenture with the consent of the trustee and holders of at least a majority in principal amount of debt securities of each series affected by such modification. However, we may not modify the indenture without the consent of the holders of all of the then outstanding debt securities affected thereby to:

•	change the due date of the principal of, or any installment of principal of or interest on, or payment of additional amounts with respect to, the debt securities of that series;

•	reduce the principal amount of, or any premium or interest rate on, or any additional amount with respect to, the debt securities of that series;

•	reduce the amount due and payable upon acceleration or make payments thereon payable in any currency other than that provided in such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or after it is due; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is necessary to effect any such modification or amendment of the indenture, for waiver of compliance with certain covenants and provisions in the indenture or for waiver of certain defaults.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series (or, in certain cases, all outstanding debt securities under the indenture) may on behalf of the holders of all debt securities of that series (or of all outstanding debt securities under the indenture) waive any past default under the indenture, except a default in the payment of the principal of (or premium, if any) or any interest on, or any additional amounts on, any debt security or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that affected series. The holders of a majority in aggregate principal amount of the affected outstanding debt securities may on behalf of the holders of all debt securities of that series waive our compliance with certain restrictive provisions of the indenture.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, another person without the consent of any debt security holders if, along with certain other conditions in the indenture:

•	the person (if other than us) formed by such consolidation or into which we merge or which acquires or leases our assets is a corporation, partnership or trust and expressly assumes our obligations on the debt securities and under the indenture;

•	after giving effect to such transaction, there is no event of default, and no event which, after notice or passage of time or both, would become an event of default; and

•	certain other conditions are met.

If our successor complies with these provisions, we will (except in the case of a lease) be relieved of our obligations under the indenture and the debt securities.

Discharge and Defeasance

Upon compliance with certain conditions, we may terminate our obligations under the indenture, other than our obligation to pay the principal of (and premium, if any) and interest on the debt securities of any series and certain other obligations. The conditions include:

•

we irrevocably deposit with the applicable trustee in trust money and/or United States government securities or securities backed by the full faith and credit of the United States government which, through the payment of interest and principal in accordance with their terms, will provide enough money to pay each installment of principal of, any premium and interest on, and any additional amounts and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities; and

•	we comply with any additional conditions specifically applicable to the covenant defeasance of the debt securities of that series.

The terms of any series of the debt securities may also provide for legal defeasance under the indenture. In that case, we may be discharged from any and all obligations in respect of the debt securities of that series if:

•	we irrevocably deposit with the applicable trustee, in trust money and/or United States government securities or securities backed by the full faith and credit of the United States government which, through the payment of interest and principal in accordance with their terms, will provide enough money to pay each installment of principal of, any premium and interest on, and any additional amounts and any mandatory sinking fund payments in respect of, the debt securities of that series on the applicable due dates for those payments in accordance with the terms of those debt securities;

•	we request the trustee to discharge us from our obligations under the debt securities of that series; and

•	we comply with any additional conditions specifically applicable to the discharge and defeasance of the debt securities of that series.

If we comply with the above conditions, the holders of the debt securities will be entitled only to payment out of the money, United States government securities or other securities that are deposited with the trustee as described above, unless our obligations are revived and reinstated because the trustee is unable to apply that trust fund by reason of any legal proceeding, order or judgment.

Form, Exchange, Registration and Transfer

Debt securities are issuable in definitive form as registered debt securities. The applicable prospectus supplement will set forth the terms relating to the form, exchange, registration and transfer of debt securities issuable in temporary or permanent global forms.

Holders may exchange registered debt securities of any series for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

Holders may present registered debt securities for registration of transfer or exchange at the office of the registrar for the applicable debt securities or at the office of any transfer agent designated by us for that purpose and for that series of debt securities and referred to in an applicable prospectus supplement. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. We will not impose a service charge for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed. The registrar or transfer agent, as the case may be, will effect the transfer or exchange of any registered debt securities after being satisfied with the documents of title and identity of the person making the request. Except to the extent otherwise indicated in the applicable prospectus supplement, we will appoint the trustee as registrar. If the applicable prospectus supplement refers to any transfer agent (in addition to the registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any transfer agent acts, except that, if debt securities of a series are issuable solely as registered debt securities, we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

We will not be required to:

•

issue, register the transfer of or exchange registered debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of the debt securities of that series to be redeemed and ending on the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered debt security, or portion of any registered debt security, called for redemption, except the unredeemed portion of any registered debt security being redeemed in part.

Payment and Paying Agents

Unless otherwise indicated in an applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of registered debt securities will be payable in the designated currency or currency unit at the office of the paying agent or paying agents designated from time to time by us. At our option, payment of any interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the register for the applicable debt securities. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on registered debt securities will be made to the person in whose name that registered debt security is registered at the close of business on the record date for such interest.

Unless otherwise indicated in an applicable prospectus supplement, the corporate trust office of the trustee will be designated as our paying agent for payments with respect to debt securities issuable solely as registered debt securities. We may at any time designate additional paying agents or rescind our designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for that series.

If we pay any monies to a paying agent for the payment of principal of (and premium, if any) or interest on any debt security and those monies remain unclaimed at the end of three years after such principal, premium or interest is due and payable, then those monies will (subject to applicable escheat laws) be repaid to us. Afterward, the holder of that debt security or any coupon may look only to us for payment of those monies.

Book-Entry Debt Securities

We may issue any series of debt securities in the form of one or more global securities. We will deposit these global securities with a depositary or its nominee identified in the applicable prospectus supplement. We may issue global securities in either temporary or permanent form. The applicable prospectus supplement will describe the specific terms of the depositary arrangement for any portion of a series of debt securities to be represented by a global security.

Meetings

The indenture contains provisions for convening meetings of the holders of debt securities of a series. We may upon request, and the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of that series may upon notice, call a meeting at any time. Any resolution presented at a meeting or an adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, except for any consent that must be given by the holder of each outstanding debt security affected by that resolution, as described under “Modification and Waiver” above. However, if the holders of debt securities of a specified percentage, which is less than a majority in principal amount of the outstanding debt securities of a series, make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action, then the affirmative vote of the holders of debt securities of such specified percentage in the principal amount of the outstanding debt securities of that series may adopt a resolution at a meeting or any duly reconvened adjourned meeting at which a quorum is present, except for any consent that must be given by the holder of each outstanding debt security affected by that resolution, as described under “Modification and Waiver” above. Subject to the above-described exceptions, any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series.

The Trustee

The trustee for each series of debt securities will be identified in the applicable prospectus supplement. The indenture contains certain limitations on the right of the trustee, as our creditor, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The trustee may from time to time serve as a depositary of funds of, make loans to and perform other services for us.

DESCRIPTION OF EQUITY SECURITIES

General

Our certificate of incorporation, as amended, authorizes us to issue 100 million shares of Class A Common Stock, par value $.01 per share, 60 million shares of Class B Common Stock, par value $.01 per share, and 5 million shares of preferred stock, par value $0.01 per share. As of August 9, 1999, 13,794,529 shares of Class A Common Stock, 27,589,250 shares of Class B Common Stock and no shares of preferred stock were outstanding. In general, any series of preferred stock will be afforded preferences regarding dividends and liquidation rights over the common stock. The certificate of incorporation, as amended, empowers the Board of Directors of Pilgrim’s Pride, without approval of the stockholders, to cause preferred stock to be issued in one or more series, with the number of shares of each series and the rights, preferences and limitations of each series to be determined by it. The description set forth below is only a summary and is not complete. For more information regarding the preferred stock and common stock which may be offered by this prospectus, please refer to the applicable prospectus supplement, our certificate of incorporation, as amended, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and the certificate of designations establishing a series of preferred stock, which will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement at or prior to the time of the issuance of that series of preferred stock. In addition, a more detailed description of the common stock may be found in the documents referred to in the fourth and fifth bullet points in the third paragraph of “Where You Can Find More Information.”

Common Stock

All shares of our common stock are identical and entitle the holders of the common stock to the same rights and privileges except as otherwise expressly provided in our certificate of incorporation, as amended. All outstanding shares of our common stock are fully paid, validly issued and nonassessable.

Dividends

Subject to the rights of the holders of preferred stock, if any, the holders of common stock are entitled to receive dividends, when and if declared by the Board of Directors, out of funds legally available therefor, except that:

•	if dividends are declared that are payable in shares of common stock, such stock dividends will be payable at the same rate on each class of common stock and will be payable in shares of Class A Common Stock to holders of Class A Common Stock and in shares of either Class A Common Stock or Class B Common Stock, as may be specified by the Board of Directors, to holders of Class B Common Stock; and

•	if dividends are declared that are payable in shares of common stock of another company, then such shares may differ as to voting rights to the extent that voting rights differ among the Class A Common Stock and the Class B Common Stock.

With the exception of two quarters in fiscal 1993, the Board of Directors has declared cash dividends of $0.015 per share of common stock every fiscal quarter since our initial public offering in 1986. Payment of future dividends will depend upon our financial condition, results of operations and other factors deemed relevant by the Board of Directors, as well as any limitations imposed by lenders under our existing or future credit facilities. Our revolving credit facility currently limits dividends to a maximum of $3.4 million per year.

Voting Rights

The holders of shares of the Class A Common Stock and the Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to 1 vote and each share of Class B Common Stock entitled to 20 votes, except as otherwise provided by law.

Liquidation Rights

If we voluntary or involuntary liquidate or dissolve or wind up our affairs, then the holders of shares of common stock will be entitled to receive, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares (or any series) of the preferred stock, all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares of common stock held by them.

Preemptive Rights; Subscription Rights; Cumulative Voting

Holders of common stock do not have preemptive or subscription rights or cumulative voting rights.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Harris Trust and Savings Bank.

Preferred Stock

Terms

We will include in a supplement to this prospectus the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the distinctive title of such preferred stock;

•	the number of shares offered;

•	the initial offering price;

•	any liquidation preference per share;

•	any dividend rights and the specific terms relating to those dividend rights, including the applicable dividend rate, period and/or payment date;

•	the date from which dividends on such preferred stock will accumulate, if applicable;

•	whether the shares of preferred stock may be issued at a discount below their liquidation preference, and material United States federal income tax, accounting and other considerations applicable to that preferred stock;

•	whether and upon what terms we or a holder of preferred stock can elect to pay or receive dividends, if any, in cash or in additional shares of preferred stock, and material United States federal income tax, accounting and other considerations applicable to any additional shares of preferred stock paid as dividends;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund to be used to purchase or redeem the shares of any series;

•	whether and upon what terms the shares will be convertible into common stock or exchangeable for debt securities, including the conversion price or exchange rate, as applicable;

•	the relative priority of such shares to other series of preferred stock with respect to rights and preferences;

•	the limitations, if any, on the issue of any additional series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon our liquidation, or dissolution or the winding up of our affairs;

•	any voting rights, in addition to those set forth below;

•	whether or not the shares are or will be listed on any securities exchange or quoted on an automated quotation system;

•	a discussion of Federal income tax considerations applicable to the shares; and

•	any additional terms, preferences, rights, limitations or restrictions applicable to the shares.

The preferred stock will have no preemptive rights. All of the preferred stock, upon payment in full of such shares, will be fully-paid, validly issued and non-assessable.

Dividends

The holders of the preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at such rate and on such dates and on such terms as set forth in the prospectus supplement relating to that series. Different series of the preferred stock may be entitled to dividends at different rates or based upon different methods of determination. That rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on our stock books on the record dates fixed by the Board of Directors or a duly authorized committee of the Board of Directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement.

Ranking

The preferred stock will rank senior in right of payment to the common stock except as set forth in the applicable prospectus supplement.

Conversion

The applicable prospectus supplement will set forth the terms and conditions, if any, upon which any series of preferred stock will be convertible into common stock. These terms will include the conversion price, how we will calculate the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of the series of preferred stock or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if the series of preferred stock is redeemed.

Exchange

The applicable prospectus supplement may provide that we may, at our option, exchange, in whole or in part, any series of preferred stock for debt securities. The applicable prospectus supplement will describe the terms, notice and procedures for any such exchange.

Voting Rights

Unless otherwise provided in the applicable prospectus supplement, holders of record of each series of preferred stock will have no voting rights, except as required by law and as provided in the applicable certificate of designations.

Redemption Provisions

The applicable prospectus supplement will set forth the optional or mandatory redemption terms, if any, relating to a series of preferred stock.

Certain Covenants

The applicable prospectus supplement will describe any material covenants that will apply to any series of preferred stock.

Transfer Agent and Registrar

The applicable prospectus supplement will designate the transfer agent, registrar and dividend disbursement agent for the preferred stock. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect our directors or to vote on any other matter.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND STATUTES

Limitation of Directors’ Liability and Indemnification

The General Corporation Law of the State of Delaware provides that a corporation may limit the personal liability of each director to the corporation or its stockholders for monetary damages, except for liability arising because of any of the following:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions by the director not in good faith or that involve intentional misconduct or a knowing violation of law;

•	certain unlawful dividend payments or stock redemptions or repurchases; and

•	any transaction from which the director derives an improper personal benefit.

Our certificate of incorporation, as amended, provides for the elimination and limitation of the personal liability of our directors for monetary damages except for situations described in the bullet points listed above. The effect of this provision is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in the bullet points listed above. This provision does not limit or eliminate our rights or any stockholder’s right to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

Under Section 145 of the Delaware General Corporation Law, we generally have the power to indemnify our present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any suit (other than a suit by us or in our right) to which they were or are, or are threatened to be made, a party by reason of their serving in such positions for us, or is or was serving at our request in such positions for another corporation, partnership, joint venture, trust or other enterprise, so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by us or in our right, we may indemnify our present and former directors, officers, employees and agents against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to our best interests, except that we may not indemnify those persons with respect to any claim, issue or matter as to which they have been adjudged liable to us unless the Court of Chancery or the court in which such action or suit was brought approves such indemnification. Section 145 also expressly provides that the power to indemnify authorized by that statute is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Amended and Restated Corporate Bylaws provide that we will indemnify and hold harmless any present or former officer or director or any officer or director who is or was serving at the request of us as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, trust, employee benefit plan or other enterprise, from and against fines, judgments, penalties, amounts paid in settlement and reasonable expenses actually incurred by such person in connection with any suit to which they were or are made, or are threatened to be made, a party, or to which they are a witness without being named a party, if it is determined that he acted in good faith and reasonably believed:

•	in the case of conduct in his official capacity on behalf of us, that his conduct was in our best interests;

•	in all other cases, that his conduct was not opposed to our best interests; and

•	with respect to any criminal action, that he had no reasonable cause to believe his conduct was unlawful.

However, if a determination is made that a person is liable to us or is found liable on the basis that a personal benefit was improperly received by that person, the indemnification is limited to reasonable expenses actually incurred by that person in connection with the suit and will not be made in respect of any suit in which such person was found liable for willful or intentional misconduct in the performance of his duty to us.

According to our Amended and Restated Corporate Bylaws and Section 145 of the Delaware General Corporation Law, we have the power to purchase and maintain insurance for our present and former directors, officers, employees and agents.

The above discussion of our Amended and Restated Corporate Bylaws and of Section 145 of the Delaware General Corporation Law is only a summary and is not complete. For more information regarding our Amended and Restated Corporate Bylaws, please refer to our Amended and Restated Corporate Bylaws, which are incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Section 203 of the Delaware Code

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	before such date the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in that person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; or

•	on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock, excluding the stock owned by the interested stockholder.

A “business combination” includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the “interested stockholders.” An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock. Although Section 203 of the Delaware General Corporation Law permits us to elect not to be governed by its provisions, to date we have not made this election. As a result of the application of that statute, potential acquirors of Pilgrim’s Pride may be discouraged from attempting to effect an acquisition transaction with us, which could possibly deprive holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices in such transactions.

PLAN OF DISTRIBUTION

We may sell the securities in any of the following ways:

•	directly to investors or to other purchasers;

•	through agents;

•	through dealers; or

•	through one or more underwriters or a syndicate of underwriters in an underwritten offering.

The applicable prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities being offered and any applicable commissions or discounts.

Offers and sales of the securities may be at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sales of common stock may be made from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods of sale.

In connection with distributions of common stock or otherwise, we may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell common stock registered hereunder in the course of hedging through short sales of the positions they assume with us.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters or agents may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Any underwriters, dealers or agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase the securities as a principal, and may then resell such securities at varying prices to be determined by the dealer.

We may enter into agreements with underwriters, dealers or agents under which we agree to indemnify against, or contribute payments made in respect of, certain civil liabilities incurred by such persons, including liabilities under the Securities Act of 1933, and reimburse certain expenses. Underwriters, dealers and agents and their associates may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

If indicated in the applicable prospectus supplement, we will authorize underwriters and agents or dealers to solicit offers by certain purchasers to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to contracts providing for payment and delivery on a future date. The obligations of any purchaser under any such contract will be subject to only those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of such offers.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We will list any common stock sold under a prospectus supplement on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance that there will be an active trading market for any of the securities.

LEGAL MATTERS

The validity of the securities will be passed upon for us by Baker & McKenzie, Dallas, Texas.

EXPERTS

The consolidated financial statements of Pilgrim’s Pride Corporation at September 26, 1998 and September 27, 1997, and for each of the three years in the period ended September 26, 1998, incorporated by reference in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon also incorporated by reference herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.